Exhibit 10.2

CREDIT AGREEMENT

Dated as of July 11, 2016,

among

VALVOLINE FINCO ONE LLC,

as the Initial Borrower,

THE BANK OF NOVA SCOTIA,

as Administrative Agent, Swing Line Lender

and an L/C Issuer,

CITIBANK, N.A.,

as Syndication Agent,

and

The Other Lenders and L/C Issuers Party Hereto

CITIGROUP GLOBAL MARKETS INC.,

THE BANK OF NOVA SCOTIA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Book Managers,

and

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

PNC CAPITAL MARKETS LLC, and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Arrangers and Co-Managers

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		Page

6.12	Compliance with Environmental Laws	107
6.13	Preparation of Environmental Reports	107
6.14	Designation as Senior Debt	108
6.15	Designation of Unrestricted Subsidiaries	108
6.16	Compliance with Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions	108
6.17	Covenant to Guarantee Obligations and Give Security	109
6.18	Further Assurances	111

	ARTICLE VII
NEGATIVE COVENANTS		112

7.01	Liens	112
7.02	Indebtedness	115
7.03	Investments	117
7.04	Fundamental Changes	119
7.05	Dispositions	119
7.06	Restricted Payments	121
7.07	Change in Nature of Business	122
7.08	Transactions with Affiliates	122
7.09	Burdensome Agreement	122
7.10	Use of Proceeds	123
7.11	Financial Covenants	123
7.12	Amendments of Organization Documents	123
7.13	Accounting Changes	123
7.14	Separation and Spin-Off Covenant	123

	ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES		123

8.01	Events of Default	123
8.02	Remedies upon Event of Default	126
8.03	Application of Funds	126

	ARTICLE IX
ADMINISTRATIVE AGENT		127

9.01	Appointment and Authority	127
9.02	Rights as a Lender	128
9.03	Exculpatory Provisions	128
9.04	Reliance by Administrative Agent	129
9.05	Delegation of Duties	129
9.06	Resignation of Administrative Agent	129
9.07	Non-Reliance on Administrative Agent and Other Lenders	130
9.08	No Other Duties, Etc.	130
9.09	Administrative Agent May File Proofs of Claim	131
9.10	Collateral and Guaranty Matters	131
9.11	Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements	132
9.12	Withholding	132

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-iv-

SCHEDULES

1.01(a)	Tax Matters Agreement
1.01(b)	Unrestricted Subsidiaries
2.01	Commitments and Applicable Percentages
2.03(a)	Existing Letters of Credit
4.02(g)	Transition Services Agreements
4.02(h)	Liabilities
5.06	Litigation
5.09	Environmental Matters
5.11	Tax Sharing Agreements
5.12	ERISA Compliance
5.20	Labor Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.09	Burdensome Agreements
7.14(a)	Separation Affiliate Agreements
10.02	Administrative Agent’s Office, Account, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	Term A Note
B-2	Revolving Credit Note
B-3	Swing Line Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty
F	Security Agreement
G-1	Perfection Certificate
G-2	Perfection Certificate Supplement
H-1	Opinion Matters – Counsel to Loan Parties
H-2	Opinion Matters – In-house Counsel
H-3	Opinion Matters – Local Counsel to Loan Parties
I	Intercompany Note Subordination Agreement
J	Report of Letter of Credit Information
K	Non-Bank Certificate
L	Valvoline Joinder Agreement
M	Mortgage

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of July 11, 2016, among VALVOLINE FINCO ONE LLC, a Delaware limited liability company (the “Initial Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and each L/C Issuer (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below) from time to time party hereto, THE BANK OF NOVA SCOTIA, as Administrative Agent, Swing Line Lender and an L/C Issuer and CITIBANK, N.A., as Syndication Agent.

PRELIMINARY STATEMENTS:

1. Ashland Inc., a Kentucky corporation (“Ashland”), formed Valvoline US LLC, a Delaware limited liability company, which in turn formed the Initial Borrower. Ashland intends to reorganize the Valvoline Business such that Valvoline, itself a newly created entity, is the owner, directly or indirectly, of substantially all of the Valvoline Business. Following the consummation of such reorganization, the Initial Borrower will merge (the “Newco Merger”) with and into Valvoline with Valvoline being the surviving entity, at which time Valvoline will execute a joinder to this Agreement and become the Borrower hereunder. The transactions described in this paragraph 1 (together with the Senior Notes Issuer Merger) shall be collectively referred to as the “Valvoline Reorganization”.

2. Ashland, Valvoline and their respective subsidiaries will be reorganized (the “Ashland Reorganization”) under a new public company, Ashland Global Holdings Inc., a Delaware corporation (“Ashland Global”). In addition, certain other assets and liabilities will be transferred (the “Transfer”) among Ashland, Ashland Global, Valvoline and their respective subsidiaries.

3. Ashland intends to repay the term loan “A” loans and/or permanently reduce the revolving credit commitments, in an aggregate principal amount of up to $1,000,000,000 with at least $400,000,000 in the form of permanent revolving commitment reductions, in each case under Ashland’s Credit Agreement, dated as of June 23, 2015 (as amended, supplemented or otherwise modified from time to time, the “Existing Ashland Credit Agreement”), among Ashland, The Bank of Nova Scotia, as administrative agent, each lender party thereto and the other agents party thereto (the “Existing Ashland Debt Repayment” and, together with the Separation (including the payment of related fees and expenses), the “Transactions”).

4. The Initial Senior Notes Issuer will issue the Senior Notes and, substantially concurrently with the Newco Merger, will merge (the “Senior Notes Issuer Merger”) with and into Valvoline with Valvoline being the surviving entity and becoming the Senior Notes Issuer.

5. The Borrower has requested that, from time to time, (i) the Term A Lenders make term loans to the Borrower, (ii) the Revolving Credit Lenders make revolving credit loans to the Borrower, (iii) the Swing Line Lender issue swing line loans to the Borrower and (iv) each L/C Issuer issue letters of credit for the account of the Borrower and its Subsidiaries, in each case to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries (including investments and acquisitions permitted hereunder) and to pay transaction fees and expenses and to finance the Transactions and, in furtherance of the foregoing, the Lenders and Swing Line Lender have indicated their willingness to lend and each L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Commitments or Incremental Loans in accordance with Section 2.14 or (b) Refinancing Commitments or Refinancing Loans in accordance with Section 2.17; provided that each Additional Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, solely to the extent that any such consent would be required from the Administrative Agent under Section 10.06(b)(iii)(B) for an assignment of Loans to such Additional Lender, and in the case of Incremental Revolving Credit Commitments and Refinancing Revolving Credit Commitments with respect to the Revolving Credit Facility, the Swing Line Lender and each L/C Issuer, such approval not to be unreasonably withheld or delayed, solely to the extent such consent would be required from the Swing Line Lender or such L/C Issuer under Section 10.06(b)(iii)(C) for any assignment of Loans or Commitments to such Additional Lender.

“Administrative Agent” means Scotiabank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Fee Letter” means the fee letter agreement, dated as of or about the date hereof, among the Initial Borrower and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means, at any time, the Commitments of all the Lenders at such time.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar or Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that upfront fees and original issue discount shall be equated to interest rate based upon an assumed four year average life to maturity on a straight-line basis (e.g., 100 basis points of original issue discount equal 25 basis points of interest rate for a four year average life to maturity); provided further that All-In Yield shall exclude any structuring, ticking, unused line, commitment, amendment, underwriting and arrangers fees and other similar fees not paid generally to all lenders in the primary syndication of such Indebtedness.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning assigned to such term in Section 5.24.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.23.

“Applicable Fee Rate” means the “Applicable Fee Rate” as determined pursuant to the definition of the term “Applicable Rate.”

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, (i) prior to the Funding Date, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by the principal amount of such Term A Lender’s Term A Commitments at such time and (ii) on and after the Funding Date, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by the principal amount of such Term A Lender’s Term A Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the Commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Applicable Rate” means (i) for each day from the Funding Date until a Compliance Certificate is first delivered hereunder pursuant to Section 6.02, 1.375% per annum for Base Rate Loans, 2.375% per annum for Eurodollar Rate Loans and Letter of Credit Fees and 0.375% per annum for the Applicable Fee Rate and (ii) for each day thereafter, the applicable percentage per annum set forth in the table below, with the applicable Tier for such day being the higher Tier determined by reference to (x) the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) and (y) the higher of the corporate credit rating of the Borrower from S&P or Moody’s, in each case then in effect; provided that if the then applicable corporate credit rating from S&P is at least two Tiers higher than the then applicable corporate credit rating from Moody’s, or vice versa, then the applicable corporate credit rating for purposes of determining the Applicable Rate shall be one Tier higher than the lower of the two corporate credit ratings; provided, further, that if the Tier determined pursuant to clause (x) above is at least two Tiers higher than the Tier determined pursuant to clause (y) above, or vice versa, then the applicable Tier for purposes of determining the Applicable Rate shall be one Tier higher than the lower of the two Tiers:

Tier	Corporate Credit Rating of the Borrower		Consolidated First Lien Net Leverage Ratio	Applicable Rate (Eurodollar Rate and Letter of Credit Fees)	Applicable Rate (Base Rate)	Applicable Fee Rate
	S&P	Moody’s
I	≥ BBB-	≥ Baa3	≤ 0.50x	1.500%	0.500%	0.200%
II	BB+	Ba1	> 0.50x but ≤ 1.00x	1.750%	0.750%	0.250%
III	BB	Ba2	> 1.00x but ≤ 1.50x	2.125%	1.125%	0.300%
IV	BB-	Ba3	> 1.50x but ≤ 2.50x	2.375%	1.375%	0.375%
V	≤ B+	≤ B1	> 2.50x	2.500%	1.500%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio or corporate credit rating shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) or a change in the corporate credit rating of the Borrower, as applicable; provided, however, that if a Compliance Certificate is not delivered within three Business Days after the date when due in accordance with such Section, then Tier V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, (a) Citigroup Global Markets Inc., The Bank of Nova Scotia, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and Morgan Stanley Senior Funding, Inc., each in its capacities as joint lead arranger and joint book manager, and (b) Deutsche Bank Securities Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and U.S. Bank National Association, each in its capacities as co-arranger and co-manager.

“Ashland” has the meaning specified in the Preliminary Statements.

“Ashland Business” means Ashland’s specialty ingredients and performance materials business.

“Ashland Chemco” means Ashland Chemco Inc., a Delaware corporation.

“Ashland Chemco Internal Spin-off” refers to the transaction or series of transactions pursuant to which Valvoline will distribute the shares of Ashland Chemco, a newly formed entity that will ultimately be the direct parent of Ashland, to Ashland Global, such that Ashland Global holds the Valvoline Business exclusively through Valvoline and Ashland Global holds Ashland and the Ashland Business exclusively through Ashland Chemco.

“Ashland Global” has the meaning specified in the Preliminary Statements.

“Ashland Reorganization” has the meaning specified in the Preliminary Statements.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, but without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited combined balance sheet and the related combined statements of operations and comprehensive income, invested equity and cash flows, including the notes thereto, of the Valvoline Business, each for the fiscal years of the Valvoline Business ended September 30, 2013, September 30, 2014 and September 30, 2015.

“Available Amount” means, on any date (the “Available Amount Reference Time”), an amount equal to (a) the sum of (i) (A) 50% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is positive (commencing with the fiscal quarter in which the Funding Date occurs) that have ended on or prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) (treated as one continuous accounting period), less (B) 100% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is negative (commencing with the fiscal quarter in which the Funding Date occurs) that have ended on or prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) (treated as one continuous accounting period), (ii) the net cash proceeds from the issuance of common stock of the Borrower after the Funding Date, other than any such issuance to a Subsidiary, to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees and other than any such issuance in an initial public offering pursuant to a registration statement filed with the SEC in accordance with the Securities Act, plus (iii) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of returns (in each case, to the extent made in cash or Cash Equivalents) received by the Borrower or any Subsidiary from any Investment to the extent such Investment was made using the Available Amount during the period from and including the Business Day immediately following the Funding Date through and including the Available Amount Reference Time minus (b) without duplication, the sum of the portion of the Available Amount previously utilized pursuant to Section 7.03(j) and/or 7.06(g).

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount”.

“Available Incremental Amount” has the meaning specified in Section 2.14(e).

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Funding Date to the earliest of (i) the Business Day prior to the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any date of determination and subject to Section 3.03, a rate per annum equal to the highest of (a) the Federal Funds Rate on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Scotiabank as its “prime rate” and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum (provided that if such rate is less than zero then such percentage per annum shall be deemed to be 0% per annum). The “prime rate” is a rate set by Scotiabank based upon various factors including Scotiabank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Scotiabank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest based on the Base Rate.

“Borrower” means (i) initially, the Initial Borrower and (ii) following the consummation of the Newco Merger, Valvoline.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term A Borrowing, as the context may require.

“Building” has the meaning set forth in Section 4.02(b)(vi)(F).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, one or more of the L/C Issuers and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of the L/C Obligations, cash or deposit account balances or, if the applicable L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any State thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any State thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any State of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

(f) in the case of any Foreign Subsidiary, investments which are similar to the items specified in subsections (a) through (e) of this definition made in the ordinary course of business.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, in its capacity as a party to a Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than Ashland Global or any of its wholly-owned Subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) (i) prior to the consummation of the Valvoline Spin-off, during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Ashland Global cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i)(x) and (i)(y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (ii) following the consummation of the Valvoline Spin-off, during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (ii)(x) and (ii)(y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) a “change of control” or any comparable term under, and as defined in, any Indebtedness exceeding the Threshold Amount shall have occurred.

“Class” means, (i) with respect to any Loan, whether such Loan is a Revolving Credit Loan, a Term A Loan, an Incremental Revolving Loan, an Incremental Term Loan, a Refinancing Revolving Loan, a Refinancing Term Loan or an Extended Maturity Loan and (ii) with respect to any Commitment, whether such Commitment is a Revolving Credit Commitment, a Term A Commitment, an Incremental Revolving Credit Commitment, an Incremental Term Commitment, a Refinancing Revolving Credit Commitment, a Refinancing Term Commitment or an Extended Maturity Commitment. Extended Maturity Loans that have different terms and conditions (together with the Extended Maturity Commitments in respect thereof) shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral,” “Mortgaged Properties” and “Trust Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the other mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to the other Collateral Documents, Section 6.17 or 6.18, to grant a valid, perfected security interest in any property as collateral for the Obligations, and each of the other agreements, instruments or documents that creates or purports to create a security interest or Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment or a Revolving Credit Commitment, as the context may require, and, in the event of the creation of an Incremental Term Loan Commitment or Incremental Revolving Credit Commitment pursuant to Section 2.14, an Extended Maturity Commitment pursuant to Section 2.16 or a Refinancing Revolving Credit Commitment or Refinancing Term Commitment pursuant to Section 2.17, shall also include the commitments to such Incremental Term Loan Commitment, such Incremental Revolving Credit Commitment, such Extended Maturity Commitment, such Refinancing Revolving Credit Commitment or such Refinancing Term Commitment, as the case may be.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a Term A Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any Measurement Period, an amount equal to Consolidated Net Income for such Measurement Period plus (a) proceeds of business interruption insurance received during such period, but only to the extent not included in Consolidated Net Income plus (b) the following to the extent deducted in calculating such Consolidated Net Income, but without duplication and in each case for such Measurement Period: (i) Consolidated Interest Charges, (ii) the provision for Federal, State, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) asset impairment charges, (v) expenses reimbursed by third parties (including through insurance and indemnity payments), (vi) fees and expenses incurred in connection with any Permitted Receivables Facility, any proposed or actual issuance of any Indebtedness or Equity Interests (including upfront fees and original issue discount), or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, in each case that are expensed, (vii) non-cash restructuring and integration charges and cash restructuring and integration charges; provided that the aggregate amount of all cash restructuring and integration charges shall not exceed 15% of Consolidated EBITDA in any Measurement Period, calculated immediately before giving effect to the addback in this clause (vii), (viii) non-cash stock expense and non-cash equity compensation expense, (ix) other expenses or losses, including purchase accounting entries such as the inventory adjustment to fair value, reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (x) expenses or losses in respect of discontinued operations of the Borrower or any of its Subsidiaries, (xi) any unrealized losses attributable to the application of “mark to market” accounting in respect of Swap Contracts and (xii) with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any loss thereon, and minus (c) the following to the extent included in calculating such Consolidated Net Income, but without duplication and in each case for such Measurement Period: (i) Federal, State, local and foreign income tax credits, (ii) all non-cash gains or other items increasing Consolidated Net Income, (iii) gains in respect of discontinued operations of the Borrower or any of its Subsidiaries, (iv) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Contracts and (v) with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any gain thereon. For purposes of calculating Consolidated EBITDA hereunder, Consolidated Net Income shall be calculated on a Pro Forma Basis. For all purposes hereunder, Consolidated EBITDA shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness that is secured on a first priority basis as of such date minus the amount of the Borrower’s and its Subsidiaries’ unrestricted cash and Cash Equivalents as of such date that are or would be included on a balance sheet of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Indebtedness” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of, without duplication (a) the outstanding principal amount of all obligations (as calculated under GAAP), whether current or long-term, for borrowed money (including Obligations in respect of the Loans hereunder), reimbursement obligations for amounts drawn under letters of credit and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct (but, for the avoidance of doubt, not contingent) obligations arising under bankers’ acceptances and bank guaranties (c) all Attributable Indebtedness, and (d) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above of Persons other than the Borrower or any Subsidiary. For purposes hereof, the Consolidated Indebtedness of the Borrower and the Subsidiaries shall include any of the items in clauses (a) through (d) above of any other entity (including any partnership in which the Borrower or any consolidated Subsidiary is a general partner) to the extent the Borrower or such consolidated Subsidiary is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of that item expressly provide that such Person is not liable therefor. For all purposes hereunder, Consolidated Indebtedness shall (i) be calculated on a Pro Forma Basis unless otherwise specified and (ii) include all outstandings of the Borrower and its Subsidiaries under any Permitted Receivables Facility (but excluding the intercompany obligations owed by a Special Purpose Finance Subsidiary to the Borrower or any other Subsidiary in connection therewith). Notwithstanding the foregoing, the principal amount outstanding at any time of any Indebtedness included in Consolidated Indebtedness issued with original issue discount shall be the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof.

“Consolidated Interest Charges” means, for any Measurement Period, the excess of (a) the sum, without duplication, of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and, solely for purposes of compliance with the Consolidated Interest Coverage Ratio test set forth in Section 7.02(m), in connection with Guaranteed Indebtedness (as reasonably determined by the Borrower), (ii) cash payments made in respect of obligations referred to in clause (b)(ii) below, (iii) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period and (iv) all interest, premium payments, debt discount, fees, charges and related expenses in connection with the Permitted Receivables Facility, minus (b) to the extent included in such consolidated interest expense for such Measurement Period, the sum, without duplication, of (i) extinguishment charges relating to the early extinguishment of Indebtedness or obligations under Swap Contracts, (ii) noncash amounts attributable to the amortization of debt discounts or accrued interest payable in kind, (iii) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (iv) interest income treated as such in accordance with GAAP and (v) fees and expenses, original issue discount and upfront fees, in each case of or by the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period. For all purposes hereunder, Consolidated Interest Charges shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis to (b) Consolidated Interest Charges, in each case for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 6.01.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period (unless such restrictions on dividends or similar distributions have been legally and effectively waived), except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (b) any after-tax income (or after-tax loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in such income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (a) of this proviso), (c) any after-tax gain or after-tax loss realized as a result of the cumulative effect of a change in accounting principles or the implementation of new accounting standards related to revenue and lease accounting, (d) any after-tax gain or after-tax loss attributable to any foreign currency hedging arrangements or currency fluctuations, (e) after-tax extinguishment charges relating to the early extinguishment of Indebtedness and obligations under Swap Contracts and after-tax extinguishment charges relating to upfront fees and original issue discount on Indebtedness,

(f) any pension or other post-retirement after-tax gain or after-tax expense for such Measurement Period; provided, further, that Consolidated Net Income shall be reduced by the amount of any cash payments made during such Measurement Period relating to pension and other post-retirement costs (except for any payments made in respect of the funding of pension plans in excess of the amount of required regulatory contributions for such Measurement Period (as reasonably determined by the Borrower)) and (g) fees, expenses and non-recurring charges related to the Transactions and the Valvoline Spin-off; provided that, Consolidated Net Income shall exclude the impact of the Separation and the Valvoline Spin-off.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date minus the amount of the Borrower’s and its Subsidiaries’ unrestricted cash and Cash Equivalents as of such date that are or would be included on a balance sheet of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 6.01.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corrective Extension Amendment” has the meaning specified in Section 2.16(d).

“Credit Extension” means each of the following: (a) a Borrowing or (b) an L/C Credit Extension.

“Debt Rating” means the Borrower’s corporate credit rating without third party credit enhancement; provided that the Debt Rating in effect on any date is that in effect at the close of business on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Loans or Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under the Revolving Credit Facility plus (iii) 2% per annum; (b) when used with respect to a Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum; and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Term A Loans, Revolving Credit Loans or participations in L/C Obligations or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a Solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the Law of the country where such Person is subject to home jurisdiction supervision if applicable Law requires that such appointment not be publicly disclosed, in any such case, where such ownership or action does not (A) result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or (B) permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 7.05 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such Disposition).

“Determination Date” has the meaning specified in the definition of “Pro Forma Basis”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) pursuant to a sinking fund or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) in whole or in part, (iii) provides for scheduled payments of dividends to be made in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is 91 days after the latest maturity date of the Loans and Commitments then outstanding, except, in the cases of clauses (i) and (ii), if as a result of a change of control or asset sale, but only if any rights of the holders thereof upon the occurrence of such change of control or asset sale are subject to the prior payment in full of all Obligations (other than contingent indemnification obligations), the cancellation or expiration of all Letters of Credit and the termination of the Aggregate Commitments.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 4.01 have been satisfied in full or waived in accordance with the terms hereof.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engagement Letter” means that engagement letter, dated as of June 1, 2016, between Ashland and Citigroup Global Markets Inc.

“Environment” means ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Audit” has the meaning specified in Section 6.13(c).

“Environmental Claim” has the meaning specified in Section 5.09(iv).

“Environmental Laws” means the common law and any and all Federal, State, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials) or the generation, handling, use, storage, treatment, transport, Release or threat of Release of any Hazardous Materials, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Equity Interests shall not include any securities to the extent constituting “Indebtedness” for purposes of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary solely within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan, the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability (as defined in Part 1 of Subtitle E of Title IV of ERISA) or notification that a Multiemployer Plan is, or is expected to be, insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code; (f) the failure to make by its due date a required contribution under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any Subsidiary; or (h) the imposition by the PBGC of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any Subsidiary or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means,

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the ICE LIBOR Rate (“ICE LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Scotiabank and with a term equivalent to such Interest Period would be offered by Scotiabank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time, determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Scotiabank’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;

provided that if the Eurodollar Rate provided for in clauses (a) or (b) is less than zero, then the Eurodollar Rate shall be deemed to be 0%.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Foreign Subsidiary Holding Company, (c) any direct or indirect Subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holding Company, (d) any partnership for Tax purposes in which a Foreign Subsidiary or a Foreign Subsidiary Holding Company is a partner, (e) any Immaterial Subsidiary, (f) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, (g) any Regulated Subsidiary, (h) any Special Purpose Finance Subsidiary and (i) any other Subsidiary to the extent that a Guarantee of the Obligations by such Subsidiary would be prohibited by applicable Law or contract or would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantee (unless such consent, approval, license or authorization has been received and, in any event, only for so long as such restriction exists, and with respect to any such contractual restriction, only to the extent existing on the Effective Date or on the date the applicable Person becomes a Subsidiary and not entered into in contemplation thereof.

“Excluded Swap Guarantor” means any Guarantor all or a portion of whose Guarantee of, or grant of a security interest to secure, any Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or such Swap Obligation becomes secured by such security interest. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), and franchise, capital, gross receipts or net worth Taxes imposed on it in lieu of net income Taxes (other than any such gross receipts Taxes that are withholding Taxes), in each case as a result of such recipient being organized under the laws of, or having its applicable Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or as a result of any other present or former connection between such recipient and the jurisdiction imposing such Taxes (other than any such connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, entered into any other transaction pursuant to or enforced any Loan Documents), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, in each case imposed by a jurisdiction described in clause (a), (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to such Lender or L/C Issuer, (d) in the case of a Lender or L/C Issuer (other than with respect to any interest in any Loan or Commitment acquired pursuant to an assignment request by the Borrower under Section 10.13), any U.S. Federal withholding Tax that is required to be imposed on amounts payable to or for the account of such Lender or L/C Issuer pursuant to the Laws in force at the time such Lender or L/C Issuer becomes a party hereto (or designates a new Lending Office) or, with respect to any additional interest in any Commitment, or any Loan not funded pursuant to a Commitment by such Lender or L/C Issuer, acquired after such Lender or L/C Issuer becomes a party hereto, at the time such additional interest was acquired by such Lender or L/C Issuer, except to the extent that such Lender or L/C Issuer (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office or the acquisition of such interest (or additional interest) by assignment, as applicable, to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 3.01(a)(2), (e) any Tax that is attributable to such Lender’s or L/C Issuer’s failure to comply with Section 3.01(e) and (f) any U.S. Federal withholding Tax imposed pursuant to FATCA.

“Existing Ashland Credit Agreement” has the meaning specified in the Preliminary Statements.

“Existing Ashland Debt Repayment” has the meaning specified in the Preliminary Statements.

“Existing Class” has the meaning specified in Section 2.16(a).

“Existing Letters of Credit” means the letters of credit listed on Schedule 2.03(a).

“Extended Maturity Commitments” has the meaning specified in Section 2.16(a).

“Extended Maturity Loans” has the meaning specified in Section 2.16(a).

“Extending Lender” has the meaning specified in Section 2.16(b).

“Extension Amendment” has the meaning specified in Section 2.16(c).

“Extension Election” has the meaning specified in Section 2.16(b).

“Extension Maximum Amount” has the meaning specified in Section 2.16(b).

“Extension Request” has the meaning specified in Section 2.16(a).

“Facility” means the respective facility and commitments used in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are four Facilities, i.e., the Term A Facility, the Revolving Credit Facility, the Swing Line Sublimit and the Letter of Credit Sublimit.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current and future regulations or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above) and, for the avoidance of doubt, any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance adopted by a Governmental Authority implementing such intergovernmental agreements).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Scotiabank on such day on such transactions as determined by the Administrative Agent.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor status thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Flood Hazard Notice” has the meaning set forth in Section 4.02(b)(vi)(F).

“Flood Hazard Property” has the meaning set forth in Section 4.02(b)(vi)(F).

“Flood Insurance Requirements” has the meaning set forth in Section 6.07(b).

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(v).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(v).

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Line of Credit Agreement” means any agreement to provide loans and letters of credit to a Foreign Subsidiary of the Borrower that is designated in the instrument governing such line of credit or in a separate letter of designation delivered to the Administrative Agent as a foreign line of credit under this Agreement and notified to the Administrative Agent as such.

“Foreign Line of Credit Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Foreign Line of Credit Agreement permitted under Article VI or VII.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means a Subsidiary organized under the Laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Foreign Subsidiary Holding Company” means any Subsidiary substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries and/or Subsidiaries described in this definition.

“Franchisee Loan Facility Guaranty” means any guaranty of a loan facility agreement or arrangement to provide financing to franchisees in the Valvoline Business.

“Franchisee Loan Facility Guaranty Beneficiary” means any Person that, at the time it gets the benefit of a Franchisee Loan Facility Guaranty, is the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, in its capacity as a beneficiary of a Franchisee Loan Facility Guaranty.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the date, on or after the Effective Date, on which the conditions precedent set forth in Section 4.02 have been satisfied in full or waived in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, county, province or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any requirement of Law or any Governmental Authority requiring notification to the buyer, lessee, mortgagee, assignee or other transferee of any real property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any real property, facility, establishment or business, of the actual or threatened presence or release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1(a) of the Perfection Certificate and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.17 (in each case, excluding any Excluded Subsidiary).

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.17.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all other substances, wastes, pollutants, chemicals, compounds, materials, or contaminants of any nature and in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls and radon gas regulated pursuant to, or which can give rise to liability under, any Environmental Law.

“Hedge Bank” means any Person that, at the time such Swap Contract was entered into, was the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, in its capacity as a party to such Swap Contract.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that, together with its Subsidiaries on a consolidated basis, during (or, in the case of assets, as of the last day of) the twelve months preceding such date of determination accounts for (or to which may be attributed) 5.0% or less of the net income or assets (determined on a consolidated basis) of the Borrower and its Subsidiaries during (or, in the case of assets, as of the last day of) such twelve month period; provided that, as of any date of determination, the aggregate consolidated net income or assets for all Immaterial Subsidiaries during (or, in the case of assets, as of the last day) of the twelve months preceding such date of determination shall not exceed 7.5% of the total net income or assets of the Borrower and its Subsidiaries during (or, in the case of assets, as of the last day of) such twelve month period, and if the aggregate consolidated net income or assets for all Immaterial Subsidiaries during (or, in the case of assets, as of the last day) of such period so exceeds such threshold, then one or more of the Immaterial Subsidiaries (as determined by the Borrower) shall for all purposes of this Agreement be deemed to be Material Subsidiaries until such excess shall have been eliminated.

“Incremental Amendment” has the meaning specified in Section 2.14(d).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrower in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)) or junior lien or unsecured loans that, in each case, if secured, will be secured by Liens on the Collateral on an equal priority (in the case of notes) or junior priority basis (in the case of notes or loans) with the Liens on Collateral securing the Obligations, and that are issued or made in lieu of Incremental Commitments; provided that (i) the aggregate principal amount of all Incremental Equivalent Debt shall not, together with the aggregate principal amount of Incremental Term Loans and Incremental Revolving Credit Commitments, exceed the Available Incremental Amount, (ii) such Incremental Equivalent Debt shall not be Guaranteed by any Person other than a Loan Party, (iii) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Subsidiary other than any asset constituting Collateral, (iv) if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower and (v) such Incremental Equivalent Debt shall not mature earlier than the Maturity Date with respect to the then existing Term Loan A Facility and shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the then existing Term A Loans on the date of incurrence of such Incremental Equivalent Debt; provided, further, that Incremental Equivalent Debt may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term indebtedness meeting the requirements of clauses (i) through (v) of this definition (so long as such credit facility includes customary “rollover provisions”) on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, in which case, clause (v) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).

“Incremental Lenders” has the meaning specified in Section 2.14(c).

“Incremental Loan” has the meaning specified in Section 2.14(b).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Facility” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning specified in Section 2.14(c).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(b).

“Incremental Term Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Lender” has the meaning specified in Section 2.14(c).

“Incremental Term Loan Facility” has the meaning specified in Section 2.14(a).

“Incremental Term Loan” has the meaning specified in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, except to the extent that such instruments support Indebtedness of the type referred to in subclause (i) of the parenthetical in clause (d) of this defined term;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out or similar obligation that is a contingent obligation or that is not reasonably determinable as of the applicable date of determination and (iii) any earn-out or similar obligation that is not a contingent obligation and that is reasonably determinable as of the applicable date of determination to the extent that (A) such Person is indemnified for the payment thereof by a Solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) (i) all Attributable Indebtedness of such Person and (ii) all obligations of such Person under any Permitted Receivables Facility (but excluding intercompany obligations owed by a Special Purpose Finance Subsidiary to the Borrower or any other Subsidiary in connection therewith);

(g) all Disqualified Equity Interests in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, the principal amount outstanding at any time of any Indebtedness issued with original issue discount shall be the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Borrower” has the meaning specified in the introductory paragraph hereto.

“Initial Senior Notes Issuer” means Valvoline Finco Two LLC, a Delaware limited liability company.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.07 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies and all requirements of the issuer of any of the Insurance Policies.

“Intercompany Note Subordination Agreement” means a subordination agreement substantially in the form of Exhibit I or any other form approved by the Administrative Agent and the Borrower.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date that is (x) one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or twelve months thereafter, upon (in the case of twelve months) approval of all Lenders under the applicable Facility, or (y) such other period thereafter that is less than twelve months, as requested by the Borrower and approved by all of the Lenders under the applicable Facility; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

Notwithstanding the foregoing, the initial Interest Period or Interest Periods for the Credit Extensions to be made on the Funding Date may, at the election of the Borrower, end on the last day of a calendar month, as indicated in the applicable Committed Loan Notice.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, collectively, the Letter of Credit Application relating to such Letter of Credit and all other documents, agreements and instruments entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Laws” means, collectively, all international, foreign, Federal, State and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of (i) Scotiabank and (ii) each other Lender (or an Affiliate thereof) designated by the Borrower from time to time (with the consent of such Lender or Affiliate) and reasonably acceptable to the Administrative Agent, in such Lender’s or Affiliate’s capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that any L/C Issuer may agree to be an L/C Issuer with respect to up to a face amount of Letters of Credit less than the Letter of Credit Sublimit pursuant to a separate agreement between such L/C Issuer and the Borrower.

“L/C Obligations” means, at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCA Election” has the meaning specified in Section 1.08.

“LCA Test Date” has the meaning specified in Section 1.08.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereto (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) and, as the context requires, includes the Swing Line Lender. For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered an Incremental Amendment or a Refinancing Amendment, as the case may be, and to the extent such Incremental Amendment or Refinancing Amendment shall have become effective in accordance with the terms hereof and thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” has the meaning specified in Section 1.08.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement and any amendment, waiver or consent under this Agreement in accordance with Section 10.01, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Administrative Fee Letter, (f) the Engagement Letter, (g) each Issuer Document, (h) any Incremental Amendment and (i) any Refinancing Amendment.

“Loan Increase” means a Term Loan A Increase or Revolving Commitment Increase.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Credit Lenders, Lenders holding more than 50% of the sum of the Total Outstandings with respect to the Revolving Credit Facility (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender and not by the Letter of Credit Issuer or the Swing Line Lender for purposes of this definition) and the aggregate unused Revolving Credit Commitments at such time and (b) in the case of the Term A Lenders, Lenders holding more than 50% of the Total Outstandings with respect to the Term A Facility at such time; provided that, in each case, the unused Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority in Interest.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of, prior to the consummation of the Newco Merger, the Valvoline Business, and, after the consummation of the Newco Merger, the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the date that is five years after the Funding Date and (b) with respect to the Term A Facility, the date that is five years after the Funding Date; provided, however, that, in either case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day; provided further that, in the case of each of clause (a) and (b), if the Funding Date occurs more than 6 months after the Effective Date, then the Maturity Date shall be automatically shortened by the number of calendar days that elapse between (i) the date that is 6 months after the Effective Date and (ii) the Funding Date.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 4.02(b)(vi)(B).

“Mortgaged Property” means (a) each fee-owned real property that, together with any improvements thereon, individually has a fair market value of at least $10,000,000 (as reasonably determined by the Borrower) as of the Funding Date and (b) each fee-owned real property, if any, which shall be subject to a mortgage delivered after the Funding Date pursuant to Section 6.17 or Section 6.18.

“Mortgages” has the meaning specified in Section 4.02(b)(vi).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Casualty Event, the excess, if any, of (i) the sum of cash received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), it being agreed that any Cash Equivalents received in connection with such transaction shall, upon its conversion to cash, be deemed to be cash for purposes of this definition, over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents, secured Incremental Equivalent Debt and secured Refinancing Equivalent Debt), (B) out-of-pocket commissions, fees, transfer Taxes and other expenses (including attorneys’ fees) incurred by the Borrower or such Subsidiary in connection with such transaction, (C) Taxes paid or reasonably estimated to be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated Taxes pursuant to subclause (C) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds as and when such excess is reasonably determined by the Borrower with finality and (D) payments required to be made to holders of minority interests in any related Subsidiaries as a result of such transaction; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses (including attorneys’ fees), incurred by the Borrower or such Subsidiary in connection therewith.

“New Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“New Refinancing Term Commitments” has the meaning specified in Section 2.17(a).

“Newco Merger” has the meaning specified in the Preliminary Statements.

“Note” means a Term A Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Non-Bank Certificate” has the meaning specified in Section 3.01(e)(2)(ii)(IV).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement, Secured Foreign Line of Credit Agreement, Secured Franchisee Loan Facility Guaranty or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“OFAC” has the meaning specified in the definition of “Sanctions”.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed by a jurisdiction described in clause (a) of the definition of “Excluded Taxes” with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Term A Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Term A Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate or to which the Borrower, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit G-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit G-2 or any other form approved by the Administrative Agent.

“Permitted Encumbrance” has the meaning given to such term (or any substantially similar term) in the Mortgages.

“Permitted Junior Secured Refinancing Debt” has the meaning specified in Section 2.17(h)(i).

“Permitted Pari Passu Secured Refinancing Debt” has the meaning specified in Section 2.17(h)(i).

“Permitted Receivables Facility” means any one or more receivables financings of the Borrower or any Subsidiary thereof (including any Foreign Subsidiaries of the Borrower) in which the Borrower or such Subsidiary sells, conveys or otherwise contributes Permitted Securitization Transferred Assets to a Special Purpose Finance Subsidiary, which Special Purpose Finance Subsidiary then (i) sells (as determined in accordance with GAAP) any such Permitted Securitization Transferred Assets (or an interest therein) to one or more Receivables Financiers, (ii) borrows from such Receivables Financiers and secures such borrowings by a pledge of such Permitted Securitization Transferred Assets or (iii) otherwise finances its acquisition of such Permitted Securitization Transferred Assets and, in connection therewith, conveys an interest in such Permitted Securitization Transferred Assets (and possibly all of the Special Purpose Finance Subsidiary’s property and assets) to such Receivables Financiers; provided that (1) such receivables financing shall not involve any recourse to the Borrower or any of its other Subsidiaries (other than the Special Purpose Finance Subsidiary) for any reason other than (A) repurchases of non-eligible receivables and related assets, (B) customary indemnifications (which shall in no event include indemnification for credit losses on Permitted Securitization Transferred Assets sold to the Special Purpose Finance Subsidiary) and (C) a customary limited recourse guaranty by the Borrower of the obligations of any Subsidiary thereof becoming an originator under such Permitted Receivables Facility delivered in favor of the Special Purpose Finance Subsidiary, (2) the Administrative Agent shall be reasonably satisfied with the structure of and documentation for any such transaction and that the terms of such transaction, including the discount at which receivables are sold, the term of the commitment of the Receivables Financier thereunder and any termination events, shall be (in the good faith understanding of the Administrative Agent) consistent with those prevailing in the market for similar transactions involving a receivables originator/servicer of similar credit quality and a receivables pool of similar characteristics, and (3) the documentation for such transaction shall not be amended or modified in any material respect without the prior written approval of the Administrative Agent, subject, in the case of any such facility under which a Foreign Subsidiary is the seller, conveyor or contributor of Permitted Securitization Transferred Assets, to variances to the foregoing that are customary under the Laws and procedures of the foreign jurisdiction to which such facility is subject and that are acceptable to the Administrative Agent.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness or other obligation of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or other obligation so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, unless such excess is applied against and utilizes an available basket under Section 7.02, (b) if applicable, such modification, refinancing, refunding, renewal, replacement or extension (i) has a final maturity date equal to or later than the earlier of (x) 91 days after the Latest Maturity Date and (y) the final maturity date of the Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended and (ii) has a Weighted Average Life to Maturity (calculated solely for the period between the date of issuance of such Indebtedness or other obligation and the latest maturity date of the Loans and Commitments then outstanding) equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended (calculated solely for the period between the date of issuance of such Indebtedness or other obligation and the latest maturity date of the Loans and Commitments then outstanding), (c) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness or obligation being modified, refinanced, refunded, renewed, replaced or extended, (e) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness or other obligation, taken as a whole, are market terms on the date such Indebtedness is incurred (as determined in good faith by the Borrower) or are not materially less favorable to the Borrower or the Lenders than the terms and conditions of the Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or other obligation, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or other obligation or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (f) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the primary obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and there shall be no additional obligors on such modification, refinancing, refunding, renewal, replacement or extension than the obligors on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) such modification, refinancing, refunding, renewal, replacement or extension shall not be secured by any asset that does not secure the Indebtedness being modified, refinanced, renewed, replaced or extended.

“Permitted Securitization Transferred Assets” means, with respect to the Borrower or any Subsidiary (other than a Special Purpose Finance Subsidiary), the Borrower’s or such Subsidiary’s accounts receivable, notes receivable or residuals, together with certain assets relating thereto (including any deposit accounts receiving collection on such receivables) and the right to collections thereon.

“Permitted Unsecured Refinancing Debt” has the meaning specified in Section 2.17(h)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrower or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, with respect to any calculation or determination for the Borrower for any Measurement Period, that in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a) pro forma effect will be given to any Indebtedness incurred by the Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) (“Incurred”) after the beginning of the Measurement Period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of the Measurement Period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Contract applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c) Consolidated Interest Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date (only to the extent that the obligations giving rise to Consolidated Interest Charges will not be obligations of the Borrower or any Subsidiary following the Determination Date), except for Consolidated Interest Charges accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date (including, for the avoidance of doubt, Permitted Receivables Facilities), will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of the Measurement Period; and

(d) pro forma effect will be given to any investment, acquisition or disposition by the Borrower and its Subsidiaries of companies, divisions or lines of businesses that qualify as reportable segments or discontinued operations, as those two terms are defined by GAAP, or that exceed 15% of Consolidated EBITDA for the Measurement Period, including any investment or acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became or ceased to be a Subsidiary after the beginning of the Measurement Period, that have occurred since the beginning of the Measurement Period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Measurement Period (including expected cost savings (without duplication of actual cost savings) to the extent (i) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act of 1933 as interpreted by the Staff of the SEC, and as certified by a Responsible Officer or (ii) in the case of an acquisition, such cost savings are reasonably identifiable and factually supportable and have been realized or are reasonably expected to be realized within 365 days following such acquisition; provided that (A) the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings meet the requirements set forth in this clause (ii), together with reasonably detailed evidence in support thereof, and (B) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings). To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Public Lender” has the meaning specified in Section 6.02.

“Rating Agency” means each of Moody’s and S&P.

“Receivables Financier” means one or more Persons who are not Subsidiaries or Affiliates of the Borrower and who are regularly engaged in the business of receivables securitization, which may include one or more asset-backed commercial paper conduits or commercial banks.

“Re-Domestication Requirements” means, with respect to any transaction effecting a re-domestication of the Borrower’s jurisdiction of formation referred to in Section 7.04(e), the following:

(a) the Borrower shall have delivered to the Administrative Agent written notice of such re-domestication not less than thirty (30) days prior to the effective date thereof (or such shorter period to which the Administrative Agent may in its discretion agree), which notice shall contain an explicit description of such re-domestication, including an identification of the Person into which the Borrower would merge (the “Transaction Party”);

(b) the Borrower shall have delivered to the Administrative Agent such additional information relating to such transaction, the structure and procedures thereof and the Transaction Party as the Administrative Agent may reasonably request;

(c) the Transaction Party shall be newly formed specially for the purpose of such re-domestication and shall have no assets, liabilities or business other than solely incidental to the re-domestication, and shall be duly formed, validly existing and in good standing under the Laws of the United States, one of its States, the District of Columbia, or other jurisdiction approved by the Administrative Agent in its discretion and the Lenders;

(d) all of the shareholders, members or partners, as applicable, of the Borrower immediately prior to such merger or assignment shall be all of the shareholders, members or partners, as applicable, of the Transaction Party immediately after such merger or assignment (except for variances therefrom, if any, arising from fractional shares or other interests);

(e) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that by operation of law or contract, immediately after such merger or assignment, the Transaction Party shall accede to and assume all of the Indebtedness, liabilities and other Obligations of the Borrower under and pursuant to this Agreement and each of the other Loan Documents;

(f) the Borrower and the Transaction Party shall have executed and delivered to the Administrative Agent and the Lenders such confirmations, joinders, assumptions and other agreements as the Administrative Agent may reasonably require to confirm such Indebtedness, liabilities and Obligations of the Transaction Party and the perfection and priority of the Liens granted under the Collateral Documents; and

(g) the Administrative Agent and the Lenders shall have received such opinions of counsel, documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence, good standing and authorization of the Transaction Party, the validity and enforceability of such indebtedness, liabilities and other obligations against the Transaction Party, the incumbency of officers or other Persons executing Loan Documents on behalf of the Transaction Party, and such other matters relating to the Borrower, the Transaction Party, its Subsidiaries, the Loan Documents or the re-domestication transaction as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and “know your customer” information with respect to the Transaction Party reasonably requested by the Administrative Agent and the Lenders.

“Refinanced Debt” has the meaning specified in Section 2.17(a).

“Refinanced Loans” has the meaning specified in Section 2.17(h)(i).

“Refinancing Amendment” has the meaning specified in Section 2.17(f).

“Refinancing Commitments” has the meaning specified in Section 2.17(a).

“Refinancing Equivalent Debt” has the meaning specified in Section 2.17(h)(i).

“Refinancing Facility Closing Date” has the meaning specified in Section 2.17(d).

“Refinancing Lenders” has the meaning specified in Section 2.17(c).

“Refinancing Loan” has the meaning specified in Section 2.17(b).

“Refinancing Loan Request” has the meaning specified in Section 2.17(a).

“Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“Refinancing Revolving Credit Lender” has the meaning specified in Section 2.17(c).

“Refinancing Revolving Loan” has the meaning specified in Section 2.17(b).

“Refinancing Term Commitments” has the meaning specified in Section 2.17(a).

“Refinancing Term Lender” has the meaning specified in Section 2.17(c).

“Refinancing Term Loan” has the meaning specified in Section 2.17(b).

“Register” has the meaning specified in Section 10.06(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Subsidiary” means any Subsidiary of the Borrower that is (i) created primarily for the purposes of, and whose primary activities shall consist of, financing or insuring risks of the Borrower or the Borrower’s Subsidiaries or (ii) prohibited by applicable Law from entering into the Guaranty.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Material into or through the Environment, or into, from or through any building, facility or structure.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term A Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender and not by the Letter of Credit Issuer or the Swing Line Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president or manager of debt of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b) or pursuant to an Incremental Amendment.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The term “Revolving Credit Commitment” will be deemed to include Revolving Commitment Increases in the event of the creation of an Incremental Revolving Credit Commitment pursuant to Section 2.14. As of the Effective Date, the aggregate principal amount of the Revolving Credit Commitments is $450,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (which, at the time of this Agreement, include Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state where the Borrower maintains manufacturing facilities or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state where the Borrower maintains manufacturing facilities or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and any successor thereto.

“Scotiabank” means The Bank of Nova Scotia and its successors.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Foreign Line of Credit Agreement” means any Foreign Line of Credit Agreement by and between any of the Borrower’s Foreign Subsidiaries and any Foreign Line of Credit Bank; provided that the aggregate amount of Indebtedness under Secured Foreign Line of Credit Agreements shall not exceed $25,000,000.

“Secured Franchisee Loan Facility Guaranty” means any Franchisee Loan Facility Guaranty by the Borrower or any of its Subsidiaries in favor of any Franchisee Loan Facility Guaranty Beneficiary; provided that the aggregate amount of Indebtedness under Secured Franchisee Loan Facility Guaranties shall not exceed $16,000,000.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article VII by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks party to a Secured Hedge Agreement, the Cash Management Banks party to a Secured Cash Management Agreement, the Franchisee Loan Facility Guaranty Beneficiaries having the benefit of a Secured Franchisee Loan Facility Guaranty, the Foreign Line of Credit Banks party to a Secured Foreign Line of Credit Agreement, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit F among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Senior Notes” means $375,000,000 of senior unsecured notes issued by the Senior Notes Issuer; provided that the Senior Notes shall not be guaranteed by any Person that is not a Guarantor (except that, prior to the Funding Date, the Senior Notes may guaranteed by Ashland on a senior unsecured basis).

“Senior Notes Documents” means any indenture among the Senior Notes Issuer, any guarantors party thereto and a trustee with respect to the Senior Notes, the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes.

“Senior Notes Issuer” means initially, the Initial Senior Notes Issuer, and following the consummation of the Senior Notes Issuer Merger, Valvoline.

“Senior Notes Issuer Merger” has the meaning specified in the Preliminary Statements.

“Separation” means, collectively, the Valvoline Reorganization, the Ashland Reorganization, the Transfer, the Ashland Chemco Internal Spin-off and the initial public offering of the stock of Valvoline (the “Valvoline IPO”).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date, and after giving effect to any right of contribution, indemnification, reimbursement or similar right from or among the Loan Parties, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that then meets the criteria for recognition contained in Accounting Standard Codification 450 (formerly Statement of Financial Accounting Standards No. 5).

“Special Purpose Finance Subsidiary” means any Subsidiary created solely for the purposes of, and whose sole activities shall consist of, acquiring and financing Permitted Securitization Transferred Assets pursuant to a Permitted Receivables Facility, and any other activity incidental thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. The term “Subsidiary” shall not include Unrestricted Subsidiaries designated in compliance with Section 6.15 until re-designated as a Subsidiary in compliance therewith, except for purposes of Sections 5.09, 5.11, 5.12, 5.16, 5.24 and 5.25, including the definitions used in such Sections. Notwithstanding the foregoing, the term “Subsidiary”

when related to the Borrower shall not include Ashland, Ashland Chemco and their respective Subsidiaries (other than, for the avoidance of doubt, any Subsidiaries that hold assets related to Valvoline Business). For purposes of Articles V, VI, VII and VIII and all the definitions used in such Articles, all of the references to the Borrower and/or the Borrower and/or its Subsidiaries, shall be references to, prior to the consummation of the Newco Merger, the entities constituting the Valvoline Business, and after the consummation of the Newco Merger, the Borrower and/or the Borrower and/or its Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of §1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Scotiabank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit B-3.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Matters Agreement” means the tax matter agreement substantially as described in Schedule 1.01(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a) or pursuant to an Incremental Amendment.

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to an Incremental Amendment or a Refinancing Amendment). As of the Effective Date, the aggregate principal amount of the Term A Commitments is $875,000,000.

“Term A Facility” means, at any time, the aggregate principal amount of the Term A Commitments and the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means, at any time, any Lender that holds a Term A Commitment or Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility, including any Term A Loan Increase.

“Term A Loan Increase” has the meaning specified in Section 2.14(a).

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit B-1.

“Threshold Amount” means $100,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means, on any date, the aggregate Outstanding Amount of all Revolving Credit Loans, L/C Obligations and Swing Line Loans on such date.

“Transactions” has the meaning specified in the Preliminary Statements.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary listed on Schedule 1.01(b), (ii) any Subsidiary designated by a Responsible Officer as an Unrestricted Subsidiary in accordance with Section 6.15 subsequent to the Funding Date and (iii) each Subsidiary of an Unrestricted Subsidiary.

“USA Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended, and all regulations thereunder.

“Valvoline” means Valvoline Inc., a Kentucky corporation.

“Valvoline Business” means Ashland’s automotive, commercial and industrial lubricant and automotive chemical business substantially as described in the Valvoline Form S-1.

“Valvoline Form S-1” means the Valvoline Inc. Form S-1 Registration Statement (#333-211720), as filed on May 31, 2016.

“Valvoline Joinder Agreement” means the joinder to this Agreement, substantially in the form of Exhibit L, executed by Valvoline in favor of the Administrative Agent.

“Valvoline Reorganization” has the meaning specified in the Preliminary Statements.

“Valvoline Spin-off” means a distribution by Ashland Global of the stock of Valvoline described in Section 355 of the Code.

“Voting Stock” means Equity Interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Equity Interests of any other class or classes shall have or might have voting power by reason or the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or other obligation at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness or other obligation.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other withholding agent within the meaning of U.S. Treasury Regulation Sections 1.1441-7 and 1.1473-1.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) When used herein, the phrase “to the knowledge of” (or words of similar import), when applied to the Borrower, shall mean the actual knowledge of any Responsible Officer thereof or such knowledge that a Responsible Officer should have in the carrying out of his or her duties with ordinary care.

(e) For purposes of determining the applicable Tier of the grid in clause (a) of the definition of the term “Applicable Rate,” the “highest” Tier is Tier I and the “lowest” Tier is Tier V.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or application thereof, as the case may be (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or application thereof, as the case may be and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or application thereof, as the case may be. Anything in this Agreement to the contrary notwithstanding, no effect shall be given to any change in GAAP arising out of a change described in the Accounting Standard Update Exposure Drafts related to Leases, Revenue Recognition and Financial Instruments or any other substantially similar pronouncement.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, upon satisfaction of any and all conditions precedent to such automatic increase, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.08 Limited Condition Acquisitions. For purposes of (a) determining compliance with any provision of the Loan Documents which requires the calculation of a financial ratio, (b) determining compliance with representations, warranties, Defaults or Events of Default or (c) testing availability under “baskets” set forth in the Loan Documents, in each case, in connection with an acquisition by the Borrower or any of its Subsidiaries of any assets, business or Person permitted to be acquired by the Loan Documents, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio, “basket”, representation or warranty, then such ratio, “basket”, representation or warranty shall be deemed to have been complied with for the purposes of determining whether such acquisition is permitted. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or “baskets” for which compliance was determined or tested as of the LCA Test Date are subsequently exceeded as a result of fluctuations in any such ratio or “basket” (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such “baskets” or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or “basket” on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or “basket” shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) The Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower on the Funding Date in an amount in Dollars not to exceed such Term A Lender’s Term A Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term A Borrowing, each Revolving Credit Borrowing, each conversion of Term A Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that, in each case, a Borrowing consisting of Eurodollar Rate Loans that results from a continuation of an outstanding Borrowing consisting of Eurodollar Rate Loans may be in an aggregate principal amount that is equal to such outstanding Borrowing. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof; provided that, in each case, a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitment. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Revolving Credit Borrowing, a conversion of Term A Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term A Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term A Loans or Revolving Credit Loans shall be made as Base Rate Loans or, in the case of an outstanding Eurodollar Rate Loan, shall be continued as a Eurodollar Rate Loan with an Interest Period of the same duration as the expiring Interest Period. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Credit Loans, as the case may be, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term A Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice; provided that in the case of a Term A Borrowing or a Revolving Credit Borrowing on the Funding Date, each Appropriate Lender shall make the amount of its Loan available in immediately available funds at the Administrative Agent’s Office not later than one hour after the Administrative Agent provides notice of the satisfaction of the conditions to the initial funding on the Funding Date. Upon satisfaction (or waiver in accordance with Section 10.01) of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Scotiabank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. If an Event of Default has occurred and is continuing, no Loans of any Class may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of a Majority in Interest of the Lenders of such Class.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Scotiabank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Term A Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other and all continuations of Revolving Credit Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Revolving Credit Facility. After giving effect to all Borrowings in respect of any Incremental Revolving Credit Facility and any Incremental Term Loan Facility, there shall not be more than six (6) additional Interest Periods in effect in respect of such Facility. After giving effect to all Borrowings in respect of any Facility comprised of Refinancing Loans, there shall not be more than six (6) additional Interest Periods in effect in respect of such Facility.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Funding Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries (other than a Special Purpose Finance Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s and its Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower and its Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. After the Funding Date, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Funding Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless a Majority in Interest of the Revolving Credit Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate in any material respect one or more policies of such L/C Issuer applicable to letters of credit generally and customary for issuers of letters of credit;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) (x) a default of any Lender’s obligations to fund under Section 2.03(c) exists or (y) any Revolving Credit Lender is at such time a Defaulting Lender hereunder, in each case unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or reasonably determined potential Fronting Exposure (after giving effect to Sections 2.15(a)(iv) and 2.15(a)(v)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or reasonably determined potential Fronting Exposure.

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v) For so long as any Letter of Credit issued by an L/C Issuer other than Scotiabank is outstanding, such L/C Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit J hereto, appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a

Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount in Dollars equal to the amount of such drawing; provided that, if notice of such drawing is not provided to the Borrower prior to 9:00 a.m. on the Honor Date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of the applicable Letter of Credit. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount in Dollars of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date (or the next succeeding Business Day, as the case may be) in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan under the Revolving Credit Facility to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender shall make the payment set forth in Section 2.03(c)(ii) regardless of the satisfaction of the conditions set forth in Section 4.03 and such Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s committed Loan included in the relevant committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in Dollars in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower or any Subsidiary to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower or such Subsidiary to the extent permitted by applicable Law) suffered by the Borrower or such Subsidiary that are caused by such L/C Issuer’s gross negligence or willful misconduct.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or a Majority in Interest of the Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of any L/C Issuer, (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, after the issuance of any Letter of Credit, any Revolving Credit Lender becomes a Defaulting Lender or (iii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, then the Borrower shall, in each case, as promptly as practicable (and in any event within two Business Days) Cash Collateralize, as applicable, in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender), (A) the then Outstanding Amount of all L/C Obligations or (B) in the case of clause (ii) above, the Applicable Revolving Credit Percentage of such Defaulting Lender of the then Outstanding Amount of all L/C Obligations, or, in the case of clause (iii), provide a back-to-back letter of credit in a face amount at least equal to the then undrawn amount of such L/C Obligation from an issuer and in form and substance reasonably satisfactory to the applicable L/C Issuer. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent or the applicable L/C Issuer. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent or the applicable L/C Issuer, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer. To the extent that, at any time, the amount of Cash Collateral exceeds the aggregate Outstanding Amount of all L/C Obligations at such time and so long as no Event of Default has occurred and is continuing, the excess shall be promptly refunded to the Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority in Interest of the Revolving Credit Lenders, while any Event of Default pursuant to Section 8.01(a) exists, all overdue Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the respective L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at a rate separately agreed to between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to such L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees it may, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that the Swing Line Lender shall be under no obligation to make Swing Line Loans at any time if any Lender is at such time a Defaulting Lender hereunder (unless that Defaulting Lender’s participation in the Swing Line Loan would be reallocated, in full, to non-Defaulting Lenders in accordance with Section 2.15(a)(iv)); provided, further, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time and (ii) the aggregate Outstanding

Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the principal amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date or such later time on the requested borrowing date as may be approved by the Swing Line Lender in its sole discretion, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first and the second provisos to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.03. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender shall make the payment set forth in Section 2.04(c)(i) regardless of the satisfaction of the conditions set forth in Section 4.03 and such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term A Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment with respect to each Class of Loans to be prepaid and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of any facility or instrument refinancing all or a portion of the outstanding Term A Loans or Revolving Credit Loans and Revolving Credit Commitments or upon the consummation of an acquisition transaction, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii) Each prepayment of the outstanding Term A Loans pursuant to Section 2.05(a)(i) shall be applied to the then remaining principal repayment installments of the Term A Facility as the Borrower directs, and each prepayment of Term A Loans and Revolving Credit Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(iii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e), (f), (h), (i), (j), (k) or (l)) or any Casualty Event occurs, which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Term A Loans equal to 100% of such Net Cash Proceeds (or, if the Borrower or any of its Subsidiaries has incurred Indebtedness that is permitted under Section 7.02 that is secured, on an equal and ratable basis with the Term A Loans, by a Lien on the Collateral permitted under Section 7.01, and such Indebtedness is required to be prepaid or redeemed with the net proceeds of any such Disposition or Casualty Event, then such lesser percentage of such Net Cash Proceeds such that such Indebtedness receives no greater than a ratable percentage of such Net Cash Proceeds based on the aggregate principal amount of Term A Loans and such Indebtedness then outstanding) promptly, but in any event within five Business Days, after the later of (A) receipt thereof by such Person and (B) the expiration of the 5-day period provided below (such prepayments to be applied as set forth in clause (iii) and subject to clauses (iv) and (v) below); provided, however, that with respect to any such Net Cash Proceeds received by or paid to or for the account of the Borrower or any of its Subsidiaries, at the election of the Borrower (as notified by the Borrower to the Administrative Agent not more than 5 days after receiving the Net Cash Proceeds therefrom), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary (x) may reinvest all or any portion of such Net Cash Proceeds in assets that are used or useful in the business of the Borrower and its Subsidiaries so long as within 12 months after the receipt of such Net Cash Proceeds such reinvestment shall have been completed or (y) may enter into a binding commitment to reinvest all or any portion of such Net Cash Proceeds in such assets so long as such binding commitment is entered into within 12 months after the receipt of such Net Cash Proceeds and within 18 months after the receipt of such Net Cash Proceeds such reinvestment shall have been completed, and, subject to the next succeeding proviso, no prepayment under this Section 2.05(b)(i) shall be required with respect to that portion of such Net Cash Proceeds that the Borrower elects to reinvest in accordance with the immediately preceding clause (x) or (y); and provided, further, however, that any Net Cash Proceeds not so applied in accordance with clause (x) or (y) of the immediately preceding proviso shall be promptly, but in any event within five Business Days after the end of the applicable reinvestment period, applied to the prepayment of the Term A Loans as set forth in this Section 2.05(b)(i).

(ii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (x) not expressly permitted to be incurred or issued pursuant to Section 7.02 or (y) that constitutes Refinancing Commitments, Refinancing Loans or Refinancing Equivalent Debt, the Borrower shall prepay an aggregate principal amount of Term A Loans equal to 100% of all Net Cash Proceeds received therefrom promptly, but in any event within five Business Days, after receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (iii) below and subject to clause (iv) below).

(iii) Each prepayment of Term A Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied ratably to the Term A Loans then outstanding and to the principal repayment installments thereof as directed by the Borrower.

(iv) Notwithstanding any of the other provisions of clause (i) or (ii) of this Section 2.05(b), so long as no Default under Section 8.01(a) or Section 8.01(f), or any Event of Default, shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (i) or (ii) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Term A Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (i) or (ii) of this Section 2.05(b) to be applied to prepay Term A Loans exceeds $1,000,000, in which case the prepayment amount shall be such excess over $1,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b). Upon the occurrence of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default, during any such deferral period, the Borrower shall immediately prepay the Term A Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Term A Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (iv)) but which have not previously been so applied.

(v) Notwithstanding any other provisions of this Section 2.05(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(b)(i) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) are prohibited or delayed by applicable local Law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term A Loans at the time provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local Law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local Law, such repatriation will be promptly effected and an amount equal to such repatriated Net Cash Proceeds will be promptly (and in event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term A Loans pursuant to this Section 2.05(b) to the extent otherwise provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event would have a material adverse tax consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary.

(vi) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, L/C Borrowings and Swing Line Loans and/or Cash Collateralize such L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(vii) Prepayments of the Revolving Credit Facility made pursuant to clause (vi) of this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Term A Facility, the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Term A Facility, the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $4,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total

Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. A notice of termination or reduction of the Term A Facility, the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any facility or instrument refinancing all or a portion of the outstanding Term A Commitments, Term A Loans or Revolving Credit Commitments or upon the consummation of an acquisition transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory.

(i) Unless previously terminated in accordance with the terms hereof, the aggregate Term A Commitments shall be automatically and permanently reduced to zero at the close of business on the Funding Date.

(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Term A Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or the Revolving Credit Facility under this Section 2.06. Upon any such reduction, the Term A Facility or the Revolving Credit Facility, the Term A Commitment or the Revolving Credit Commitment, as the case may be, of each Lender, shall be reduced by such Lender’s Applicable Percentage in respect of the applicable Facility of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Term A Loans. The Borrower shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the last day of each full fiscal quarter set forth below ending after the Funding Date in the respective amounts set forth opposite such fiscal quarter (which amounts shall be reduced (i) ratably by the aggregate amount of any reduction in the Term A Commitments prior to the Funding Date and (ii) as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05(a)(ii) and Section 2.05(b)(iii)):

Fiscal Quarter	Amount
1st fiscal quarter	$10,937,500.00
2nd fiscal quarter	$10,937,500.00
3rd fiscal quarter	$10,937,500.00
4th fiscal quarter	$10,937,500.00
5th fiscal quarter	$10,937,500.00
6th fiscal quarter	$10,937,500.00
7th fiscal quarter	$10,937,500.00
8th fiscal quarter	$10,937,500.00

Fiscal Quarter	Amount
9th fiscal quarter	$21,875,000.00
10th fiscal quarter	$21,875,000.00
11th fiscal quarter	$21,875,000.00
12th fiscal quarter	$21,875,000.00
13th fiscal quarter	$21,875,000.00
14th fiscal quarter	$21,875,000.00
15th fiscal quarter	$21,875,000.00
16th fiscal quarter	$21,875,000.00
17th fiscal quarter	$43,750,000.00
18th fiscal quarter	$43,750,000.00
19th fiscal quarter	$43,750,000.00
Term A Facility Maturity Date	$481,250,000.00

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) The Borrower shall pay interest on each Loan in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Funding Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Ticking Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a ticking fee equal to 0.375% per annum times the actual daily amount of the Commitments. The ticking fee shall accrue from the date that is ninety days after the Effective Date until the Funding Date and shall be due and payable on the earlier of (i) the date this Agreement and the Commitments are terminated without funding of the Loans and (ii) the Funding Date.

(c) Other Fees.

(i) The Borrower shall pay to the Administrative Agent and each Arranger for their own respective accounts, fees as separately agreed among the Borrower and the Administrative Agent or such Arranger, as the case may be. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders reasonably determine that (i) the Consolidated First Lien Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated First Lien Net Leverage Ratio would have resulted in higher pricing for such period, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term A Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of such Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in respect of such Facility ratably in accordance with the aggregate amount of Obligations in respect of such Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof in a transaction that is not consummated in accordance with Section 10.06(h) (as to which the provisions of this Section shall apply) or (C) Cash Collateral or other security given by the Borrower or any Lender to the L/C Issuer pursuant to this Agreement.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Incremental Facilities.

(a) Request for Incremental Facilities. Upon notice to the Administrative Agent, the Borrower may at any time and from time to time after the Funding Date request (x) an increase in the Revolving Credit Facility (each a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit facilities (each an “Incremental Revolving Credit Facility”; and, collectively with any Revolving Commitment Increases, the “Incremental Revolving Credit Commitments”); provided that any such request for an increase shall be in a minimum amount of $5,000,000, and/or (y) an increase in the Term A Facility (each, an “Term A Loan Increase”) or the establishment of one more new term loan credit facilities (each, an “Incremental Term Loan Facility”; and, collectively with any Term A Loan Increases, the “Incremental Term Commitments” and any Incremental Term Commitments, collectively with any Incremental Revolving Credit Commitments, the “Incremental Commitments”); provided that any such request for an increase shall be in a minimum amount of $5,000,000. There may be no more than eight different Classes in the aggregate of all Loans and Commitments under this Agreement without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Incremental Loans. Any Incremental Commitments effected through the establishment of one or more new tranches of term loans or new revolving credit commitments, as applicable, made on an Incremental Facility Closing Date (other than, for the avoidance of doubt, a Loan Increase) shall be designated a separate Class of Loans and Commitments for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term A Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are effected (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the then existing Terms A Loans and be treated as the same Class as any of such Term A Loans.

(c) Incremental Lenders. Incremental Term Loans and Incremental Revolving Loans may be made, and Incremental Term Commitments and Incremental Revolving Credit Commitments may be provided, by (x) existing Lenders; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitments; provided further that the Borrower will have no obligation to approach any existing Lenders to provide any Incremental Commitments or (y) Additional Lenders (each such existing Lender or Additional Lender providing such Loan or Commitment, an “Incremental Term Lender” or “Incremental Revolving Credit Lender”, as applicable, and, collectively, the “Incremental Lenders”).

(d) Incremental Amendment. Incremental Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. In connection with any Incremental Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, delivery customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Loans are provided with the benefit of the applicable Loan Documents.

(e) Conditions to Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Incremental Facility Closing Date signed by a Responsible Officer (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such Incremental Amendment, and (B) certifying that, before and after giving effect to such Incremental Amendment, (I) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Incremental Facility Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects, as the case may be) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and except in the case of Incremental Term Loans or Incremental Revolving Credit Commitments to finance a Limited Condition Acquisition which shall, if agreed to by the relevant Incremental Lenders, only be subject to customary specified representations and warranties with respect to the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, the acquired company and its Subsidiaries) and customary specified acquisition agreement representations and warranties with respect to the acquired company and its Subsidiaries;

(ii) no Event of Default (or, in the case of Incremental Term Loans or Incremental Revolving Credit Commitments to finance a Limited Condition Acquisition, no Event of Default under Sections 8.01(a), (f) or (g)(i)) has occurred and is continuing on and as of the Incremental Facility Closing Date and immediately after giving effect to such Incremental Term Loans or Incremental Revolving Credit Commitments and the use of proceeds thereof;

(iii) the aggregate principal amount of the Incremental Term Loans and the Incremental Revolving Credit Commitments shall not, together with the aggregate principal amount of Incremental Equivalent Debt, exceed the sum of (A) $300,000,000 plus (B) additional amounts so long as the Consolidated First Lien Net Leverage Ratio (to include, solely for the purposes of determining availability under this clause (B), all such Incremental Term Loans, Incremental Revolving Credit Commitments and Incremental Equivalent Debt, whether or not such Incremental Term Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt are unsecured or secured by Liens junior to the Lien securing the Obligations), on a Pro Forma Basis after giving effect to such Incremental Term Loans and Incremental Revolving Credit Commitments (in each case, other than any amounts incurred simultaneously under clause (A)) and the use of proceeds thereof, for the most recently ended Measurement Period for which financial statements are internally available does not exceed 2.00:1.00, in each case (x) with respect to any Incremental Revolving Credit Commitments, assuming a full borrowing of the Incremental Revolving Loans thereunder and (y) without netting the cash proceeds of any such Incremental Loans or Incremental Equivalent Debt (the aggregate principal amount available under clauses (A) and (B), the “Available Incremental Amount”); and

(iv) in the event a Mortgaged Property exists that is a Flood Hazard Property, the Flood Insurance Requirements shall be satisfied (or re-satisfied, as applicable) with respect to such Mortgaged Property.

(f) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class, including any Loan Increase, shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to the Term A Loans or Revolving Credit Commitments, as applicable, existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to Administrative Agent, the Borrower and the Incremental Lenders providing such Incremental Commitments; provided that in the case of a Term A Loan Increase or a Revolving Commitment Increase, the terms, provisions and documentation of such Term A Loan Increase or a Revolving Commitment Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Loan Increase transaction, the interest rate margins and rate floors may be increased and additional upfront or similar fees may be payable to the lenders providing such Loan Increase) to the terms, provisions and documentation of the applicable Term A Loans or Revolving Credit Commitments being increased, in each case, as existing on the applicable Incremental Facility Closing Date. In any event:

(i) the Incremental Term Loans under any Incremental Term Loan Facility:

(A) shall rank equal or junior in right of payment of and of security with the Term A Loans and Revolving Credit Loans or may be unsecured; provided that all Incremental Term Loans that are secured by Liens that rank junior in right of payment and of security with the Term A Loans and Revolving Credit Loans shall be subject to an intercreditor agreement on terms reasonably acceptable to the Administrative Agent and the Borrower;

(B) shall not mature earlier than the Maturity Date with respect to the then existing Term Loan A Facility;

(C) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the then existing Term A Loans on the date of incurrence of such Incremental Term Loans;

(D) subject to clauses (f)(i)(B) and f(i)(C) above and clause (f)(iii) below, shall have an Applicable Rate and amortization determined by the Borrower and the applicable Incremental Term Lenders;

(E) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of then existing Term A Loans under Section 2.05, as specified in the applicable Incremental Amendment;

(F) shall not be secured by any assets not constituting Collateral and shall not be Guaranteed by any Person other than the Guarantors; and

(G) in the case of “term loan B” Incremental Term Loans, may provide for customary prepayments or offers to prepay based on excess cash flow;

(ii) the Incremental Revolving Credit Commitments and Incremental Revolving Loans under any Incremental Revolving Credit Facility:

(A) shall rank equal in right of payment and of security with the Revolving Credit Loans and the Term A Loans;

(B) shall not mature earlier than the Maturity Date with respect to the then existing Revolving Credit Facility;

(C) shall provide that assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans existing on the Incremental Facility Closing Date;

(D) shall provide than any Incremental Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable revolving credit commitments under this Agreement prior to the Incremental Facility Closing Date; provided at no time shall there be revolving credit commitments hereunder (including Incremental Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates unless otherwise agreed to be by the Administrative Agent;

(E) shall have an Applicable Rate determined by the Borrower and the applicable Incremental Revolving Credit Lenders; and

(F) shall not be secured by any assets not constituting Collateral and shall not be Guaranteed by any Person other than a Guarantor;

(iii) with respect to any Loans made under Incremental Term Commitments within twelve (12) months after the Funding Date, the All-In Yield applicable to such Incremental Term Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Term A Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurodollar or Base Rate floor) with respect to the Term A Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Term A Loans to equal the All-In Yield then applicable to such Incremental Term Loans minus 50 basis points; provided that any increase in All-In Yield on the Term A Loans due to the application of a Eurodollar or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) the Eurodollar or Base Rate floor applicable to such Loans; and

(iv) any upfront fees, arrangement fees or other similar fees for any Incremental Commitments shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, subject to the immediately preceding clause (iii).

(g) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent under this Agreement for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting

Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. Promptly (x) upon a Lender ceasing to be a Defaulting Lender in accordance with Section 2.15(b) or (y) following termination of this Agreement (including the termination of all Letters of Credit issued hereunder) and the payment of all amounts owed under this Agreement (other than unasserted contingent obligations which by their terms survive the termination of this Agreement), all remaining amounts, if any, held in a deposit account pursuant to this Section 2.15(a) shall be returned to such Lender or Defaulting Lender, as applicable.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03.

(iv) Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure. All or any part of that Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to that Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage (calculated without regard to that Defaulting Lender’s Commitments) of the Outstanding Amount of all L/C Obligations and Swing Line Loans to exceed such Lender’s Revolving Credit Commitment; provided that each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender; provided that such prepayment shall be applied to reduce such Defaulting Lender’s participation in such Swing Line Loans and shall not reduce any non-Defaulting Lender’s participation in such Swing Line Loans, and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.03(g).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages of the applicable Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.16 Extended Loans and Commitments.

(a) The Borrower may at any time and from time to time request that all or any portion of the Loans and Commitments of any Class (an “Existing Class”) be converted to extend the final maturity date of such Loans and Commitments (any such Loans which have been so converted, “Extended Maturity Loans” and any such Commitments which have been so converted, “Extended Maturity Commitments”) and to provide for other terms consistent with this Section 2.16; provided that there may be no more than eight different Classes in the aggregate for all Loans and Commitments under this Agreement without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). In order to establish any Extended Maturity Loans and/or Extended Maturity Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, to be established, which shall be substantially identical to the Loans under the Existing Class from which such Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, are to be converted, except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Maturity Loans and/or Extended Maturity Commitments (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal of the Loans and/or Commitments (including the maturity date) of such Existing Class to the extent provided in the applicable Extension Amendment;

(ii) the Applicable Rate with respect to the Extended Maturity Loans and/or Extended Maturity Commitments may be different than the Applicable Rate for the Loans and/or Commitments of such Existing Class, in each case, to the extent provided in the applicable Extension Amendment;

(iii) the Extension Amendment may provide for amendments to the covenants that apply solely to such Extended Maturity Loans and/or Extended Maturity Commitments; provided that such amended covenants may be no more restrictive in the aggregate than the covenants applicable to the applicable Existing Class under this Agreement after giving effect to the Extension Amendment except after the Maturity Date with respect to such Existing Class; and

(iv) the Extension Amendment may provide that optional and mandatory prepayments pursuant to Section 2.05 be directed to prepay, at the Borrower’s option, first, the applicable Existing Class and, second, the Extended Maturity Loans.

Any Extended Maturity Loans and/or Extended Maturity Commitments converted pursuant to any Extension Request shall be designated a Class of Extended Maturity Loans and/or Extended Maturity Commitments for all purposes of this Agreement; provided that any Extended Maturity Loans and/or Extended Maturity Commitments converted from an Existing Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class.

(b) The Borrower shall provide the applicable Extension Request to all Lenders of the Existing Class at least five Business Days prior to the date on which such Lenders are requested to respond. No Lender shall have any obligation to agree to have any of its Loans and/or Commitments of any Existing Class converted into Extended Maturity Loans and/or Extended Maturity Commitments pursuant to any Extension Request. Any Lender wishing to have all or any portion of its Loans and/or Commitments under such Existing Class subject to such Extension Request converted into Extended Maturity Loans and/or Extended Maturity Commitments, as applicable (such Lender, an “Extending Lender”), shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans and/or Commitments under the Existing Class which it has elected to request be converted into Extended Maturity Loans and/or Extended Maturity Commitments (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent); provided that for any Extension Request, the Borrower may establish a maximum amount for such Extended Maturity Loans and/or Extended Maturity Commitments (an “Extension Maximum Amount”). In the event that the aggregate amount of Loans and/or Commitments under the Existing Class subject to Extension Elections exceeds the Extension Maximum Amount, then each Extending Lender’s amount of consented Loans and/or Commitments subject to an Extension Election shall be reduced on a pro rata basis such that the total amount of Extended Maturity Loans and/or Extended Maturity Commitments shall equal the Extension Maximum Amount.

(c) Extended Maturity Loans and/or Extended Maturity Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender, which shall be consistent with the provisions set forth in paragraph (a) and (b) above (but which shall not require the consent of any other Lender other than the Extending Lenders, and which shall, in the case of Extended Maturity Commitments in respect of the Revolving Credit Facility, make appropriate modifications to this Agreement (including to the definitions of “Availability Period,” “Revolving Credit Commitment,” “Fronting Exposure” and “Applicable Revolving Credit Percentage,” and to Sections 2.03 and 2.04) to provide for issuance of Letters of Credit and the extension of Swing Line Loans based on such Extended Maturity Commitments and make any additional modifications, if necessary, to provide for terms applicable to Extended Maturity Commitments and Extended Maturity Loans thereunder. Only Extending Lenders will have their Loans and/or Commitments converted into Extended Maturity Loans and/or Extended Maturity Commitments and, at the Borrower’s discretion, only Extending Lenders will be entitled to any increase in pricing or fees in connection with the Extension Amendment. Each Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonable requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Maturity Loans and/or Extended Maturity Commitments are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Obligations and shall deliver such other customary documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.

(d) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Maturity Loans and/or Extended Maturity Commitments, in each case to a given Extending Lender, was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Extending Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”), which Corrective Extension Amendment shall (i) provide for the conversion and extension of Loans and/or Commitments, as the case may be, under the Existing Class in such amount as is required to cause such Extending Lender to hold Extended Maturity Loans and/or Extended Maturity Commitments, as the case may be, of the applicable Class into which such other Loans and/or Commitments, as the case may be, were initially converted, in the amount such Extending Lender would have held had such administrative error not occurred and had such Extending Lender received the minimum allocation of the applicable Loans and/or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Extending Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.16(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the first sentence of Section 2.16(c).

(e) As a condition precedent to the effectiveness of any Extension Amendment, in the event a Mortgaged Property exists that is a Flood Hazard Property, the Flood Insurance Requirements shall be satisfied (or re-satisfied, as applicable) with respect to such Mortgaged Property.

2.17 Refinancing Amendments.

(a) Refinancing Commitments. The Borrower may, at any time or from time to time after the Funding Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Term Commitments”) or (ii) increases to one or more existing Classes of term loans under this Agreement (any such increase to an existing Class, collectively with New Refinancing Term Commitments, “Refinancing Term Commitments”), or (B) (i) the establishment of one or more new Classes of revolving credit commitments under this Agreement (any such new Class, “New Refinancing Revolving Credit Commitments”) or (ii) increases to one or more existing Classes of revolving credit commitments (any such increase to an existing Class, collectively with the New Refinancing Revolving Credit Commitments, “Refinancing Revolving Credit Commitments”, and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more then existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the applicable Lenders; provided, however, at no time shall there be revolving credit commitments under this Agreement (including Refinancing Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates unless otherwise agreed to by the Administrative Agent in its reasonable discretion. Each Refinancing Loan Request shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments and identify the Refinanced Debt with respect thereto.

(b) Refinancing Loans. Any Refinancing Term Loans made pursuant to New Refinancing Term Commitments or any New Refinancing Revolving Credit Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving

Credit Commitments, as applicable, for all purposes of this Agreement. On any Refinancing Facility Closing Date on which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.17, (i) each Refinancing Term Lender of such Class shall make a term loan to the Borrower (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.17, (i) each Refinancing Revolving Credit Lender of such Class shall make its Refinancing Revolving Credit Commitment available to the Borrower (when borrowed, a “Refinancing Revolving Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (ii) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Loans of such Class made pursuant thereto.

(c) Refinancing Loan Request. Refinancing Term Loans and Refinancing Revolving Loans may be made, and Refinancing Term Commitments and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”).

(d) Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i) after giving effect to such Refinancing Commitments, the conditions of Sections 4.03(a) and (b) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.03 shall be deemed to refer to the applicable Refinancing Facility Closing Date),

(ii) each Refinancing Commitment shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of term loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of revolving credit commitments), and

(iii) the Refinancing Term Loans made pursuant to any increase in any existing Class of term loans hereunder shall be added to (and form part of) each Borrowing of outstanding term loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of term loans under such Class.

(e) Required Terms. The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of term loans or revolving credit commitments, as applicable, each existing on the applicable Refinancing Facility Closing

Date, shall be consistent with clauses (i) or (ii) below, as applicable, and otherwise shall be (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the Refinancing Lenders than those applicable to such Class (taken as a whole) being refinanced (except for (1) covenants or other provisions applicable only to periods after the Latest Maturity Date (as of the applicable Refinancing Facility Closing Date) and (2) pricing, fees, rate floors, optional prepayment or redemption terms), unless the Lenders under the existing Facilities are given the benefit of such terms and provisions. In any event:

(i) The Refinancing Term Loans:

(A) as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(B) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt on the date of incurrence of such Refinancing Loans,

(C) shall not be Guaranteed by any Person other than a Loan Party and shall not be borrowed by any Person other than a Loan Party,

(D) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus any accrued but unpaid interest and fees on such Refinanced Debt plus existing commitments unutilized under such Refinanced Debt to the extent permanently terminated at the time of incurrence of such new Refinancing Term Loans plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any reasonable fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Term Loans,

(E) (I) shall rank pari passu in right of payment with the Obligations under the then existing Term A Loans and Revolving Credit Loans and (II) shall either be (x) secured by the Collateral (and shall not be secured by any assets not constituting Collateral) and shall rank pari passu or junior in right of security with the Obligations or (y) unsecured; provided that if such Indebtedness is secured, it shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent, and

(F) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of then existing Term A Loans under Section 2.05, as specified in the applicable Refinancing Amendment; and

(ii) the Refinancing Revolving Credit Commitments and Refinancing Revolving Loans:

(A) (I) shall rank pari passu in right of payment with the Obligations and (II) shall either be (x) secured by the Collateral (and shall not be secured by any assets not constituting Collateral) and shall rank pari passu or junior in right of security with the Obligations or (y) unsecured; provided that if such Indebtedness is secured, it shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent,

(B) shall not have a final scheduled maturity date earlier than, or mandatory scheduled commitment reductions prior to, the Maturity Date with respect to the Refinanced Debt,

(C) shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Refinancing Revolving Credit Commitments and (3) repayments made in connection with a permanent repayment and termination of commitments (in accordance with clause (E) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis with all other then existing Revolving Credit Commitments,

(D) all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments existing on the Refinancing Facility Closing Date (without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued),

(E) shall provide that the permanent repayment of Refinancing Revolving Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis, or on a less than (but not greater than pro rata basis) pro rata basis, with all other revolving credit commitments under this Agreement, except that the Borrower shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Refinancing Revolving Loans on a greater than pro rata basis as compared to any other Class of revolving credit loans under this Agreement with a later Maturity Date than such Class or in connection with any refinancing thereof permitted by this Agreement,

(F) shall provide that assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans existing on the Refinancing Facility Closing Date,

(G) shall not be Guaranteed by any Person other than a Loan Party and shall not be borrowed by any Person other than a Loan Party, and

(H) shall not have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the Refinanced Debt plus any accrued but unpaid interest and fees on such Refinanced Debt plus existing commitments unutilized under such Refinanced Debt to the extent permanently terminated at the time of incurrence of such Refinancing Revolving Credit Commitments plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any reasonable fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Revolving Credit Commitments or Refinancing Revolving Loans.

(f) Refinancing Amendment. Refinancing Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent. Notwithstanding any other provision herein, in connection with any Refinancing Amendment, modifications may be made to the terms of any existing Classes to the extent providing a benefit to such existing Lenders of such existing Classes. The Refinancing Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, including, if applicable, amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security. The Borrower will use the proceeds, if any, of the Refinancing Term Loans and Refinancing Revolving Credit Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(g) Reallocation of Revolving Credit Exposure. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the establishment of a new Class of revolving credit commitments pursuant to this Section 2.17, (a) if, on such date, there are any revolving credit loans under any revolving credit facility then outstanding under this Agreement, such revolving loans shall be prepaid from the proceeds of a new Borrowing of the Refinancing Revolving Loans under such new Class of Refinancing Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all revolving credit loans under all revolving credit facilities under this Agreement will be held by all Lenders under the revolving credit facilities (including Lenders providing such Refinancing Revolving Credit Commitments) ratably in accordance with their revolving credit commitments under all revolving credit facilities under this Agreement (after giving effect to the establishment of such Refinancing Revolving Credit Commitments), (b) in the case of a Revolving Credit Commitment, there shall be an automatic adjustment to the participations hereunder in Letters of Credit and Swing Line Loans held by each Lender under the revolving credit facilities so that each such Lender shares ratably in such participations in accordance with their respective revolving credit commitments hereunder (after giving effect to the establishment of such Refinancing Revolving Credit Commitments), (c) each Refinancing Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (d) each Refinancing Revolving Credit Lender shall become a Lender with respect to the Refinancing Revolving Credit Commitments and all matters relating thereto. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the increase to any existing Class of revolving credit commitments pursuant to this Section 2.17, if, on the date of such increase, there are any revolving credit loans outstanding, each of the Lenders under such Class shall be deemed to assign to each of the Refinancing Revolving Credit Lenders, and each of the Refinancing Revolving Credit Lenders shall purchase from each of such Lenders, at par, such interests in the Refinancing Revolving Loans outstanding on such Refinancing Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such revolving credit loans under such Class will be held by existing Lenders under such Class and the Refinancing Revolving Credit Lenders ratably in accordance with their respective revolving credit commitments under such Class after giving effect to the addition of such Refinancing Revolving Credit Commitments to the revolving credit commitments under such Class.

(h) Refinancing Equivalent Debt.

(i) In lieu of incurring any Refinancing Term Loans, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time after the Funding Date issue, incur or otherwise obtain (A) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of senior secured notes that are secured on a pari passu basis with the

Obligations (but without regard to the control of remedies) (such notes, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans (such notes or loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured or subordinated Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of unsecured or subordinated notes or loans (such notes or loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Class or Classes of Loans (such Loans, “Refinanced Loans”).

(ii) Any Refinancing Equivalent Debt:

(A) (1) shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Loans, (2) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Loans, (3) shall not have scheduled amortization or payments of principal and shall not be subject to mandatory redemption, repurchase or prepayment (except with respect to change of control, excess cash flow, asset sale and casualty event mandatory offers to purchase or prepayment events and customary acceleration rights after an event of default), in each case prior to the Maturity Date of the Refinanced Loans except, in the case of Refinancing Equivalent Debt that is secured on a pari passu basis with the Obligations, to the extent any such payment, redemption, repurchase or prepayment obligation is required to be applied on a pro rata or greater than pro rata basis to any then existing term loans under this Agreement and except with respect to customary “AHYDO catch-up payments,” (4) shall not be Guaranteed by any Person other than a Loan Party and shall not be borrowed by any Person other than a Loan Party, (5) if in the form of subordinated Permitted Unsecured Refinancing Debt, shall be subject to a subordination agreement or provisions as reasonably agreed by the Administrative Agent and the Borrower, (6) shall not have a greater principal amount than the principal amount of the Refinanced Loans plus any accrued but unpaid interest and fees on such Refinanced Loans plus existing commitments unutilized under such Refinanced Loans to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Loans and any defeasance costs and any reasonable fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Equivalent Debt Loans, and (7) except as otherwise set forth in this clause (h)(ii), shall have terms and conditions (other than with respect to pricing, fees, rate floors and optional prepayment or redemption terms) which are (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Refinancing Equivalent Debt, than those applicable to the Refinanced Loans (except for covenants or other provisions applicable only to periods after the Maturity Date of the applicable Refinanced Loans at the time of the issuance or incurrence of such Refinancing Equivalent Debt),

(B) (1) if either Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, shall be subject to security agreements relating to such Refinancing Equivalent Debt that are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (2) if Permitted Pari Passu Secured Refinancing

Debt, (x) shall be secured by the Collateral on a pari passu basis with the Obligations and shall not be secured by any property or assets other than the Collateral, and (y) shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent, and (3) if Permitted Junior Secured Refinancing Debt, (x) shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and shall not be secured by any property or assets other than the Collateral, and (y) shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent, and

(C) shall be incurred, and the proceeds thereof used, solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Loans and terminate all commitments thereunder.

(i) This Section 2.17 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

(j) As a condition precedent to the effectiveness of any Refinancing Amendment, in the event a Mortgaged Property exists that is a Flood Hazard Property, the Flood Insurance Requirements shall have been satisfied (or, if applicable, re-satisfied) with respect to such Mortgaged Property.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Certain Taxes; Obligation to Withhold; Payments on Account of Certain Taxes.

(1) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the applicable Withholding Agent to withhold or deduct any Tax from or with respect to any such payment, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Withholding Agent upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(2) If the applicable Withholding Agent shall be required by applicable Laws to withhold or deduct any Taxes, then (A) such Withholding Agent shall withhold or make such deductions as are determined by such Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that such withholding or deduction is made on account of Indemnified Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document or on account of Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, the applicable Lender or the applicable L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made; provided, however, that in the case of a Withholding Agent that is not a Loan Party or the Administrative Agent, the amount payable under this clause (C) shall not exceed the amount that would have been required to be paid had a Loan Party or the Administrative Agent been the applicable Withholding Agent.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.01(a), but without duplication, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(1) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, to the extent imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(2) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer, severally and not jointly, shall indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all (i) Excluded Taxes attributable to such Lender or such L/C Issuer (as the case may be) that are payable by the Loan Parties or the Administrative Agent (and any reasonable expenses arising therefrom or related thereto) as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to Section 3.01(e) and (ii) Taxes attributable to such Lender’s or such L/C Issuer’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register, in each case, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Borrower or the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent or any Loan Party, as the case may be, to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or such Loan Party, as the case may be, under this clause (2). The agreements in this clause (2) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all Obligations.

(d) Evidence of Payments. After any payment of Taxes by a Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent for the benefit of the relevant Lender or applicable L/C Issuer or the Administrative Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(1) Each Lender and L/C Issuer shall deliver to the Borrower and to the Administrative Agent, and the Administrative Agent shall deliver to the Borrower, when reasonably requested by the

Borrower or the Administrative Agent, as the case may be, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to withholding, (B) if applicable, the required rate of withholding or deduction, (C) such Lender’s, such L/C Issuer’s or the Administrative Agent’s entitlement to any available exemption from, or reduction of, applicable withholding in respect of any payments to be made to such Lender, such L/C Issuer or the Administrative Agent by a Loan Party pursuant to this Agreement or any other Loan Document and (D) whether or not such Lender, such L/C Issuer or the Administrative Agent is subject to backup withholding or information reporting requirements or otherwise to establish such Lender’s, such L/C Issuer’s or the Administrative Agent’s status for withholding Tax purposes in any applicable jurisdiction.

(2) Without limiting the generality of the foregoing,

(i) each Lender and each L/C Issuer that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be reasonably requested by the recipient), on or prior to the date on which such “United States person” became a Lender or an L/C Issuer under this Agreement, IRS Form W-9; and

(ii) each Lender and each L/C Issuer that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be requested by the recipient), on or prior to the date on which such Lender or L/C Issuer becomes a Lender or an L/C Issuer under this Agreement, whichever of the following is applicable:

(I) in the case of a Lender and any L/C Issuer claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to such tax treaty,

(II) in the case of a Lender and any L/C Issuer for whom any payments under this Agreement constitute income that is effectively connected with such Lender’s or L/C Issuer’s conduct of a trade or business in the United States, IRS Form W-8ECI (or successor thereto),

(III) in the case of a Lender and any L/C Issuer that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (i) and (ii) (I), (II), (IV) and (V) of this paragraph (e)(2) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender or an L/C Issuer; provided, however, that if such Lender or such L/C Issuer is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, such Lender or such L/C Issuer may provide a Non-Bank Certificate (as described below) on behalf of such partners,

(IV) in the case of a Lender or a L/C Issuer claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate (substantially in the form of Exhibit K (a “Non-Bank Certificate”)) to the effect that such

Lender or L/C Issuer is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments are effectively connected with a U.S. trade or business, and (y) IRS Form W-8BEN or IRS Form W-8BEN-E,

(V) any other form prescribed by applicable Laws or such other evidence satisfactory to the Borrower as a basis for claiming any available exemption from or reduction in withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, or

(VI) if a payment made to a Lender or any L/C Issuer would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender or such L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such L/C Issuer shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their respective obligations under FATCA, to determine whether such Lender or such L/C Issuer has complied with such Lender’s or such L/C Issuer’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (VI), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(VII) Notwithstanding anything to the contrary in this Section 3.01(e)(2), in no event will any Lender or L/C Issuer be required to provide any documentation such Lender or L/C Issuer is legally ineligible to deliver.

(3) Each Lender, L/C Issuer and Administrative Agent shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any previously delivered form or documentation or any claimed exemption or reduction and provide updated documentation (or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so). Each Lender, L/C Issuer or Administrative Agent that has previously delivered any documentation required herein shall, upon the reasonable request of the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent additional copies of such form (or successor thereto) on or before the date such form expires or becomes obsolete or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so.

(4) Upon execution of this Agreement, the Administrative Agent shall deliver to the Borrower an accurate, complete, signed copy of IRS Form W-8IMY certifying in Part I that it is a qualified intermediary and checking the boxes in Part III, Line 14a and Line 14b.

(5) Each Lender and L/C Issuer hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender or L/C Issuer to the Administrative Agent pursuant to this Section 3.01(e).

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund (in cash or applied as an offset against another cash Tax liability) of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest, additions to Tax or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority and delivers to such Loan Party evidence reasonably satisfactory to such Loan Party of such repayment. Notwithstanding anything to the contrary in paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (without reference to clause (c) of the defined term “Base Rate”), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine for any reason that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period, or (c) the Eurodollar Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice; provided that any Eurodollar Rate Loan outstanding prior to such notice may remain outstanding until the end of the then-applicable Interest Period with respect thereto (without giving effect to any subsequent continuation or conversion). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes indemnifiable under Section 3.01, Other Taxes and Excluded Taxes); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Loan Party is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and any resignation of the Administrative Agent or assignment by or replacement of a Lender.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied or waived in accordance with the terms hereof:

(a) The Administrative Agent shall have received the following, each of which shall be originals, telecopies or other customary means of electronic transmission (e.g., “pdf”) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Initial Borrower (if applicable), each dated as of the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Arrangers:

(i) executed counterparts of this Agreement, dated as of the Effective Date, in such number as reasonably requested by the Administrative Agent, duly executed by the Initial Borrower, the L/C Issuers, the Swing Line Lender and the Lenders party hereto on the Effective Date;

(ii) a certificate of the secretary or assistant secretary of the Initial Borrower, dated as of the Effective Date, certifying (A) that attached thereto is a true and complete copy of each current Organization Document of the Initial Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other governing body) of the Initial Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Initial Borrower is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended (except as attached thereto) and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Initial Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (ii));

(iii) a certificate as to the good standing or equivalent of the Initial Borrower (in so-called “long-form” if available) as of a recent date, from the Secretary of State of the Initial Borrower’s jurisdiction of organization;

(iv) a favorable opinion of (A) Cravath, Swaine & Moore LLP, special New York counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-1 with such changes thereto, and with respect to such other matters concerning the Initial Borrower and the Loan Documents, as the Arrangers may reasonably request and (B) in-house counsel to each Loan Party, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-2 with such changes thereto, and with respect to such other matters concerning the Initial Borrower and the Loan Documents, as the Arrangers may reasonably request; and

(v) a certificate signed by a Responsible Officer certifying that the condition specified in Section 4.03(a) (solely with respect to the representations and warranties to be made on the Effective Date) has been satisfied.

(b) The Borrower shall have paid all reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Effective Date.

(c) The Administrative Agent and Lenders shall have received at least three business days prior to the Effective Date all documentation and other information about the Initial Borrower as has been reasonably requested in writing at least 10 days prior to the Effective Date by the Administrative Agent or Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.02 Conditions to Funding Date. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver in accordance with the terms hereof), or substantially concurrent satisfaction of the following conditions precedent:

(a) The Effective Date shall have occurred.

(b) The Administrative Agent shall have received the following, each of which shall be originals, telecopies or other customary means of electronic transmission (e.g., “pdf”) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Loan Party (if applicable), each dated as of the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Arrangers:

(i) executed counterparts of the Valvoline Joinder Agreement, Guaranty, the Security Agreement and the Perfection Certificate, dated as of the Funding Date, in such number as reasonably requested by the Administrative Agent, duly executed by the Loan Parties party thereto;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) a certificate signed by a Responsible Officer certifying that the conditions specified in Sections 4.02(e) and (f) and Sections 4.03(a) and (b) have been satisfied;

(iv) the following personal property collateral requirements:

(A) all certificates, agreements or instruments representing or evidencing the Securities Collateral (as defined in the Security Agreement) accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(B) all instruments, including Control Agreements, necessary to perfect the Administrative Agent’s security interest in all Deposit Accounts, all Securities Accounts, all Commodity Accounts, all Chattel Paper, all Instruments and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

(C) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents, in each case to the extent required by the applicable Collateral Document; and

(D) UCC and tax lien searches and or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted by Section 7.01);

provided that, notwithstanding the foregoing, in no event shall any Loan Party be required to execute and deliver any Collateral Documents or other agreements governed by the laws of, or otherwise take any action to perfect any Lien under this Agreement or any other Loan Document in, any jurisdiction other than the United States, any State thereof and the District of Columbia;

(v) evidence acceptable to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents;

(vi) deeds of trust, trust deeds, deeds to secure debt, and mortgages, in substantially the form of Exhibit M (with such changes as may be reasonably acceptable to the Borrower, the Administrative Agent and their respective counsel and otherwise necessary to account for local Law matters) and covering the Mortgaged Properties described in clause (a) of the definition of “Mortgaged Property” (together with each other mortgage delivered pursuant to Section 6.17 or 6.18, in each case as amended, the “Mortgages”), duly executed, acknowledged and delivered by the appropriate Loan Party in form suitable for filing or recording in all filing or recording offices necessary in order to create a valid first and subsisting Lien on the Mortgaged Property described therein in favor of the Administrative Agent for the benefit of the Secured Parties (subject only to the Permitted Encumbrances), together with:

(A) evidence that all filing, documentary, stamp, intangible and recording Taxes and fees have been paid or that funds for the payment thereof have been delivered to the company issuing the Mortgage Policies (as defined below) for payment of such Taxes and fees at the time of the filing or recording of such Mortgages, as applicable;

(B) fully paid American Land Title Association Loan Policies of Title Insurance, in standard form, or such other form reasonably acceptable to the Administrative Agent (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the real property described therein, free and clear of all defects and encumbrances, excepting only Permitted Encumbrances (including, without limitation, Liens permitted by Section 7.01), and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for zoning of the applicable property; it being understood that to the extent such zoning endorsements are not available at commercially reasonable rates a Planning and Zoning Resource Corporation Zoning and Site Requirements Summary, in form and substance acceptable to the Administrative Agent may be delivered in lieu of such endorsements) and such coinsurance and, in the event the coverages provided by the issuer of the Mortgage Policy exceed its authorized underwriting limits, reinsurance as the Administrative Agent may deem necessary or desirable;

(C) with respect to each Mortgaged Property for which the applicable Loan Party possesses a survey of real property to be mortgaged hereunder, a factually accurate affidavit for each such property for the benefit of the title insurer issuing the Mortgage Policies stating that there have been no changes in the improvements or other material matters set forth on such survey so as to cause the survey related “standard exceptions” to be removed from the title insurance policy applicable to such property; provided, however, if and to the extent that a Loan Party shall, in the ordinary course, obtain an updated survey or a new survey of such Mortgaged Property, such survey shall be in form and substance reasonably acceptable to the Administrative Agent, be prepared by a land surveyor duly registered and licensed in the States in which the property in question is located and be certified by such surveyor to the Administrative Agent, the title insurer and the applicable mortgagor;

(D) a customary opinion of local counsel with respect to each Mortgage for the benefit of the Administrative Agent with respect to the enforceability and perfection of such Mortgage, a customary corporate formalities opinion of counsel for the Borrower or the relevant Loan Party, as applicable, in the state in which such Borrower or Loan Party that owns the Mortgaged Property is formed or organized and such other opinions of counsel as the Administrative Agent shall reasonably request in form reasonably acceptable to the Administrative Agent relating to the delivery of such Mortgage;

(E) with respect to each Mortgaged Property, the applicable Loan Party shall have made all necessary notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property; and

(F) with respect to the Mortgaged Properties described in clause (a) of the definition of “Mortgaged Property” and any other Mortgaged Properties, a completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and in the event any portion of a Mortgaged Property includes a structure with at least two walls and a roof or a building in the course of construction (each, a “Building”) and, as shown in the related flood hazard determination, such Building is located in a special flood hazard area (a “Flood Hazard Property”), then (1) the Administrative Agent shall deliver to the Borrower a notice about special flood hazard area status and flood disaster assistance (a “Flood Hazard Notice”), and (2) the Borrower or the relevant Loan Party, as applicable, shall deliver to the Administrative Agent (i) a duly executed Flood Hazard Notice and (ii) evidence of flood insurance required by Section 6.07(c);

provided that, if the requirements set forth in subclauses (A) through (E) of this clause (vi) are not satisfied on or prior to the Funding Date, then such requirements shall not be conditions precedent to the Funding Date, but shall be required to be satisfied not later than 90 days (or such longer period as may be agreed by the Administrative Agent in its sole discretion) after the Funding Date;

(vii) with respect to the Mortgaged Properties described in clause (a) of the definition of “Mortgaged Property” and any other Mortgaged Properties, evidence that all flood insurance required to be maintained pursuant to Section 6.07(c) has been obtained (including a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.07(c) (including flood insurance policies)), each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) identify the addresses of each property located in a special flood hazard area, (iii) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (iv) provide that the insurer will give the Administrative Agent 45 days’ written notice of cancellation or non-renewal and is in effect, together with the certificates of insurance in form and substance satisfactory to the Administrative Agent, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee and mortgagee, as the case may be, under all insurance policies maintained pursuant to Section 6.07(c);

(viii) a favorable opinion of (A) Cravath, Swaine & Moore LLP, special New York counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-1 with such changes thereto, and with respect to such other matters concerning the Loan Parties and the Loan Documents, as the Arrangers

may reasonably request and (B) in-house counsel to each Loan Party, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-2 with such changes thereto, and with respect to such other matters concerning the Loan Parties and the Loan Documents, as the Arrangers may reasonably request;

(ix) a favorable opinion of local counsel in each jurisdiction where a Loan Party is organized, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-3 with such changes thereto, and with respect to such other matters concerning the Loan Parties or the Loan Documents, as the Arrangers may reasonably request;

(x) a certificate of the secretary or assistant secretary of each Loan Party (other than the Initial Borrower), dated as of the Funding Date, certifying (A) that attached thereto is a true and complete copy of each current Organization Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, and that such resolutions have not been modified, rescinded or amended (except as attached thereto) and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (x)); and

(xi) a certificate as to the good standing or equivalent of each Loan Party (other than the Initial Borrower) (in so-called “long-form” if available) (except where such Loan Party’s jurisdiction of organization does not recognize good standing or equivalent status) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of such Loan Party’s jurisdiction of organization.

(xii) a certificate signed by a Responsible Officer certifying that (1) Ashland Global has received opinions or memoranda from its Tax advisors, in form and substance reasonably satisfactory to Ashland Global, to the effect that, subject to customary representations, covenants and assumptions, the U.S. domestic reorganization steps of the Separation should be Tax-free for U.S. federal income Tax purposes, which U.S. domestic reorganization steps shall include (A) the Ashland Reorganization, (B) the contribution of Ashland to Valvoline and the conversion of Ashland to a limited liability company, (C) the Ashland Chemco Internal Spin-off and (D) the spin-off of the non-U.S. operations of Valvoline pursuant to the distribution of the stock of a newly-formed U.S. corporation, and (2) Ashland Global has been advised by its applicable Tax advisor that, subject to customary representations, covenants and assumptions, such Tax advisor will be able to deliver an opinion to the effect that the distribution of the Valvoline stock to Ashland Global shareholders should be Tax-free for U.S. federal income Tax purposes, and Ashland Global has no reason to believe that such opinion will not be delivered on the date of the actual distribution (other than as a result of a change in law).

(c) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Funding Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Funding Date shall have been paid.

(d) The Borrower shall have paid all reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Funding Date.

(e) After giving effect to the Transactions, the Loan Parties and their respective Subsidiaries shall have outstanding no Indebtedness for borrowed money or preferred stock other than Indebtedness for borrowed money permitted under Section 7.02.

(f) All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained or waived (if applicable), and all applicable waiting periods and appeal periods shall have expired.

(g) All of the assets that constitute the Valvoline Business shall have been transferred to and held by the Loan Parties and their respective Subsidiaries or shall be available for use pursuant to transition services agreements described in the Valvoline Form S-1 or in Schedule 4.02(g) (it being understood that failure to transfer immaterial assets to the Loan Parties or their respective Subsidiaries shall not cause this condition not to be satisfied so long as the financial statements provided pursuant to clause (k) below fairly present, in all material respects, the financial position of the Valvoline Business in accordance with GAAP that will be owned, directly or indirectly, by Valvoline as of the Funding Date).

(h) The Valvoline Business shall have no liabilities in excess of $200,000,000 in the aggregate other than (w) those that arise in the ordinary course of business for the Valvoline Business, (x) liabilities described in the Valvoline Form S-1, (y) the Indebtedness under this Agreement and the Senior Notes and (z) those set forth on Schedule 4.02(h).

(i) The Newco Merger shall have occurred simultaneously or substantially simultaneously with the initial Credit Extension hereunder.

(j) After giving effect to the initial Credit Extension hereunder, the Valvoline Business shall have, on a pro forma basis, at least $350,000,000 of unrestricted cash, Cash Equivalents, unused Revolving Credit Commitments and unused commitments under any Permitted Receivables Facility.

(k) The Administrative Agent shall have received (i) the Audited Financial Statements and (ii) the audited consolidated (or combined, as the case may be) balance sheet and the related consolidated (or combined, as the case may be) statements of operations and comprehensive income, invested equity and cash flows, including the notes thereto, of, prior to the consummation of the Newco Merger, the Valvoline Business, and after the consummation of the Newco Merger, the Borrower and its Subsidiaries, for each fiscal year thereafter ended at least 90 days prior to the Funding Date. The Administrative Agent shall have received the unaudited consolidated (or combined, as the case may be) balance sheet and the related consolidated (or combined, as the case may be) statements of operations and comprehensive income, invested equity and cash flows, including the notes thereto, of, prior to the consummation of the Newco Merger, the Valvoline Business, and after the consummation of the Newco Merger, the Borrower and its Subsidiaries, for each of the first three completed fiscal quarter since the date of the most recent audited financial statements referred to in the immediately preceding sentence that has ended at least 45 days prior to the Funding Date.

(l) To the extent the Funding Date occurs after 60 days after the beginning of a fiscal year of the Borrower, a budget for the Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for (i) each fiscal quarter of such fiscal year prepared in reasonable detail and (ii) each of the two fiscal years of the Borrower immediately following such fiscal year, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that, to the good faith belief of such officer, the budget is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget.

(m) The Guarantee by Ashland, if any, of the Senior Notes has been irrevocably released in full simultaneously or substantially simultaneously with the initial Credit Extension hereunder.

(n) After giving pro forma effect to the initial Credit Extension hereunder, the Consolidated Net Leverage Ratio of the Borrower shall be no greater than 3.50:1.00.

(o) If any Disposition of a part of the assets constituting the Valvoline Business to any Person other than Valvoline or a Subsidiary of Valvoline shall have occurred prior to the Funding Date (and such assets have not been returned to Valvoline or a Subsidiary of Valvoline prior to the Funding Date), such Disposition would have been permitted if Section 7.05 were in effect and the Borrower shall have complied with Section 2.05(b) as if such Section applied with respect to the Term A Commitments (subject to the reinvestment rights described therein).

4.03 Conditions to All Credit Extensions. The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans), including on the Funding Date, is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as the case may be, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders (provided that the only representations and warranties that shall be made on the Effective Date shall be the representations and warranties set forth in Sections 5.01, 5.02, 5.03 and 5.04, and such representations and warranties shall be made only with respect to the Initial Borrower as of the Effective Date) that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Material Subsidiaries (a) is duly organized or formed, legally and validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document, as applicable, has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created under the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation under a material contract to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate, in any material respect, any applicable Law, except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clause (b) to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. On and after the Effective Date, except as already obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person will be necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) except as required by Sections 4.02, 6.17 and 6.18 or by the applicable Collateral Documents (including the filing of UCC financing statements and other similar perfection documentation), the perfection or maintenance of the Liens created under the Collateral Documents or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except that certain filings with the Federal Communications Commission (the “FCC”) may be required in connection with the grant of a security interest in FCC licenses and the exercise of remedies thereunder, in each case, except for those approvals, consents, exemptions, authorizations, actions, notices or filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect. As of the Funding Date, all applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Valvoline Business as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Valvoline Business, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited combined balance sheet of the Valvoline Business dated March 31, 2016, and the related combined statements of operations and comprehensive income, invested equity and cash flows for the fiscal quarter ended on that date (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present the financial condition of the Valvoline Business as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (x) and (y), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since September 30, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments.

(a) Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

(c) As of the date of the Perfection Certificate (which term for the purposes of this Article V shall be deemed to mean the Perfection Certificate, as most recently updated pursuant to this Agreement or another Loan Document), Schedule 7(a) of the Perfection Certificate sets forth a complete and accurate list of all items required by such schedule including real property that, together with any improvements thereon, individually has a fair market value of at least $10,000,000 (as reasonably determined by the Borrower) owned by each Loan Party, showing, in each case, as of the Funding Date the street address, county or other relevant jurisdiction, state, record owner, the value according to the applicable tax valuation thereof and the fair market value thereof.

5.09 Environmental Matters. Except as set forth on Schedule 5.09 or except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i) the Borrower and its Subsidiaries and their businesses, operations, facilities and properties are in compliance with, and the Borrower and its Subsidiaries have no liability under, any Environmental Laws;

(ii) the Borrower and its Subsidiaries have obtained all Environmental Permits (or shall be covered by the Environmental Permits of Ashland Global or any of its Subsidiaries) required for the conduct of their businesses and operations, and the ownership, operation and use of their facilities and properties, under Environmental Laws, and all such Environmental Permits are valid and in good standing;

(iii) (A) there has been no Release or, to the knowledge of the Borrower, threatened Release of Hazardous Materials on, at, under or from any property or facility presently owned, leased or operated by the Borrower and its Subsidiaries during the period of time when such property or facility was owned, leased or operated by the Borrower and its Subsidiaries, that could reasonably be expected to result in liability of the Borrower or any Subsidiary under, or noncompliance by the Borrower or any Subsidiary with, any Environmental Law and (B) to the knowledge of the Borrower’s vice president for environmental health and safety (or equivalent successor officer otherwise named who is responsible for oversight of environmental matters) and of the Borrower’s employees who report directly to such vice president, there has been no Release or threatened Release of Hazardous Materials on, at, under or from any property or facility owned, leased or operated by the Borrower and its Subsidiaries during the period of time before such property or facility was owned, leased or operated by the Borrower and its Subsidiaries, that could reasonably be expected to result in liability of the Borrower or any Subsidiary under, or noncompliance by the Borrower or any Subsidiary with, any Environmental Law;

(iv) there is no claim, notice, suit, action, complaint, demand or proceeding pending or, to the knowledge of the Borrower, threatened, against the Borrower or its Subsidiaries alleging actual or potential liability under or violation of any Environmental Law (an “Environmental Claim”), and, to the knowledge of the Borrower, there are no actions, activities, occurrences, conditions, or incidents that would reasonably be expected to form the basis of such an Environmental Claim;

(v) neither the Borrower nor any of its Subsidiaries is currently obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any Environmental Permit, order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of them is conducting or financing, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any facility or location; and

(vi) except as permitted pursuant to Section 7.01, no Lien has been recorded or, to the knowledge of the Borrower, threatened, under any Environmental Law with respect to any property or other assets currently owned by the Borrower or any of its Subsidiaries.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with (i) financially sound and reputable insurance companies and (ii) insurance companies that are not Affiliates of the Borrower (other than Ashmont Insurance Company, Inc., which is an Affiliate of the Borrower, the Subsidiaries of Ashmont Insurance Company, Inc. and their respective successors and assigns), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Material Subsidiary operates.

5.11 Taxes. The Borrower and each of its Subsidiaries have filed all Federal, State and other Tax returns and reports required to be filed, and have paid all Federal, State and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted, which suspend enforcement or collection of the claim in question and for which adequate reserves have been provided in accordance with GAAP, except, where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no proposed Tax assessments or other Tax claims against the Borrower or any Subsidiary that would, if made, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.11, neither any Loan Party nor any Domestic Subsidiary thereof is party to any tax sharing agreement, the primary subject of which is Tax, other than any tax sharing arrangements solely among the Loan Parties.

5.12 ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by or will be timely filed according to the applicable determination letter cycle with the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not, either individually or in the aggregate, be expected to have a Material Adverse Effect or as set forth in Schedule 5.12, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has been determined to be, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code), whose accumulated benefit obligation as determined under Accounting Standards Codification No. 715 is greater than or equal to $30,000,000; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable generally accepted accounting principles;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Funding Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13 Subsidiaries; Equity Interests; Loan Parties; Charter Documents. As of the Funding Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 1(a) of the Perfection Certificate and all of the outstanding Equity Interests in such Subsidiaries that are Collateral have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Schedules 9(a) and 9(b) to the Perfection Certificate free and clear of all Liens except those permitted under Section 7.01. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. On and after the Funding Date as and when required by Section 6.17, all Subsidiaries (other than Excluded Subsidiaries, together with any other Subsidiary as of the Funding Date that is not listed on Schedule 1 to the Perfection Certificate delivered on the Funding Date) are Loan Parties. Set forth on Schedule 1 to the Perfection Certificate is a complete and accurate list of all Loan Parties as of the Funding Date, showing as of the Funding Date (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any Loan Party that is not organized under the laws of one of the states of the United States that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(ii) (in the case of the Initial Borrower) or Section 4.02(b)(x) (in the case of each other Loan Party) is a true and correct copy of such document as of the Effective Date (in the case of the Initial Borrower) or the Funding Date (in the case of each other Loan Party), and is valid and in full force and effect as of the Effective Date (in the case of the Initial Borrower) or the Funding Date (in the case of each other Loan Party).

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that (a) such estimates, projections, forecasts and other forward-looking information, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by such estimates, projections, forecasts and forward-looking information may differ significantly from the projected or forecasted results and that such differences may be material and that such estimates, projections, forecasts and forward-looking information are not a guarantee of financial performance and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

5.16 Compliance with Laws. Except as disclosed in Schedule 5.09, each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or possess the right to use such IP Rights or such conflicts would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of their respective businesses by the Borrower or any of its Subsidiaries does not infringe upon or violate any rights held by any other Person except where such infringements or violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. After giving effect to the Transactions, (i) prior to the consummation of the Newco Merger, the Valvoline Business is Solvent and (ii) after the consummation of the Newco Merger, the Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. As of the Funding Date, except as set forth on Schedule 5.20, there are no material collective bargaining agreements covering the employees of the Borrower or any of its Subsidiaries and neither the Borrower nor any Subsidiary has suffered any material strikes, walkouts, work stoppages or other labor difficulty with respect to the Borrower and all of its Subsidiaries within the last five years. The hours worked by and payments made to employees of the Borrower or any of its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, State, local or foreign law dealing with such matters where such violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.21 Collateral Documents. On and after the Funding Date:

(a) The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 5 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute first priority (subject to Liens permitted under the Loan Documents), fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest (A) cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by such filings or by possession or control, as the case may be, or (B) is not required to be perfected pursuant to this Agreement or any other Loan Document), in each case subject to no Liens other than Liens permitted under the Loan Documents.

(b) When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and the filings referred to in clause (i) of Section 5.21(a) are made as provided in such clause, the Liens created by such Security Agreement shall constitute first priority (subject to Liens permitted under the Loan Documents), fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted under the Loan Documents.

(c) Each Collateral Document delivered pursuant to Sections 6.17 and 6.18 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document or is not required to be perfected pursuant to this Agreement or any other Loan Document), such Collateral Document will constitute first priority (subject to Liens permitted under the Loan Documents), fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the Liens permitted under the Loan Documents.

(d) Each Mortgage is effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder, subject only to (x) on the date of such Mortgage, Permitted Encumbrances and (y) after the date of such Mortgage, Liens permitted by Section 7.01, and when the Mortgages are filed in the offices specified on Schedule 7(a) to the Perfection Certificate dated the Funding Date (or, in the case of any Mortgage executed and delivered after the Funding Date in accordance with the provisions of Sections 6.17 and 6.18, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.17 and 6.18) the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties, in each case prior and superior in right to any other Lien, other than (x) on the date of such Mortgage, Permitted Encumbrances and (y) after the date of such Mortgage, Liens permitted by Section 7.01. All written information provided by or on behalf of the Borrower to the Administrative Agent and any Lender with respect to each Mortgaged Property is subject to Section 5.15 hereof.

5.22 Designated Senior Debt. The Obligations constitute “Designated Senior Debt” or “Senior Secured Financing” (or any other terms of similar meaning and import) under any Indebtedness subordinated in right of payment to the Obligations (to the extent the concept of “Designated Senior Debt” or “Senior Secured Financing” (or any similar concept) exists therein), or any subordinated Permitted Refinancing thereof (to the extent the concept of “Designated Senior Debt” or “Senior Secured Financing” (or any similar concept) exists therein).

5.23 USA Patriot Act. Neither the Borrower nor any of its Subsidiaries is in violation in any material respect of any applicable laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 and the USA Patriot Act.

5.24 Anti-Money Laundering Laws. The operations of the Borrower and its Subsidiaries are and, to the knowledge of the Borrower, have, in the past three years, been conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and, as of the date hereof, no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

5.25 Sanctions and Anti-Corruption. (a) Neither the Borrower nor any of its Subsidiaries, nor any of their respective officers or employees, nor, to the knowledge of the Borrower, any of their respective, directors, agents or Affiliates, is a Sanctioned Person, nor is the Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is a Sanctioned Country; and the Borrower will not directly or, knowingly, indirectly use the proceeds of the Credit Extensions hereunder to fund or facilitate, or lend, contribute or otherwise make available such proceeds to any Subsidiary to fund or facilitate or to any joint venture partner or other Person that the Borrower or any of its Subsidiaries knows will use such proceeds to fund or facilitate, (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject or target of Sanctions or (ii) any use of such proceeds in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, L/C Issuer or otherwise) of Sanctions. The Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, the Borrower’s directors and agents are in compliance with Sanctions in all material respects.

(b) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of its directors, officers, employees, agents or Affiliates has, in the past five years, failed to comply with any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable Anti-Corruption Laws. The Borrower and its Subsidiaries have instituted, maintain and enforce procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws and applicable Sanctions.

ARTICLE VI

AFFIRMATIVE COVENANTS

From and after the Funding Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Lines of Credit Agreements, Secured Franchisee Loan Facility Guaranties or Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the applicable L/C Issuer, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 and 6.15) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) promptly when available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, prior to the consummation of the Newco Merger, the Valvoline Business) (commencing with the fiscal year ending September 30, 2016), a consolidated (or combined, as the case may be) balance sheet of the Borrower or the Valvoline Business, as the case may be, as at the end of such fiscal year, and the related consolidated (or combined, as the case may be) statements of operations and comprehensive income, invested equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated (or combined, as the case may be) statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) promptly when available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, prior to the consummation of the Newco Merger, the Valvoline Business) (commencing with the fiscal quarter ending June 30, 2016), a consolidated (or combined, as the case may be) balance sheet of the Borrower or the Valvoline Business, as the case may be, as at the end of such fiscal quarter, and the related consolidated (or combined, as the case may be) statements of operations and comprehensive income, invested equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s or the Valvoline Business’, as the case may be, fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated (or combined, as the case may be) statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower or the Valvoline Business, as the case may be, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), to the extent obtainable with commercially reasonable efforts, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event (which certificate may be limited to the extent required by applicable accounting rules or guidelines);

(b) not later than five Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) concurrently with the delivery of each Compliance Certificate referred to in clause (b) of this Section 6.02, a list of the Immaterial Subsidiaries determined as of the last day of the fiscal quarter of the Borrower to which such Compliance Certificate relates;

(g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, to the extent permitted by Law;

(h) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(i) (A) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any Subsidiary or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan have not been requested, the applicable entity shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(j) within 60 days after the beginning of each fiscal year of the Borrower, a budget for the Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for (i) each fiscal quarter of such fiscal year prepared in reasonable detail and (ii) each of the two fiscal years of the Borrower immediately following such fiscal year, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that, to the good faith belief of such officer, the budget is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;

(k) concurrently with the delivery of each Compliance Certificate referenced in clause (b) of this Section 6.02, a Perfection Certificate Supplement (or a certificate confirming that there has been no change in information since the date of the Perfection Certificate or latest Perfection Certificate Supplement); and

(l) to the extent the Borrower has one or more Subsidiaries that have been designated as Unrestricted Subsidiaries in accordance with Section 6.15 at such time, concurrently with the delivery of consolidated financial statements referred to in Sections 6.01(a) and (b), the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s public website on the Internet or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that makes a written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for such Compliance Certificates, the Administrative

Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly following a Responsible Officer’s knowledge thereof, notify the Administrative Agent (which shall furnish such notice to each Lender) of:

(a) the occurrence of any Default;

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount in excess of $30,000,000;

(d) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b); and

(e) any announcement by a Rating Agency of any change in a Debt Rating, including outlook.

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, and such contest suspends enforcement or collection of the claim in question.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the Borrower’s and its Material Subsidiaries’ legal existence and good standing (or equivalent status) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and

(b) make all necessary repairs thereto and renewals and replacements thereof; and

(c) use a standard of care typical in the industry in the operation and maintenance of its facilities,

in the case of each of (a), (b) and (c), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintain with (i) financially sound and reputable insurance companies and (ii) insurance companies that are not Affiliates of the Borrower (other than Ashmont Insurance Company, Inc., which is an Affiliate of the Borrower, the Subsidiaries of Ashmont Insurance Company, Inc. and their respective successors and assigns), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other companies.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or such shorter period as agreed by the Administrative Agent in its sole discretion) after receipt by the Administrative Agent of written notice thereof and (ii) so long as Valvoline maintains its own insurance policies (and not a combined policy with Ashland), which shall occur no later than January 1, 2017, name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable in the case of insurance relating to Collateral.

(c) If at any time any Mortgaged Property is a Flood Hazard Property, then, prior to the effective date of the Mortgage in respect of such Flood Hazard Property, the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and each Lender, it being acknowledged and agreed that the acceptance of a Mortgage encumbering such property by the Administrative Agent shall constitute confirmation of delivery of evidence of such compliance for purposes of this section (the requirements set forth in this paragraph (c) are referred to herein as the “Flood Insurance Requirements”).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including compliance with ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, at such reasonable times during normal business hours and reasonable frequency, upon reasonable advance notice to the Borrower; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (y) the first such inspection in each calendar year shall be conducted at the sole expense of the Borrower without charge to the Administrative Agent and (z) any additional such inspections in a calendar year after the first such inspection in such calendar year shall be conducted at the sole expense of the Administrative Agent without charge to the Borrower; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the sole expense of the Borrower at any time during normal business hours and upon reasonable advance notice to the Borrower. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (i) to contribute all or a portion of such proceeds to Ashland to finance the Existing Ashland Debt Repayment, (ii) to finance the Separation and the other transactions related thereto, (iii) to pay fees and expenses incurred in connection with the Transactions, (iv) to provide Letters of Credit and (v) for ongoing working capital and general corporate purposes not in contravention of any Law or of any Loan Document (including acquisitions permitted under Section 7.03). The Borrower will not request any Credit Extensions, and the Borrower shall not directly or, knowingly, indirectly use, and the Borrower shall procure that its subsidiaries and its and their respective directors, officers, employees and agents shall not directly or, knowingly, indirectly use, the proceeds of any Credit Extensions (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12 Compliance with Environmental Laws. Except where the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect, comply, and, to the extent permitted by Law and attainable using commercially reasonable efforts, cause all lessees and other Persons operating or occupying its properties and facilities to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations, properties and facilities; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any of its properties or facilities, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such actions to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.13 Preparation of Environmental Reports. If an Event of Default is continuing relating to Section 5.09 or Section 6.12, or if the Administrative Agent at any time has reason to believe that there exist violations of Environmental Laws by any Loan Party or any of its Subsidiaries or that there exist any Environmental Liabilities or Environmental Claims, in each case which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, then the following procedure shall be implemented:

(a) the Administrative Agent shall notify the Loan Parties that it intends to seek an environmental audit and/or assessment report meeting the description in subsection (c) below, and shall consult with the Loan Parties on the facts and circumstances giving rise to the intent;

(b) the Loan Parties shall have ten (10) Business Days to provide a response to and otherwise consult with the Administrative Agent and the Required Lenders;

(c) if, after the consultation described in subsections (a) and (b) above, the Administrative Agent and the Required Lenders believe it necessary, each Loan Party shall, at the request of the Required Lenders, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental audit and/or assessment report with respect to any such Event of Default, violation, Environmental Liability, and/or Environmental Claim (“Environmental Audit”). An Environmental Audit may include, where reasonably appropriate, soil, air, surface water and groundwater sampling and testing. The Environmental Audit shall be prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent. The Environmental Audit will, as relevant, indicate the presence or absence of any such violation, and/or the presence, absence, Release or threat of Release of Hazardous Materials and shall include the estimated cost of any compliance, removal, remedial or other action required to correct any such Event of Default, or violation, and/or to address any such Environmental Liability and/or Environmental Claim;

(d) without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such audit and/or report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such audit and/or report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns, leases or operates any real property or facility described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, landlords or other Persons with interests in the applicable real property or facility, to enter onto their respective properties or facilities to undertake such an audit and/or assessment; and

(e) without limiting any term or provision of Section 10.07, in implementing the above described procedures, the Administrative Agent and Required Lenders will undertake steps deemed reasonable by them under the circumstances to accommodate specific requests by the Loan Parties to maintain as confidential information concerning litigation or regulatory compliance strategy provided to them by the Loan Parties pursuant to this Section.

6.14 Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” or “Senior Secured Financing” (or similar term) under, and defined in, any subordinated indebtedness of the Borrower.

6.15 Designation of Unrestricted Subsidiaries. So long as no Default has occurred and is continuing, at the option of the Borrower, designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) in the case of designating a Subsidiary as an Unrestricted Subsidiary, on a Pro Forma Basis, the Borrower shall be in compliance with Sections 7.11(a) and (b) for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01, (ii) the designation of a Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s Investment in such Subsidiary and, at the time of such designation, the aggregate amount of Investments made as a result of designations of Subsidiaries as Unrestricted Subsidiaries pursuant to this Section 6.15 shall be subject to compliance with Sections 7.03 and (iii) no Subsidiary may be re-designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. Upon the effectiveness of the designation of a Subsidiary as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall for all purposes be deemed not to be a “Subsidiary” under and pursuant to this Agreement or any other Loan Document, unless and until such time, if ever, as it is re-designated to be a Subsidiary as herein provided. Upon the effectiveness of the designation of a Subsidiary that is a Guarantor as an Unrestricted Subsidiary, such Subsidiary shall cease to be a Guarantor, and it shall be released from the Guaranty, the Security Agreement and any other Loan Document to which it is a party (and the Administrative Agent shall take the actions required by Section 9.10 to effect such release). The re-designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time; provided that, by way of clarification and not limitation, such designation shall not be construed to be an acquisition by the Borrower or the Subsidiary that is the parent of such Unrestricted Subsidiary for the purposes of Section 7.03. Upon the effectiveness of re-designation of any Unrestricted Subsidiary as a Subsidiary, such Subsidiary shall be subject to the requirements of Section 6.17.

6.16 Compliance with Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions.

(a) The Borrower will not directly or, knowingly, indirectly (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c) The Borrower will not directly or indirectly knowingly cause or permit any of the funds of any Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of any Anti-Terrorism Law.

6.17 Covenant to Guarantee Obligations and Give Security.

(a) Subject to this Section 6.17, with respect to any property acquired after the Funding Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or 90 days with respect to any real property that is subject to the requirements of this Section 6.17, or, in each case, such longer period as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall reasonably deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted under the Loan Documents and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties. Notwithstanding the foregoing or anything in this Agreement (including this Section 6.17 and Section 6.18) or any other Loan Document to the contrary, no Loan Party shall be required to execute and deliver any Collateral Documents or other agreements governed by the laws of, or otherwise take any action to perfect any Lien under this Agreement or any other Loan Document in, any jurisdiction other than the United States, any State thereof and the District of Columbia.

(b) With respect to any Person that is or becomes a Subsidiary (other than an Immaterial Subsidiary or Special Purpose Finance Subsidiary) after the Funding Date or any Subsidiary that ceases to be an Immaterial Subsidiary or Special Purpose Finance Subsidiary, promptly (and in any event (A) within 30 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such Person becomes a Subsidiary or (B) within 30 days (or such longer period as the Administrative Agent may agree in its sole discretion) after financial statements have been delivered pursuant to Section 6.01 (commencing with the financial statements for the quarter ending June 30, 2016) indicating that such Subsidiary has ceased to be an Immaterial Subsidiary or Special Purpose Finance Subsidiary, as the case may be (for the avoidance of doubt, a Subsidiary’s status as an Immaterial Subsidiary need not otherwise be tested except as set forth in this Section 6.17(b)) (i) except as provided below, deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary that are directly owned by the Borrower or a Guarantor, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (other than an Excluded Subsidiary) (A) to execute a joinder agreement to the Guaranty or such comparable documentation to become a Guarantor and a joinder agreement to the Security Agreement, substantially in the form annexed thereto and (B) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Administrative Agent pursuant to clause (i) of this Section 6.17(b) shall not include any Equity Interests of (x) a Regulated Subsidiary or other Subsidiary, in each case in this clause (x) to the extent that the pledge of Equity Interests of such Subsidiary would be prohibited by applicable Law, (y) a joint venture to the extent that the pledge of Equity Interests of such joint venture would be prohibited by such joint venture’s Organization Documents, or (z) a Foreign Subsidiary or a Foreign Subsidiary Holding Company (including Equity Interests of a Subsidiary that are held directly or indirectly by a Foreign Subsidiary or a Foreign Subsidiary Holding Company) other than (A) Voting Stock of any Subsidiary which is a first-tier Foreign Subsidiary or a first-tier Foreign Subsidiary Holding Company, in each case representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 6.17(b).

(c) Promptly grant to the Administrative Agent, within 90 days (or such longer period as the Administrative Agent may agree in its sole discretion) of the acquisition thereof, a security interest in and Mortgage on each real property owned in fee by such Loan Party as is acquired by such Loan Party after the Funding Date and that, together with any improvements thereon, individually has a fair market value of at least $10,000,000 (as reasonably determined by the Borrower), as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.01); provided that the Borrower shall give prompt written notice to the Administrative Agent, which the Administrative Agent shall promptly forward to the Lenders, of the Borrower’s acquisition of any such real property owned in fee (including the physical address of each Building). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted under Section 7.01. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all Taxes, fees and other charges payable in connection with the recording of such Mortgages shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired real property (including a Mortgage Policy, satisfaction of any applicable requirements set forth in Section 4.02(b)(vi), mutatis mutandis, evidence of insurance coverage (including, if applicable, flood insurance coverage required by Section 6.07(c)) required hereunder, counsel opinions (in each case, in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage) and, if and to the extent that a Loan Party shall, in the ordinary course, obtain an updated survey or a new survey of any Mortgaged Property, such Loan Party shall deliver a copy of such survey to the Administrative Agent and such survey shall be in form and substance reasonably acceptable to the Administrative Agent, be prepared by a land surveyor duly registered and licensed in the States in which the property in question is located and be certified by such surveyor to the Administrative Agent. With respect to any additional Mortgaged Property that is a Flood Hazard Property, the Borrower shall have obtained confirmation from the Administrative Agent and each Lender that the flood hazard due diligence and flood insurance requirements hereunder have been met with respect to such additional Mortgaged Property (it being acknowledged and agreed that the acceptance of a Mortgage encumbering such property by the Administrative Agent shall constitute such confirmation for purposes of this section).

(d) Notwithstanding anything to the contrary in this Section 6.17, (i) no Subsidiary shall be required to become a Guarantor in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of providing a Guarantee of the Obligations is excessive in relation to the benefit thereof and (ii) the Collateral shall not include assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining pledge or security interest in such assets is excessive in relation to the benefit thereof.

(e) Notwithstanding anything to the contrary in this Section 6.17, if any Person ceases to be a Guarantor in accordance with this Agreement as a result of a transaction permitted hereunder or as a result of becoming an Excluded Subsidiary, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith and in accordance with Section 9.10, execute and deliver to such Person such documents as such Person may reasonably request to evidence the release of such Person from its obligations hereunder and under the other Loan Documents.

(f) Notwithstanding anything herein to the contrary, the Borrower shall be permitted, at its sole option and from time to time, to designate any Immaterial Subsidiary as a “Guarantor” and a “Loan Party” upon written notice to the Administrative Agent so long as the requirements of Section 6.17(b) shall have been satisfied with respect to such Subsidiary as if it were a Subsidiary that has ceased to be an Immaterial Subsidiary, and thereafter such Immaterial Subsidiary shall be deemed to be a Guarantor and a Loan Party for all purposes of this Agreement and the other Loan Documents; provided that no Subsidiary designated as a “Guarantor” and a “Loan Party” pursuant to this Section 6.17(f) may subsequently be re-designated as an Immaterial Subsidiary.

6.18 Further Assurances. Promptly upon the reasonable request of the Administrative Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the Loan Documents, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. The Borrower shall deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require.

6.19 Valvoline Joinder Agreement. Promptly following the consummation of the Newco Merger, cause Valvoline to execute a joinder (in form and substance reasonably satisfactory to the Administrative Agent) to this Agreement and, if necessary, each other Loan Document pursuant to which Valvoline acknowledges that immediately upon the consummation of the Newco Merger, Valvoline shall become the Borrower under this Agreement and the other Loan Documents and shall assume the obligations and rights of the Initial Borrower under this Agreement and the other Loan Documents.

ARTICLE VII

NEGATIVE COVENANTS

From and after the Funding Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Lines of Credit Agreements, Secured Franchisee Loan Facility Guaranties or Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the applicable L/C Issuer, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) (x) Liens pursuant to any Loan Document, including Liens securing an L/C Issuer pursuant to Section 2.03(a)(iii)(F) and any other Liens on cash or deposits granted to the Administrative Agent or any L/C Issuer in accordance with the terms of this Agreement to Cash Collateralize the Obligations and (y) Liens securing any Incremental Equivalent Debt (provided that such Liens do not extend to any assets that are not Collateral);

(b) Liens existing on the Funding Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) any Permitted Refinancing of the obligations secured or benefitted thereby is permitted by Section 7.02(c);

(c) Liens for Taxes not yet due or, if overdue, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and either (A) such contest suspends enforcement or collection of the claim in question or (B) the Borrower or such Subsidiary takes such actions as are reasonably necessary to replace or substitute such Lien with a bond or equivalent surety or otherwise prevent the forfeiture or sale of the subject property or asset as a result of the enforcement or collection of the claim in question;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 30 days or, if more than 30 days overdue, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and either (A) such contest suspends enforcement or collection of the claim in question, or (B) the Borrower or such Subsidiary takes such actions as are reasonably necessary to replace or substitute such Lien with a bond or equivalent surety or otherwise prevent the forfeiture or sale of the subject property or asset as a result of the enforcement or collection of the claim in question;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits or other security to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations (including obligations under Environmental Laws), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, zoning restrictions, covenants, conditions and restrictions of record, rights of third parties with respect to minerals, gas and oil, riparian rights, rights of parties under leases, and other similar encumbrances affecting real property which, in the aggregate, do not secure monetary obligations that are substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness used to finance the acquisition of new assets or the construction or improvement of assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, other than proceeds and products thereof, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iii) after giving effect to the incurrence of any Liens in reliance on this clause (i) on a Pro Forma Basis, the Borrower shall be in compliance with Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(j) Liens on Permitted Securitization Transferred Assets arising in connection with a Permitted Receivables Facility;

(k) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $300,000,000;

(l) Liens securing obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract that would otherwise meet the requirements set forth in the proviso to Section 7.02(a);

(m) Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions permitted under this Agreement;

(n) (i) set-off rights or (ii) Liens arising in connection with repurchase agreements that are Investments permitted under Section 7.03;

(o) Liens arising pursuant to Law in favor of a Governmental Authority in connection with the importation of goods in the ordinary course of business;

(p) the replacement, extension or renewal of any Lien permitted by clauses (i) and (j) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (other than releases thereof) (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(q) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies;

(r) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary, other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and any Permitted Refinancing thereof;

(s) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(t) Liens representing any interest or title of any (i) licensor, sublicensor, lessor or sublessor and where the Borrower or any Subsidiary is a licensee, sublicensee, lessee or sublessee or (ii) lessee, sublessee, licensee or sublicensee, in the case of clauses (i) and (ii) under any lease, sublease, license or sublicense not prohibited by the terms of this Agreement and entered in to in the ordinary course of business, so long as, in the case of Liens under clause (ii), all such leases, subleases, licenses and sublicenses do not individually or in the aggregate (A) interfere in any material respect with the ordinary conduct of the business of any Loan Party or (B) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(u) Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under applicable Law) regarding leases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(v) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted by Section 7.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(w) in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any customary put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business and not prohibited by this Agreement;

(y) any pledge of the Equity Interests of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under this Agreement;

(z) broker’s Liens securing the payment of commissions in the ordinary course of business;

(aa) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing thereof; provided that any such Liens are subject to an intercreditor agreement reasonably satisfactory to the Borrower and the Administrative Agent; and

(bb) Liens on assets or property securing Indebtedness permitted under Section 7.02(e); provided that such Liens do not encumber any property or assets other than the property or assets financed by such Indebtedness (or the proceeds thereof).

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness of the Borrower owed to any Subsidiary and of any Subsidiary owed to the Borrower or any other Subsidiary, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Collateral” under the Security Agreement, (ii) in the case of any Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party, be subject to an Intercompany Note Subordination Agreement and (iii) in the case of any Indebtedness owed to a Loan Party by any Subsidiary that is not a Loan Party, otherwise be permitted under the provisions of Section 7.03;

(c) Indebtedness outstanding on the Funding Date and listed on Schedule 7.02 and any Permitted Refinancing thereof;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary, by any other Loan Party of Indebtedness of the Borrower or any other Subsidiary, and by any Subsidiary that is not a Loan Party of Indebtedness of any other Subsidiary that is not a Loan Party; provided that (i) in the case of Guarantees of Indebtedness, the Indebtedness so Guaranteed is permitted by this Section 7.02, (ii) Guarantees by any Loan Party of Indebtedness of a Subsidiary that is not a Loan Party shall be otherwise permitted under the provisions of Section 7.03 (other than clause (e) thereof) and (iii) the Guarantees permitted under this clause (d) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i), in each case incurred to finance the acquisition of new assets or the construction or improvement of assets; provided, however, that after giving effect to the incurrence of any Indebtedness in reliance on this clause (e) on a Pro Forma Basis, the Borrower shall be in compliance with Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(f) Indebtedness of any Person that becomes a Subsidiary (or that is merged or consolidated with or into the Borrower or any Subsidiary) after the Funding Date in accordance with the terms of Section 7.03, which Indebtedness is existing at the time such Person becomes a Subsidiary (or that is merged or consolidated with or into the Borrower or any Subsidiary) (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary, or being merged or consolidated with or into the Borrower or any Subsidiary);

(g) Indebtedness to the Receivables Financiers arising under or incidental to the Permitted Receivables Facilities not to exceed $250,000,000 at any time outstanding; and to the extent that any purported sale, transfer or contribution of Permitted Securitization Transferred Assets from the Borrower or any Subsidiary to a Special Purpose Finance Subsidiary shall ever be deemed not to constitute a true sale, any Indebtedness of the applicable Special Purpose Finance Subsidiary to the Borrower and its Subsidiaries arising therefrom;

(h) Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by the Borrower or any of its Subsidiaries in the ordinary course of business;

(i) other Indebtedness the aggregate unpaid principal amount of which shall not at any time exceed $300,000,000;

(j) Indebtedness consisting of the financing of insurance premiums;

(k) Indebtedness (i) incurred in connection with an Investment or Disposition permitted hereunder constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments and (ii) consisting of deferred compensation or other similar arrangements incurred by the Borrower or any Subsidiary in connection with an Investment permitted hereunder;

(l) Indebtedness created under this Agreement or any other Loan Document;

(m) other Indebtedness of the Loan Parties; provided that (i) no Event of Default shall exist or result therefrom, (ii) if such Indebtedness is subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations, (iii) no Subsidiary (other than a Guarantor) is an obligor under such Indebtedness (including pursuant to any Guarantee thereof) unless such Subsidiary, substantially concurrently with becoming an obligor under such Indebtedness, becomes a Guarantor, (iv) if such Indebtedness is secured, it shall not be secured by any assets that do not constitute the Collateral and (v) after giving effect to the incurrence of any Indebtedness in reliance on this clause (m) on a Pro Forma Basis, the Consolidated Interest Coverage Ratio for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01 shall not be less than 2.00:1.00;

(n) Indebtedness constituting Incremental Equivalent Debt and any Permitted Refinancing thereof;

(o) Indebtedness under the Senior Notes and any Permitted Refinancing thereof;

(p) Refinancing Equivalent Debt and any Permitted Refinancing thereof;

(q) Indebtedness incurred in connection with the Separation, provided that, such Indebtedness shall be repaid using the proceeds of the Valvoline IPO within 7 days of the date of such incurrence; and

(r) Indebtedness under Secured Foreign Line of Credit Agreements.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) loans or advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in Loan Parties, (ii) Investments by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties, (iii) Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the Funding Date, together with the amount of Investments by Loan Parties in Persons that are not Loan Parties pursuant to clause (g) below, not to exceed $200,000,000; provided that in the event the Borrower or any other Loan Party received a return of any such Investment pursuant to this clause (iii), an amount equal to such return shall be available for Investments in the fiscal year of Borrower in which such return is received and thereafter and (iv) Investments in joint venture entities in an aggregate amount invested not to exceed $200,000,000 during each fiscal year of the Borrower; provided that in the event the Borrower or any Subsidiary received a return of any such Investment pursuant to this clause (iv), an amount equal to such return, not to exceed the amount of the original Investment, shall be available for Investments in the fiscal year of the Borrower in which such return is received and thereafter;

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees not prohibited by Section 7.02;

(f) Investments (other than those referred to in Section 7.03(c)(i)) existing on the Funding Date and set forth on Schedule 7.03;

(g) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, or business unit or division of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i) the Loan Parties and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the requirements of Section 6.17 (to the extent applicable);

(ii)(A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and (B) immediately after giving effect to such purchase or other acquisition on a Pro Forma Basis, the Borrower and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(iii) as to any such acquisition involving cash consideration of more than $50,000,000 in the aggregate, the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied, in each case to the extent required to be satisfied, on or prior to the consummation of such purchase or other acquisition; and

(iv) the aggregate amount of Investments made by Loan Parties in Persons that not become Loan Parties pursuant to this clause (g), together with the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties pursuant to clause (c)(iii) above (after giving effect to any return on any such Investments), shall not exceed $200,000,0000;

(h) any Investment by the Borrower and its Subsidiaries in a Special Purpose Finance Subsidiary which, in the judgment of the Borrower, is prudent and reasonably necessary in connection with, or otherwise required by the terms of, any Permitted Receivables Facility;

(i) other Investments not exceeding $200,000,000 in the aggregate at any one time;

(j) other Investments; provided that, at the time each such Investment is made in reliance on this clause (j), the aggregate amount of such Investment does not exceed the Available Amount at such time;

(k) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l) Investments made as a result of the receipt of noncash consideration from any Disposition in compliance with Section 7.05;

(m) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(n) Investments resulting from any pledge or deposit not prohibited by Section 7.01;

(o) Investments in respect of Swap Contracts of the type that satisfy the requirements set forth in the proviso to Section 7.02(a);

(p) any other Investments, so long as (A) immediately before and immediately after giving effect to any such Investment, no Event of Default shall have occurred and be continuing; and (B) immediately after giving effect to any such Investment, the Consolidated Net Leverage Ratio on a Pro Forma Basis for the Borrower and its Subsidiaries shall be no greater than 3.50:1.00 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01; and

(q) in each case to the extent constituting Investments and subject to Section 7.14, any transactions contemplated by the Separation.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Loan Party is merging with another Subsidiary (which may be another Loan Party), the continuing or surviving Person shall be a Loan Party;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (upon voluntary liquidation or otherwise) to (i) another Subsidiary that is not a Loan Party or (ii) a Loan Party;

(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, in the case of any such merger or consolidation to which any Loan Party (other than the Borrower) is a party, (i) a Loan Party is the surviving Person or (ii) such merger or consolidation otherwise complies with Section 7.03;

(e) the Borrower may merge with any other Person organized under the Laws of the United States, any State thereof or the District of Columbia, but only so long as (i) the Borrower is the continuing or surviving Person or (ii) if the Borrower is not the continuing or surviving Person, (A) such merger effects a re-domestication of the Borrower’s jurisdiction of formation, (B) each of the Re-Domestication Requirements shall have been satisfied and (C) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing;

(f) Dispositions permitted by Section 7.05 (other than (i) Dispositions permitted by Section 7.05(e)(i) and (ii) Dispositions of all or substantially all assets of the Borrower and its Subsidiaries pursuant to Section 7.05(g)); and

(g) subject to Section 7.14, the Borrower or any of its Subsidiaries may effect any transactions contemplated by the Separation.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property in the ordinary course of business, or property no longer used or useful in the business of the Borrower or such Subsidiary, in each case whether now owned or hereafter acquired;

(b) Dispositions of inventory and Cash Equivalents in the ordinary course of business;

(c) Dispositions of equipment or real property other than through a lease transaction to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or to Indebtedness incurred to acquire such replacement property; and Dispositions of equipment or real property through a lease transaction to the extent that such lease is on fair and reasonable terms in an arm’s-length transaction;

(d) Dispositions of property by any Subsidiary to the Borrower or any other Subsidiary or by the Borrower to any Subsidiary; provided that any Disposition involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 7.08 (excluding clause (b) thereof);

(e) (i) Dispositions permitted by Section 7.04 and (ii) Dispositions for fair market value in a transaction in exchange for which an Investment permitted by Section 7.03 (other than Section 7.03(p)) is received;

(f) licenses or sublicenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(g) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that such Dispositions are for at least 75% of the price for such asset shall be paid to the Borrower or such Subsidiary solely in cash; provided that (i) any consideration in the form of Cash Equivalents that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso; (ii) any liabilities (as shown on the Borrower’s or a Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or a Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Borrower and all the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Borrower or a Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration;

(h) Dispositions of Permitted Securitization Transferred Assets pursuant to any Permitted Receivables Facility;

(i) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(j) Dispositions of property to the extent that such property constitutes an Investment permitted by Section 7.03(d)(ii), (l) or (m) or another asset received as consideration for the Disposition of any asset permitted by this Section 7.05;

(k) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

(l) subject to the Section 7.14, any transactions contemplated by the Separation;

provided, however, that any of the foregoing Dispositions (other than any Disposition pursuant to clause (a), (d), (e)(i) or (k) of this Section 7.05) shall be for fair market value, as determined reasonably and in good faith by, as the case may be, the Borrower or the applicable Subsidiary.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower (provided that if the Subsidiary making such Restricted Payment is a Loan Party, then the Subsidiary to which such Restricted Payment is made shall also be a Loan Party) and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) the Borrower and each Subsidiary may make Restricted Payments made to shareholders of any Person (other than an Affiliate of the Borrower) acquired by merger pursuant to an acquisition permitted under this Agreement;

(e) the Borrower and each Subsidiary may make Restricted Payments not otherwise permitted under this Section 7.06 (other than Restricted Payments consisting of divisions, lines of business or the stock of Subsidiaries); provided that on a Pro Forma Basis the Borrower’s Consolidated Net Leverage Ratio shall be less than 3.50:1.00 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(f) the Borrower and each Subsidiary may make other Restricted Payments not otherwise permitted under this Section 7.06 not exceeding $75,000,000 in the aggregate per fiscal year of the Borrower;

(g) the Borrower and each Subsidiary may make other Restricted Payments not otherwise permitted under this Section 7.06; provided that, at the time each such Restricted Payment is made in reliance on this clause (g), the aggregate amount of such Restricted Payment does not exceed the Available Amount at such time;

(h) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(i) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Borrower and its Subsidiaries that are approved in good faith by the board of directors of the Borrower;

(j) the Borrower may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(k) subject to Section 7.14, the Borrower or any of its Subsidiaries may make Restricted Payments contemplated by the Separation; and

(l) the Borrower and any of its Subsidiaries may make payments of amounts due and payable pursuant to the Tax Matters Agreement between Ashland Global and Valvoline entered into in connection with the Separation.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Funding Date or any business substantially related, reasonably complementary or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions (i) between or among the Loan Parties (not involving any other Affiliate) and (ii) between or among the Subsidiaries that are not Loan Parties (not involving any Loan Party or any other Affiliate), (b) other transactions between or among any two or more of the Borrower and the Subsidiaries that are permitted under Section 7.03, 7.04 or 7.05, (c) the Permitted Receivables Facilities, (d) employment and severance arrangements between the Borrower or any Subsidiary and its officers and employees in the ordinary course of business, (e) the payment of customary fees and indemnities to directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, (f) Restricted Payments permitted by Section 7.06, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors and (h) subject to Section 7.14, any transactions contemplated by the Separation.

7.09 Burdensome Agreement. Enter into or permit to exist any Contractual Obligation that limits the ability of (a) any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (b) any Loan Party to Guarantee the Indebtedness of the Borrower (other than Contractual Obligations in agreements governing Indebtedness incurred after the Funding Date in accordance with Section 7.02) or (c) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person, in each case except for (i) any Contractual Obligations which exist on the Funding Date and are set forth on Schedule 7.09 (and any renewal, extension or replacement thereof so long as such renewal, extension or replacement does not expand the scope of such Contractual Obligations to any material extent), (ii) this Agreement, any other Loan Document and the Senior Notes Documents and any Permitted Refinancing thereof, (iii) any Contractual Obligations that are binding on a Person at the time such Person becomes a Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary (and any renewal, extension or replacement thereof so long as such renewal, extension or replacement does not expand the scope of such Contractual Obligations to any material extent), (iv) any Contractual Obligations that arise in connection with a Disposition permitted by Section 7.05, (v) any Contractual Obligations that are provisions in joint venture agreements and other similar agreements applicable to joint ventures and not prohibited by the terms of this Agreement, (vi) any negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.02 but solely to the extent that any such negative pledge or restriction applies only to the property or assets securing such Indebtedness, (vii) any Contractual Obligations that are customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereunder so long as such restrictions apply only to the assets that are the subject thereof, (viii) any Contractual Obligations that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (ix) any Contractual Obligations that are customary provisions restricting assignment or transfer or any agreement entered into in the ordinary course of business and (x) any Contractual Obligations that exist under or by reason of applicable Law, or are required by any regulatory authority having jurisdiction over the Borrower or any Subsidiary or any of their respective businesses.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 4.50:1.00.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00:1.00.

7.12 Amendments of Organization Documents. Amend any of its Organization Documents in any way that has a material and adverse effect on the interests of the Lenders or the Administrative Agent.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices that is not an acceptable change under GAAP or (b) its fiscal year; provided that the Borrower shall be permitted, on one occasion, to change its fiscal year end (and that of its Subsidiaries) to December 31.

7.14 Separation and Spin-Off Covenant. (a) Notwithstanding anything to the contrary in Article VI or Article VII, the Borrower and its Subsidiaries may consummate the Separation so long as (i) any agreements entered into in connection with the Separation with any Affiliate of the Borrower or any of its Subsidiaries shall be as described on Schedule 7.14(a), and (ii) immediately after giving effect to the Separation, the Valvoline Business shall have no liabilities in excess of $200,000,000 in the aggregate other than (I) those that arise in the ordinary course of business for the Valvoline Business, (II) liabilities described in the Valvoline Form S-1, (III) the Indebtedness under this Agreement and the Senior Notes and (IV) those set forth on Schedule 4.02(h).

(b) As a condition to the consummation of the Valvoline Spin-Off, Ashland Global has received an opinion from its Tax advisor, in form and substance reasonably satisfactory to Ashland Global, to the effect that, subject to customary representations, covenants and assumptions, the distribution of the Valvoline stock to Ashland Global shareholders should be Tax-free for U.S. federal income Tax purposes.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following occurring or existing on or after the Effective Date shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations or Swing Line Loans, or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation or Swing Line Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails, on and after the Funding Date, to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (solely with respect to the existence of the Borrower), 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails, on and after the Funding Date, to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following the earlier of (A) notice thereof to the Borrower from the Administrative Agent or any Lender; or (B) knowledge thereof by a Responsible Officer; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party in Article V, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but only after any required notice, the expiration of any permitted grace period or both) in respect of the Senior Notes or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (but only after any required notice, the expiration of any permitted grace period or both) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs a termination event or event of default under any Permitted Receivables Facility when the amount outstanding (including undrawn committed or available amounts) thereunder exceeds the Threshold Amount, which termination event or event of default is not cured or waived within any applicable grace period; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied, in each case by judgment, against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A-” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events or similar events with respect to Foreign Plans that have occurred, has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount in excess of the Threshold Amount, (ii) the Borrower, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms occurs with respect to Foreign Plans and such termination, withdrawal or noncompliance, when taken together with all other terminations, withdrawals or noncompliance with respect to Foreign Plans and ERISA Events that have occurred, has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person acting on behalf of a Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after execution and delivery thereof pursuant to Section 4.02, 6.17 or 6.18 shall for any reason (other than pursuant to the terms hereof or thereof or solely as the result of acts or omissions by the Administrative Agent or any Lender) cease to create a valid and perfected first priority Lien (subject to Liens permitted by any Loan Document) on the Collateral purported to be covered thereby, except where the value of all such Collateral does not exceed $25,000,000 in the aggregate.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the applicable L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Cash Management Agreements and to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the L/C Issuers, the Hedge Banks, the Foreign Line of Credit Banks, the Franchisee Loan Facility Guaranty Beneficiaries and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Borrower.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements, Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice of such agreements prior to the time of application of the proceeds described above, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Foreign Line of Credit Bank, Franchisee Loan Facility Guaranty Beneficiary or Hedge Bank, as the case may be. Each Cash Management Bank, Foreign Line of Credit Bank, Franchisee Loan Facility Guaranty Beneficiary or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders and each L/C Issuer hereby irrevocably appoints Scotiabank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.06 and 9.10) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than the rights of the Borrower set forth in Sections 9.06 and 9.10).

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each of the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent,” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and in each case such successor shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (such consent not to be unreasonably withheld or delayed). If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, after consultation with the Borrower, appoint a successor Administrative Agent from among the Revolving Credit Lenders meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided, to be made by, to or through the Administrative Agent shall instead be made by or to each applicable Lender and each applicable L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor, and the retiring Administrative Agent shall cease to be entitled to all such fees upon the effectiveness of its resignation as Administrative Agent. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Scotiabank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender, if applicable, and as reference bank with respect to all interest rates hereunder (including the Base Rate, the Eurodollar Rate and the Federal Funds Rate). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of (x) the retiring L/C Issuer and Swing Line Lender (and the reference to “Scotiabank” in Section 2.03(b)(v) shall be deemed to be a reference to such successor) and (y) the retiring reference bank (and all references to “Scotiabank” in the relevant interest rate definitions and Section 2.03(d) shall be deemed to be references to such successor), (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (i) in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder and (ii) in the case of the Arrangers, as specified in Sections 2.09(c)(i), 4.01(a), 4.02(b) and (c) , 6.02, 10.04 and 10.16.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than Obligations under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each of the L/C Issuers irrevocably authorize the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document, and to release any Guarantor from its obligations under the Guaranty, in each case (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made) or (ii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Lien on any property (or any part thereof) granted to or held by the Administrative Agent under any Loan Document that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document (other than to a Loan Party);

(c) to release any Guarantor from its obligations under the Guaranty or the Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(d) to release any Guarantor from its obligations under the Guaranty or the Collateral Documents if such Person becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; and

(e) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10. Without limiting the foregoing, the Administrative Agent shall release from the Lien of any Loan Document, without the consent or other action of the Lenders, property of the Loan Parties Disposed in a transaction permitted by the Loan Documents (other than in connection with any Disposition to another Loan Party).

9.11 Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements. No Cash Management Bank, Foreign Line of Credit Bank, Franchisee Loan Facility Guaranty Beneficiary or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements unless the Administrative Agent has received written notice of such agreements prior to the time of application of the proceeds described above, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Foreign Line of Credit Bank, Franchisee Loan Facility Guaranty Beneficiary or Hedge Bank, as the case may be.

9.12 Withholding. To the extent required by applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article IX. The agreements in this Article IX shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. For the avoidance of doubt, for purposes of this Section 9.10, the term “Lender” includes any L/C Issuer.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Engagement Letter), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (except as expressly set forth in Section 4.01), Section 4.02 (other than Section 4.02(c)(i) or (d) and except as expressly set forth in Section 4.02) or, in the case of the initial Credit Extension, Section 4.03, without the written consent of each Lender;

(b) extend or increase the Commitment or any Loan of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01, 4.02 or 4.03 or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each affected Lender;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01 which permits amendments to any fee letter by the parties thereto) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.06(c), 2.13 or 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01, the definition of “Majority in Interest”, or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders or pursuant to Section 2.14, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term A Loans and the Revolving Credit Commitments on the date hereof);

(g) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of each Lender directly adversely affected thereby;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Majority in Interest of the Revolving Credit Lenders in addition to the Lenders required above, waive or modify any condition precedent to the funding of Revolving Credit Loans set forth in Section 4.03 (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver or amendment expressly relating to Section 4.03) or any other Loan Document, including any amendment of an affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver or modification of any condition precedent to funding of Revolving Credit Loans set forth in Section 4.03), (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document; (v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes and (vi) any fee letter may only be amended, and the rights or privileges thereunder may only be waived, in a writing executed by each of the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) (i) the Commitment or any Loan of such Lender may not be increased or extended (or reinstated, to the extent terminated pursuant to Section 8.02), (ii) no date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to such Lender may be postponed and/or (iii) neither the principal of, nor the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to such Lender may be reduced, in each case without the consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01, 4.02 or 4.03 or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender) and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender by an assignment of such Lender’s Loans and Commitments at par in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, to grant a new Lien for the benefit of the Secured Parties or extend any existing Lien over additional property.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein or in connection with any Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when actually received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier number, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender, each L/C Issuer and the Swing Line Lender may change its address, telecopier number, telephone number or email address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including

United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer and the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Arrangers and Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement, during an Event of Default, or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for any Indemnitee, which shall be limited to one counsel to all Indemnitees (exclusive of one local counsel to all Indemnitees in each relevant jurisdiction) and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, another counsel for such affected Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, Release, or threat of Release of Hazardous Materials at, on, under or from any property or facility owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnitee or its Subsidiaries, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) resulted from any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee other than any proceeding by or against any Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or an Arranger.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Arranger, the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Arranger, the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any Loan Party (or any of its Related Parties), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall limit the obligations of the Borrower set forth in Section 10.04(b) in respect of any such damages owing by any Indemnitee to a third party. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, any L/C Issuer or the Swing Line Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility or $1,000,000, in the case of any assignment in respect of the Term A Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under any Facility with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of the Swing Line Loans; provided that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower will be deemed to have consented to any such assignment if it does not respond within ten Business Days after receipt of notice of such assignment) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is made by an Arranger during the primary syndication of the Facilities;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term A Commitment, Revolving Credit Commitment or Revolving Credit Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, (2) any Term A Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund or (3) any Revolving Credit Commitment or Revolving Credit Loans if such assignment is to a Term A Lender that is not also a Revolving Credit Lender; and

(C) the consent of the Swing Line Lender and each L/C Issuer (such consent not to be unreasonably withheld or delayed; provided that the Swing Line Lender and each L/C Issuer will be deemed to have consented to any such assignment if it does not respond within ten Business Days after receipt of notice of such assignment) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; and provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except as otherwise provided in Section 10.06(h).

(vi) No Assignment to Natural Persons. No such assignment shall be made (A) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A) or (B).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and each Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may, as may be agreed between such Lender and such Participant, provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant complies with the provisions of Sections 3.06 and 10.13 as if it were an assignee under Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant complies with Section 2.13 as though it were a Lender. Each Lender shall maintain a register of the names, addresses, and the principal amounts (and stated interest) of the interests of the Participants to which such Lender has sold participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code in connection with any Tax audit or other Tax proceeding of the Borrower. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the date such Participant acquired the applicable participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if Scotiabank assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Scotiabank may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender, as the case may be, hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Scotiabank as L/C Issuer and/or Swing Line Lender, as the case may be, and no such appointment shall be effective until the Lender so appointed shall have accepted such appointment in writing. If Scotiabank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Scotiabank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and/or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

(h) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term A Loans under this Agreement to the Borrower or any Subsidiary of the Borrower through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis, in each case in accordance with procedures reasonably acceptable to the Administrative Agent or (y) open market purchases on a non-pro rata basis; provided that:

(i) (x) if the assignee is a Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have transferred the principal amount of such Term A Loans, plus all accrued and unpaid interest thereon, to the Borrower or (y) if the assignee is the Borrower (including through transfers set forth in clause (x)), (a) the principal amount of such Term A Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term A Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term A Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term A Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term A Loans in the Register;

(ii) each Person that purchases any Term A Loans pursuant to clause (x) of this subsection (h) shall represent and warrant to the selling Term A Lender that it does not possess material non-public information with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term A Lenders generally (other than Term A Lenders that have elected not to receive such information) or (2) if not disclosed to the Term A Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term A Lender’s decision to participate in any such assignment or (B) the market price of such Term A Loans, or shall make a statement that such representation cannot be made, in each case, with respect to any Term A Lender, except to the extent that such Term A Lender has entered into a customary “big boy” letter with the Borrower; and

(iii) purchases of Term A Loans pursuant to this subsection (h) may not be funded with the proceeds of Revolving Credit Loans.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and the Administrative Agent, the applicable

Lender or the applicable L/C Issuer, as the case may be, shall be responsible for compliance by such Persons with such obligations), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Person that discloses any Information pursuant to this clause (c) shall, if permitted by applicable Law or legal process, notify the Borrower in advance of such disclosure or shall provide the Borrower with prompt written notice of such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any of the Lenders in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any such Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If (w) any Lender requests compensation under Section 3.04, (x) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (y) any Lender is a Defaulting Lender or (z) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06; provided that the consent of the assigning Lender shall not be required in connection with any such assignment and delegation), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.01, Section 3.04, or Section 3.05);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND

MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

10.19 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VALVOLINE FINCO ONE LLC, as Initial Borrower

By:	/s/ Jason L. Thompson
Name: Jason L. Thompson
Title: Treasurer

[Valvoline – Credit Agreement]

THE BANK OF NOVA SCOTIA, as Administrative Agent, Swing Line Lender and an L/C Issuer

By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Director and Execution Head

[Valvoline – Credit Agreement]

[●],[2] as a Lender

By:
Name:
Title:

[2]	Signature pages for Lenders on file with Administrative Agent

[Valvoline – Credit Agreement]

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	The Bank of Nova Scotia, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 11, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Valvoline Finco One LLC, a Delaware limited liability company as the Initial Borrower, the Lenders and L/C Issuers from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, and Citibank, N.A., as Syndication Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Credit Loans.

☐	A Borrowing of Term A Loans.

☐	A conversion of [Term A Loans] [Revolving Credit Loans] from one Type to another.

☐	A continuation of Eurodollar Rate Loans.

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .[1]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]2

[1]	Indicate the Type of Loan to be borrowed or to which existing Term A Loans or Revolving Credit Loans are to be converted.
[2]	Include this sentence in the case of a Revolving Credit Borrowing.

Form of Committed Loan Notice

A-1-1

The Borrower hereby represents and warrants that the conditions specified in Sections [4.02 and]3 4.03(a) and (b) of the Agreement shall be satisfied on and as of the date of the applicable Credit Extension.

VALVOLINE FINCO ONE LLC

By:
Name:
Title:

VALVOLINE INC.[4]

By:
Name:
Title:

[3]	Only include for initial Credit Extension on the Funding Date.
[4]	Signature block to be updated depending on which Borrower requests the applicable Credit Extension.

Form of Committed Loan Notice

A-1-2

EXHIBIT A-2

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	The Bank of Nova Scotia, as Swing Line Lender

The Bank of Nova Scotia, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 11, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Valvoline Finco One LLC, a Delaware limited liability company as the Initial Borrower, the Lenders and L/C Issuers from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, and Citibank, N.A., as Syndication Agent.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

Form of Swing Line Loan Notice

A-2 -1

The Borrower hereby represents and warrants that the conditions specified in Sections 4.03(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

VALVOLINE INC.

By:
Name:
Title:

Form of Swing Line Loan Notice

A-2 -2

EXHIBIT B-1

FORM OF TERM A NOTE

$ [ ]	,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term A Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 11, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Valvoline Finco One LLC, a Delaware limited liability company as the Initial Borrower, the Lenders and L/C Issuers from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, and Citibank, N.A., as Syndication Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Term A Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A Note is one of the Term A Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term A Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Note.

Form of Term A Note

B-1 -1-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[VALVOLINE FINCO ONE LLC

By:
Name:
Title:

VALVOLINE INC.

By:
Name:
	Title:	]

Form of Term A Note

B-1 -1-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Term A Note

B-1 -3

EXHIBIT B-2

FORM OF REVOLVING CREDIT NOTE

$ [ ]	,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 11, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Valvoline Finco One LLC, a Delaware limited liability company as the Initial Borrower, the Lenders and L/C Issuers from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, and Citibank, N.A., as Syndication Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note (this “Note”) is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Revolving Credit Note

B-2 -1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[VALVOLINE FINCO ONE LLC

By:
Name:
Title:

VALVOLINE INC.

By:
Name:
	Title:	]

Form of Revolving Credit Note

B-2 -2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Revolving Credit Note

B-2 -3

EXHIBIT B-3

FORM OF SWING LINE NOTE

$ [ ]	,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 11, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Valvoline Finco One LLC, a Delaware limited liability company as the Initial Borrower, the Lenders and L/C Issuers from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, and Citibank, N.A., as Syndication Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Swing Line Note (this “Note”) is one of the Swing Line Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Swing Line Note

B-3 -1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

VALVOLINE INC.

By:
Name:
Title:

Form of Swing Line Note

B-3 -2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Swing Line Note

B-3 -3

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	The Bank of Nova Scotia, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 11, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Valvoline Finco One LLC, a Delaware limited liability company as the Initial Borrower, the Lenders and L/C Issuers from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, and Citibank, N.A., as Syndication Agent.

The undersigned Responsible Officer5 hereby certifies as of the date hereof that he/she is the                      of the Borrower and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered as required by Section 6.01(a) of the Agreement for the fiscal year of the [Borrower][Valvoline Business]6 ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section, the [consolidated][combined] balance sheet of the [Borrower][Valvoline Business]7, and the related [consolidated][combined] statements of operations and comprehensive income, invested equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP.

[5]	This certificate should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower.
[6]	Select this option only if the annual financial statements are delivered prior to the consummation of the Newco Merger.
[7]	Select this option only if the annual consolidated balance sheet is delivered prior to the consummation of the Newco Merger.

Form of Compliance Certificate

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered as required by Section 6.01(b) of the Agreement for the fiscal quarter of the [Borrower][Valvoline Business] ended as of the above date the consolidated balance sheet of the [Borrower][Valvoline Business] as at the end of such fiscal quarter, and the related [consolidated][combined] statements of operations and comprehensive income, invested equity, and cash flows for such fiscal quarter and for the portion of the [Borrower’s][Valvoline Business’s] fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. Such [consolidated][combined] statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the [Borrower][Valvoline Business’s] in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the [Borrower][Valvoline Business] during the accounting period covered by such financial statements.

3. A review of the activities of the [Borrower][Valvoline Business]8 during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement and all representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or true and correct in all respects, as the case may be) as of such earlier date, and except that for purposes of this

[8]	Select this option only if the financial statements are delivered prior to the consummation of the Newco Merger.

Form of Compliance Certificate

Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and other information set forth on Schedule 1, Schedule 2 and Schedule 3 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[Remainder of page intentionally left blank].

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     ,             .

[VALVOLINE FINCO ONE LLC

By:
Name:
Title:

VALVOLINE INC.

By:
Name:
	Title:	]

Form of Compliance Certificate

For the Quarter/Year ended                     ,

(“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Consolidated Net Leverage Ratio.

	A.	Consolidated Indebtedness at the Statement Date[9]:

		1.	the outstanding principal amount of all obligations (as calculated under GAAP), whether current or long-term, for borrowed money (including Obligations in respect of the Loans under the Agreement), reimbursement obligations for amounts drawn under letters of credit and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$

		2.	all direct (but, for the avoidance of doubt, not contingent) obligations arising under bankers’ acceptances and bank guaranties:	$

		3.	all Attributable Indebtedness:	$

		4.	without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Lines I.A.1 through I.A.3 above of Persons other than the Borrower or any Subsidiary:	$

		5.	Consolidated Indebtedness at the Statement Date (Lines I.A.1 + I.A.2 + I.A.3 + I.A.4)[10]:	$

[9]	Consolidated Indebtedness shall (i) be calculated on a Pro Forma Basis unless otherwise specified and (ii) include all outstandings of the Borrower and its Subsidiaries under any Permitted Receivables Facility (but excluding the intercompany obligations owed by a Special Purpose Finance Subsidiary to the Borrower or any other Subsidiary in connection therewith). The principal amount outstanding at any time of any Indebtedness included in Consolidated Indebtedness issued with original issue discount shall be the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof.
[10]	Consolidated Indebtedness of the Borrower and the Subsidiaries shall include any of the items in Line I.A.1 through Line I.A.4 above of any other entity (including any partnership in which the Borrower or any consolidated Subsidiary is a general partner) to the extent the Borrower or such consolidated Subsidiary is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of that item expressly provide that such Person is not liable therefor.

Form of Compliance Certificate

B.	Consolidated EBITDA for the Measurement Period ending on the Statement Date (“Subject Period”)[11]:

	1.		Consolidated Net Income for the Subject Period[12]:

		a.	the net income (loss) of the Borrower and its Subsidiaries on a consolidated basis:	$

		b.	the net income of any Subsidiary during such Subject Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary (unless such restrictions on dividends or similar distributions have been legally and effectively waived), other than to the extent of the Borrower’s equity in any net loss of any such Subsidiary:	$

		c.	any after-tax income (after-tax loss) for such Subject Period of any Person if such Person is not a Subsidiary:	$

		d.	the Borrower’s equity in such income of any such Person referred to in Line I.B.1.c for such Subject Period up to the aggregate amount of cash actually distributed by such Person during such Subject Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in Line I.B.1.b):	$

[11]	Consolidated EBITDA shall be calculated on a Pro Forma Basis unless otherwise specified.
[12]	Consolidated Net Income shall be calculated on a Pro Forma Basis.

Form of Compliance Certificate

	e.	any after-tax gain (after-tax loss) realized as a result of the cumulative effect of a change in accounting principles or the implementation of new accounting standards related to revenue and lease accounting:	$

	f.	any after-tax gain (after-tax loss) attributable to any foreign currency hedging arrangements or currency fluctuations:	$

	g.	after-tax extinguishment charges relating to the early extinguishment of Indebtedness and obligations under Swap Contracts and after-tax extinguishment charges relating to upfront fees and original issue discount on Indebtedness:	$

	h.	any pension or other post-retirement after-tax gain (after-tax expense) for such Subject Period:	$

	i.	the amount of any cash payments made during such Subject Period relating to pension and other post-retirement costs (other than any payments made in respect of the funding of pension plans in excess of the amount of required regulatory contributions during such Subject Period (as reasonably determined by the Borrower)):	$

	j.	fees, expenses and non-recurring charges related to the Transactions and the Valvoline Spin-off:	$

	k.	gain (loss) from the impact of the Separation and the Valvoline Spin-off:	$

	l.	Consolidated Net Income for the Subject Period Lines (I.B.1.a – I.B.1.b – I.B.1.c + I.B.1.d – I.B.1.e – I.B.1.f + I.B.1.g – I.B.1.h + I.B.1.i + I.B.1.j – I.B.1.k):	$

To the extent not included in Consolidated Net Income for the Subject Period:

2.	proceeds of business interruption insurance received during the Subject Period:		$

Form of Compliance Certificate

To the extent deducted in calculating Consolidated Net Income for the Subject Period, but without duplication and in each case for the Subject Period:

3.	Consolidated Interest Charges:	$

4.	the provision for Federal, State, local and foreign income taxes payable:	$

5.	depreciation and amortization expense:	$

6.	asset impairment charges:	$

7.	expenses reimbursed by third parties (including through insurance and indemnity payments):	$

8.	fees and expenses incurred in connection with any Permitted Receivables Facility, any proposed or actual issuance of any Indebtedness or Equity Interests (including upfront fees and original issue discount), or any proposed or actual acquisitions, investments, asset sales or divestitures permitted under the Agreement, in each case that are expensed:	$

9.	non-cash restructuring and integration charges and cash restructuring and integration charges[13]:	$

10.	non-cash stock expense and non-cash equity compensation expense:	$

11.	other expenses or losses, including purchase accounting entries such as the inventory adjustment to fair value, reducing such Consolidated Net Income which do not represent a cash item in such period or any future period:	$

12.	expenses or losses in respect of discontinued operations of Borrower or any of its Subsidiaries:	$

13.	any unrealized losses attributable to the application of “mark to market” accounting in respect of Swap Contracts:	$

14.	with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any loss thereon:	$

[13]	In the case of cash restructuring and integration charges, not to exceed 15% of Consolidated EBITDA in any Subject Period, calculated immediately before giving effect to the addback in this Line Item I.B.9.

Form of Compliance Certificate

To the extent included in calculating Consolidated Net Income for the Subject Period, but without duplication and in each case for the Subject Period:

	15.	Federal, State, local and foreign income tax credits:	$

	16.	all non-cash gains or other items increasing Consolidated Net Income:	$

	17.	gains in respect of discontinued operations of the Borrower or any of its Subsidiaries:	$

	18.	any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Contracts:	$

	19.	with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any gain thereon:	$

	20.	Consolidated EBITDA for the Subject Period (Lines I.B.1.l + I.B.2 + I.B.3 + I.B.4 + I.B.5 + I.B.6 + I.B.7 + I.B.8 + I.B.9 + I.B.10 + I.B.11 + I.B.12 + I.B.13 + I.B.14 – I.B.15 – I.B.16 – I.B.17 – I.B.18 – I.B.19):	$

C.	Consolidated Net Leverage Ratio as of the Statement Date:

	1.	Consolidated Indebtedness at the Statement Date (Line I.A.5):	$

	2.	the amount of the Borrower’s and its Subsidiaries’ unrestricted cash and Cash Equivalents as of such date that are or would be included on a balance sheet of the Borrower and its Subsidiaries as of such date:	$

	3.	Consolidated EBITDA for the Subject Period (Line I.B.20):	$

	4.	Consolidated Leverage Ratio as of the Statement Date ((Line I.C.1 - I.C.2) ÷ Line I.C.3):	:1.00

Maximum Permitted Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Borrower:			4.50:1.00

Form of Compliance Certificate

II.		Section 7.11(b) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for the Subject Period (Line I.B.20):		$

	B.	Consolidated Interest Charges for the Subject Period, without duplication:

		1.	all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP:	$

		2.	cash payments made in respect of obligations referred to in Line II.B.6 below:	$

		3.	the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such Subject Period:	$

		4.	all interest, premium payments, debt discount, fees, charges and related expenses in connection with the Permitted Receivables Facility:	$

To the extent included in such consolidated interest expense for such Subject Period, without duplication:

		5.	extinguishment charges relating to the early extinguishment of Indebtedness or obligations under Swap Contracts:	$

		6.	noncash amounts attributable to the amortization of debt discounts or accrued interest payable in kind:	$

		7.	noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period:

		8.	interest income treated as such in accordance with GAAP:	$

		9.	fees and expenses, original issue discount and upfront fees, in each case of or by the Borrower and its Subsidiaries on a consolidated basis for such Subject Period[14]:	$

[14]	For all purposes hereunder, Consolidated Interest Charges shall be calculated on a Pro Forma Basis unless otherwise specified.

Form of Compliance Certificate

	10.	Consolidated Interest Charges for the Subject Period, the excess, without duplication of ((Lines II.B.1 + II.B.2 + II.B.3 + II.B.4) – (Lines II.B. 5 + II.B.6 + II.B.7 + II.B.8 + II.B.9)):	$

C.	Consolidated Interest Coverage Ratio at the Statement Date (Line II.A ÷ Line II.B.10):		:1.00

	Minimum Consolidated Interest Coverage Ratio Required:		3.00:1.00

Form of Compliance Certificate

For the Quarter/Year ended

(“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
the net income (loss) of the Borrower and its Subsidiaries on a consolidated basis

– the net income of any Subsidiary during such Subject Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary (unless such restrictions on dividends or similar distributions have been legally and effectively waived), other than to the extent of the Borrower’s equity in any net loss of any such Subsidiary

Form of Compliance Certificate

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
– Any after-tax income (after-tax loss) for such Subject Period of any Person if such Person is not a Subsidiary

+ the Borrower’s equity in such income of any Person referred to in the immediately preceding row for such Subject Period up to the aggregate amount of cash actually distributed by such Person during such Subject Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in the second row of this Schedule 2)

– any after-tax gain (after-tax loss) realized as a result of the cumulative effect of a change in accounting

Form of Compliance Certificate

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
principles or the implementation of new accounting standards related to revenue and lease accounting
– any after-tax gain (after-tax loss) attributable to any foreign currency hedging arrangements or currency fluctuations

+ after-tax extinguishment charges relating to the early extinguishment of Indebtedness and obligations under Swap Contracts and after-tax extinguishment charges relating to upfront fees and original issue discount on Indebtedness

– any pension or other post-retirement after-tax gain (after-tax expense) for such Subject Period
+ the amount of any cash payments made during such Subject Period relating to pension and other post-retirement costs (except for any

Form of Compliance Certificate

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
payments made in respect of the funding of pension plans in excess of the amount of required regulatory contributions during such Subject Period (as reasonably determined by the Borrower))
+ fees, expenses and non-recurring charges related to the Transactions and the Valvoline Spin-off
– gain (loss) from the impact of the Separation and the Valvoline Spin-off
= Consolidated Net Income
+ proceeds of business interruption insurance received during the Subject Period, to the extent not included in Consolidated Net Income
+ Consolidated Interest Charges (not calculated on a Pro Forma Basis)

Form of Compliance Certificate

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
+ provision for Federal, State, local and foreign income taxes payable
+ depreciation expense
+ amortization expense
+ asset impairment charges
+ expenses reimbursed by third parties (including through insurance and indemnity payments)

+ fees and expenses incurred in connection with the Transactions, any Permitted Receivables Facility, any proposed or actual issuance of any Indebtedness or Equity Interests (including upfront fees and original issue discount), or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, in each case that are expensed

+ non-cash restructuring and integration charges and cash restructuring and integration charges[15]

[15]	In the case of cash restructuring and integration charges, not to exceed 15% of Consolidated EBITDA in any Subject Period, calculated immediately before giving effect to the addback in this line item.

Form of Compliance Certificate

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
+ non-cash stock expense and non-cash equity compensation expense
+ other expenses or losses, including purchase accounting entries such as inventory adjustment to fair value, reducing such Consolidated Net Income which do not represent a cash item
+ expenses or losses in respect of discontinued operations of the Borrower or any of its Subsidiaries
+ any unrealized losses attributable to the application of “mark to market” accounting in respect of Swap Contracts
+ with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any loss thereon

Form of Compliance Certificate

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
- Federal, State, local and foreign income tax credits
- all non-cash gains or other items increasing Consolidated Net Income
- gains in respect of discontinued operations of the Borrower or any of its Subsidiaries
- any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Contracts
- with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any gain thereon
= Consolidated EBITDA

Form of Compliance Certificate

For the Quarter/Year ended                                 ,

(“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

($ in 000’s)

I.	Sections 7.03(j) and/or 7.06(g) – Available Amount on any date (the “Available Amount Reference Time”):

	A.	50% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is positive (commencing with the fiscal quarter in which the Funding Date occurs) that have ended on or prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) of the Agreement (treated as one continuous accounting period):	$

	B.	100% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is negative (commencing with the fiscal quarter in which the Funding Date occurs) that have ended on or prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) of the Agreement (treated as one continuous accounting period):	$

	C.	the net cash proceeds from the issuance of common stock of the Borrower after the Funding Date, other than any such issuance to a Subsidiary, to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees and other than any such issuance in an initial public offering pursuant to a registration statement filed with the SEC in accordance with the Securities Act:	$

	D.	to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of returns (in each case, to the extent made in cash or Cash Equivalents) received by the Borrower or any Subsidiary from any Investment to the extent such Investment was made using the Available Amount during the period from and including the Business Day immediately following the Funding Date through and including the Available Amount Reference Time:	$

Form of Compliance Certificate

E.	without duplication, the sum of the portion of the Available Amount previously utilized pursuant to Section 7.03(j) and/or 7.06(g) of the Agreement:	$

F.	Available Amount at the Statement Date (Lines I.A – I.B + Line I.C + Line I.D – Line I.E):	$

Form of Compliance Certificate

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]16 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]17 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]18 hereunder are several and not joint.]19 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities20) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity

[16]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[17]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[18]	Select as appropriate.
[19]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[20]	Include all applicable subfacilities.

Form of Assignment and Assumption

D-1 - 1

related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.       Assignor[s]:

2.       Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.       Borrower: [Valvoline Finco One LLC, a Delaware limited liability company][Valvoline Inc., a Kentucky corporation]21

4.       Administrative Agent: The Bank of Nova Scotia, as the administrative agent under the Credit Agreement

5.       Credit Agreement: Credit Agreement, dated as of July 11, 2016 among Valvoline Finco One LLC, a Delaware limited liability company, as the Initial Borrower, the Lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer and Citibank, N.A., as Syndication Agent.

6.       Assigned Interest:

Class	Assignor[s][22]	Assignee[s][23]	Aggregate Amount of Commitment/ Loans for all Lenders[24]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[25]		CUSIP Number
			$	$		%

[21]	Select as applicable. After consummation of the Newco Merger and Valvoline, Inc.’s assumption of the obligations of the Initial Borrower thereunder, the Borrower shall be Valvoline, Inc.
[22]	List each Assignor, as appropriate.
[23]	List each Assignee, as appropriate.
[24]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[25]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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[7.      Trade Date:                         ]26

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[26]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

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[Consented to and]27 Accepted:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

Consented to:

THE BANK OF NOVA SCOTIA, as Swing Line Lender and L/C Issuer

By:
Name:
Title:

[27]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

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[Consented to:

[VALVOLINE FINCO ONE LLC]

[VALVOLINE INC.]28, as Borrower

By:
Name:
Title: ][29]

[28]	Select as applicable.
[29]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

VALVOLINE INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender that is not a United States person as that term is defined in Section 7701(a)(30) of the Code, attached hereto is any documentation required to be

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delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

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CONFIDENTIAL

EXHIBIT D-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO: [                    ]30

FAX # [                    ]

I. Borrower Name:	[Valvoline Finco One LLC][Valvoline Inc.][31]

$450,000,000.00	Type of Credit Facility Revolving Credit Facility
$875,000,000.00	Type of Credit Facility Term A Facility

II. Legal Name of Lender of Record for Signature Page:

• Signing Credit Agreement	YES	NO
• Coming in via Assignment	YES	NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Legal Lending Address:

[30]	To come from The Bank of Nova Scotia.
[31]	Select as applicable. After consummation of the Newco Merger and Valvoline, Inc.’s assumption of the obligations of the Initial Borrower thereunder, the Borrower shall be Valvoline, Inc.

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CONFIDENTIAL

VII. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s)). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact

Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address:
IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices?             YES              NO

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel

Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address:

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CONFIDENTIAL

VIII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

IX. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA #) (City/State)

(Account #) (Account Name)

(Attention)

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CONFIDENTIAL

X. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):                      -

Tax Withholding Form Delivered to The Bank of Nova Scotia*:

             W-9

             W-8BEN

             W-8BEN-E

             W-8ECI

             W-8EXP

             W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON–U.S. LENDER INSTITUTIONS

1.	Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: (a) Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner), (b) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business) or (c) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

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CONFIDENTIAL

A U.S. taxpayer identification number is required for any institution submitting a Form W-8ECI. It is also required on Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. An original tax form must be submitted.

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CONFIDENTIAL

2.	Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners (e.g., W-9 or W-8BEN or W-8BEN-E).

Please refer to the instructions when completing this form. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

X. The Bank of Nova Scotia Payment Instructions:

Pay to:	The Bank of Nova Scotia
ABA # [ ]
New York, NY
Account # [ ]
Attn: [ ]
Ref: [ ]

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EXHIBIT E

FORM OF GUARANTY

[Provided under separate cover].

Form of Guaranty

E - 1

EXHIBIT F

FORM OF SECURITY AGREEMENT

[Provided under separate cover].

Form of Security Agreement

F - 1

EXHIBIT G-1

[FORM OF] PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of [●] (the “Security Agreement”), by and among Valvoline Finco One LLC, a Delaware limited liability company (the “Initial Borrower”), Valvoline Inc., a Kentucky corporation as, after consummation of the Newco Merger and its assumption of the obligations of the Initial Borrower under the Credit Agreement (as hereinafter defined), the Borrower (the “Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Administrative Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of July 11, 2016 (the “Credit Agreement”) among the Initial Borrower, certain other parties thereto, The Bank of Nova Scotia, as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and Citibank, N.A. as Syndication Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement, as applicable.

As used herein, the term “Companies” means, collectively, the Initial Borrower, the Borrower and the Guarantors.

The undersigned hereby certify to the Administrative Agent as follows:

1. Names.

a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

b) Set forth in Schedule 1(b) is a list of all other corporate or organizational names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on the Initial Borrower’s and the Borrower’s consolidated returns filed with the Internal Revenue Service at any time between [●]32 and the date hereof. Except as set forth in Schedule 1(b), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

[32]	To be the date that is five years before the execution/delivery of this perfection certificate.

Form of Perfection Certificate

G-1-1

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, between [●]33 and the date hereof, all of the Collateral constituting Accounts or Inventory with an aggregate value or purchase price per transaction greater than $10,000,000 has been originated or acquired, as applicable, by each Company in the ordinary course of business.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the applicable filing offices requested by the Administrative Agent (i) in each jurisdiction identified in Section 1(A) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(b) or Schedule 3 relating to any of the transactions described in Schedule (1)(b) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral. A true copy of each filing identified in such file search reports requested by the Administrative Agent has been delivered to the Administrative Agent to the extent available from the applicable filing offices.

5. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the Collateral, relating to the Security Agreement or the applicable Mortgage attached as Schedule 5, and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings attached hereto as Schedule 11(d), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Collateral Documents, in each case to the extent required by the terms of the applicable Collateral Document.

7. Real Property. Attached hereto as Schedule 7 is a list of all (a) real property owned by each Company located in the United States as of the Funding Date, (b) real property located in the United States designated by the Initial Borrower, the Borrower and each Guarantor as Collateral to be encumbered by a Mortgage and fixture filing, which real property includes all real property located in the United States owned by each Company having a fair market value of not less than $10,000,000 (excluding inventory, machinery and equipment located at such property) (such real property, the “Mortgaged Property”) and (c) common names and addresses of each Mortgaged Property.

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

[33]	To be the date that is 12 months before the execution/delivery of this perfection certificate.

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9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interests of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the Funding Date with a value in excess of $1,000,000, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, in each case that is required to be pledged under the Security Agreement.

11. Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks applied for or registered with the United States Patent and Trademark Office (the “USPTO”), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c) Attached hereto as Schedule 11(c) is a schedule setting forth all material exclusive in-bound Intellectual Property Licenses relating to Copyrights, recorded with the United States Copyright Office (the “USCO”), including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) with a value in excess of $1,000,000 held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13. [Reserved].

14. [Reserved].

15. [Reserved].

16. Insurance. Attached hereto as Schedule 16 is a copy of the insurance certificate with a true and correct list of all property or liability insurance policies of the Companies, except those policies which the Administrative Agent has agreed may be excluded.

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17. Other Collateral. Attached hereto as Schedule 17 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all FCC licenses, (b) all ships and boats vessels and (c) all rolling stock and trains.

[The Remainder of this Page has been intentionally left blank]

Form of Perfection Certificate

G-1-4

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this [●] day of [●], 2016.

VALVOLINE FINCO ONE LLC

By:
Name:
Title:

VALVOLINE INC.

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Form of Perfection Certificate

G-1-5

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[34]	Federal Taxpayer Identification Number	State of Formation

[34]	If none, so state.

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G-1-6

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Form of Perfection Certificate

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Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on the Initial Borrower’s and the Borrower’s consolidated returns filed with the Internal Revenue Service During Past Five Years

Form of Perfection Certificate

G-1-8

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Form of Perfection Certificate

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Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Form of Perfection Certificate

G-1-10

Schedule 4

File Search Reports

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Form of Perfection Certificate

G-1-11

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Form of Perfection Certificate

G-1-12

Schedule 6

Filings/Filing Offices

Type of Filing[35]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

[35]	UCC-1 financing statement, intellectual property filing or other necessary filing.

Form of Perfection Certificate

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Schedule 7

Real Property

Owned Real Property

Entity of Record	Common Name and Address	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	To be Encumbered by Mortgage and Fixture Filing
[ ]	[ ] [COUNTY, STATE]	[See Schedule A to Mortgage and/or fixture filing encumbering this property.]	[YES/NO]

Form of Perfection Certificate

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Schedule 8(a)

Attached hereto is a true copy of each termination statement filing in the appropriate form for filing in the applicable jurisdiction.

Form of Perfection Certificate

G-1-15

Schedule 8(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Form of Perfection Certificate

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Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Form of Perfection Certificate

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Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

Description

Form of Perfection Certificate

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Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Form of Perfection Certificate

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Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Form of Perfection Certificate

G-1-20

Schedule 11(c)

Copyright Licenses

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Form of Perfection Certificate

G-1-21

Schedule 11(d)

Intellectual Property Filings

Form of Perfection Certificate

G-1-22

Schedule 12

Commercial Tort Claims

Description	Pledged [Yes/No]

Form of Perfection Certificate

G-1-23

Schedule 16

Insurance

Form of Perfection Certificate

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Schedule 17

Other Collateral

(a) FCC Licenses

Description	Pledged [Yes/No]

(b) Ships, Boats and Vessels

Description	Pledged [Yes/No]

(c) Rolling Stock And Trains

Description	Pledged [Yes/No]

Form of Perfection Certificate

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EXHIBIT G-2

FORM OF

PERFECTION CERTIFICATE SUPPLEMENT

Reference is hereby made to (i) that certain Security Agreement dated as of [●] (the “Security Agreement”), by and among Valvoline Finco One LLC, a Delaware limited liability company (the “Initial Borrower”), Valvoline Inc., a Kentucky corporation as, after consummation of the Newco Merger and its assumption of the obligations of the Initial Borrower under the Credit Agreement (as hereinafter defined), the borrower (the “Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Administrative Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of July 11, 2016 (the “Credit Agreement”) among the Initial Borrower, certain other parties thereto, The Bank of Nova Scotia, as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and Citibank, N.A. as Syndication Agent. This Perfection Certificate Supplement, dated as of [    ], 201[    ] is delivered pursuant to Section 6.02(k) of the Credit Agreement. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement, as applicable. As used herein, the term “Companies” means, collectively, the Borrower, and the Guarantors.

The undersigned hereby certify (in my capacity as                [    ] and not in my individual capacity) to the Administrative Agent that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Funding Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, collectively the “Prior Perfection Certificate”), other than as follows [to reflect changes, as appropriate, based on the requirements of the Prior Perfection Certificate]:

Form of Perfection Certificate Supplement

G-2-1

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of this      day of                     , 20[     ].

VALVOLINE INC.

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Form of Perfection Certificate Supplement

G-2-2

EXHIBIT H-1

FORM OF

OPINION MATTERS -

COUNSEL TO LOAN PARTIES

[Provided under separate cover].

Counsel to Loan Parties

EXHIBIT H-2

FORM OF

OPINION MATTERS -

IN-HOUSE COUNSEL

[Provided under separate cover].

Opinion Matters – In-house Counsel

EXHIBIT H-3

FORM OF

OPINION MATTERS-

LOCAL COUNSEL TO LOAN PARTIES

[Provided under separate cover].

Local Counsel to Loan Parties

EXHIBIT I

[FORM OF]

INTERCOMPANY NOTE SUBORDINATION AGREEMENT

THIS INTERCOMPANY NOTE SUBORDINATION AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [●], made by each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto under the caption “Payors” and any additional entity that may become a Payor hereunder pursuant to a duly executed signature page hereto and agreeing to be bound hereby (each, in such capacity, a “Payor”).

This agreement is an Intercompany Note Subordination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) referred to in Section 7.02(b) of the Credit Agreement dated as of July 11, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Valvoline Finco One LLC, a Delaware limited liability company, as the Initial Borrower, the Lenders and L/C Issuers (such terms and each other capitalized terms used but not defined herein having the meaning given it in Article I of the Credit Agreement) from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and L/C Issuer, and Citibank, N.A. as Syndication Agent, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer (in such capacity, the “Administrative Agent”), and Citibank, N.A., as Syndication Agent, and is subject to the terms thereof. Each Payee (as defined below) hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Agreement.

Anything in this Agreement to the contrary notwithstanding, any indebtedness owing from time to time in respect of all loans or advances (including, without limitation, pursuant to guarantees therefor or security therefor) which are owed by any Payor that is Borrower or a Guarantor to any other entity listed on the signature page hereto under the caption “Payee” and any additional entity that may become a Payee hereunder pursuant to a duly executed signature page hereto and agreeing to be bound hereby (each, in such capacity, a “Payee”), other than the Borrower (the “Subordinated Intercompany Obligations”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash

Form of Intercompany Note Subordination Agreement

in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Agreement and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as the Subordinated Intercompany Obligations, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to the Subordinated Intercompany Obligations; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of the Subordinated Intercompany Obligations shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Agreement by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of the Subordinated Intercompany Obligations is for the benefit of the Administrative Agent and the Lenders and the Administrative Agent and the Lenders are obligees under this Agreement to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself and the Lenders, proceed to enforce the subordination provisions herein.

Nothing contained in this Agreement is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on the Subordinated Intercompany Obligations as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Payor or Payee therefrom, shall be effective unless the same shall be consented to in writing by the Administrative Agent and made in accordance with the terms of the Credit Agreement. Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining

Form of Intercompany Note Subordination Agreement

provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

[Remainder of the page intentionally left blank.]

Form of Intercompany Note Subordination Agreement

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

PAYORS:

[List Borrower and any Guarantor that is a Payor under any intercompany debt]

By:
Name:
Title:

PAYEES:

[List any Subsidiary that is a Payee under any intercompany debt owing to any Payor listed above]

By:
Name:
Title:

Form of Intercompany Note Subordination Agreement

EXHIBIT J

FORM OF

REPORT OF LETTER OF CREDIT INFORMATION

To:	The Bank of Nova Scotia. as Administrative Agent
Attn:
Phone No.:
Fax No.:

Ref.:	Letters of Credit
Issued for the account of
Or any Subsidiary thereof under the Credit Agreement dated as of [●], 2016.

Reporting Period :     /    /20     through     /    /20

L/C No.	Maximum Face Amount	Current Face Amount	Escalating Y/N(?) If “Y” Provide Schedule	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Auto Renewal Period/ Notice	Date of Amendment	Amount of Amendment	Type of Amendment

Form of Report of Letter of Credit Information

J - 1

EXHIBIT K

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 11, 2016 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Valvoline Finco One LLC, a Delaware limited liability company, as the Initial Borrower, each lender from time to time party thereto (collectively, the “Lenders”), The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and L/C Issuer and the other agents party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (ii) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Form of Non-Bank Certificate

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:            , 20[    ]

Form of Non-Bank Certificate

EXHIBIT K

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 11, 2016 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Valvoline Finco One LLC, a Delaware limited liability company, as the Initial Borrower, each lender from time to time party thereto (collectively, the “Lenders”), The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and L/C Issuer and the other agents party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of the applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or the applicable partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of the applicable partners/members: (i) an IRS Form W-8BEN-E or W-8BEN from each partner/member that is claiming the portfolio interest exemption or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Form of Non-Bank Certificate

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:            , 20[    ]

Form of Non-Bank Certificate

EXHIBIT K

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 11, 2016 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Valvoline Finco One LLC, a Delaware limited liability company, as the Initial Borrower, each lender from time to time party thereto (collectively, the “Lenders”), The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and L/C Issuer and the other agents party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Form of Non-Bank Certificate

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:            , 20[    ]

Form of Non-Bank Certificate

EXHIBIT K

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 11, 2016 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Valvoline Finco One LLC, a Delaware limited liability company, as the Initial Borrower, each lender from time to time party thereto (collectively, the “Lenders”), The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and L/C Issuer and the other agents party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of the applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or the applicable partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of the applicable partners/members: (i) an IRS Form W-8BEN-E or W-8BEN from each partner/member that is claiming the portfolio interest exemption or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Form of Non-Bank Certificate

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:            , 20[    ]

Form of Non-Bank Certificate

EXHIBIT L

[FORM OF] VALVOLINE JOINDER AGREEMENT

This VALVOLINE JOINDER AGREEMENT (this “Agreement”) dated as of [●], by and between VALVOLINE INC., a Kentucky corporation (and successor by merger to the Initial Borrower referred to below, “Valvoline”), and THE BANK OF NOVA SCOTIA, as administrative agent under the Credit Agreement referred to below (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

1. Valvoline Finco One LLC, a Delaware limited liability company, is the initial borrower (the “Initial Borrower”) under that certain Credit Agreement dated as of July 11, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Initial Borrower, the Lenders from time to time party thereto, the Administrative Agent and the other agents party thereto.

2. Pursuant to the terms of the Credit Agreement, and following the consummation of the reorganization of the Valvoline Business referred to in the Credit Agreement, the Initial Borrower has concurrently herewith merged with and into Valvoline, with Valvoline being the surviving company (the “Newco Merger”). In accordance therewith and pursuant to the terms hereof, Valvoline is to be the Borrower for all purposes of the Credit Agreement and the other Loan Documents effective as upon the consummation of the Newco Merger and the automatic effectiveness of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Assumption. (a) Valvoline hereby assumes all of the rights and Obligations of the Initial Borrower under the Credit Agreement and hereby agrees to be unconditionally bound in respect of all duties and liabilities as Borrower under the Credit Agreement and the other Loan Documents as if Valvoline were the original Borrower thereunder (the “Assumption”). Valvoline hereby agrees that it will perform and observe all obligations, covenants and agreements to be performed by the Borrower under, and it will be bound in all respects by all of the terms and conditions of, the Credit Agreement and the other Loan Documents applicable to the Borrower, without further action required on the part of any party. In addition, Valvoline assumes all liabilities and obligations of the Initial Borrower arising out of all representations, warranties, documents, instruments and certificates made or delivered by the Initial Borrower under or in connection with each Loan Document (including, without limitation, the punctual payment when due of the principal, interest and fees owing under the Loans from time to time) to which the Initial Borrower is a party.

(b)Without limitation to the other provisions hereof, Valvoline represents and warrants that (i) Valvoline and its Subsidiaries are, on a consolidated basis, both immediately before and immediately after giving effect to this Agreement, Solvent and (ii) Valvoline’s Obligations under the Loan Documents, in its capacity as the Borrower, after giving effect to this Agreement, constitute the legal, valid and binding obligations of Valvoline, enforceable against Valvoline in accordance with their respective terms except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Form of Joinder Agreement

(c) Upon the effectiveness of this Agreement, the Initial Borrower shall cease to be a Borrower for all purposes of the Credit Agreement and the other Loan Documents and Valvoline shall be the Borrower thereunder for all purposes. Valvoline hereby confirms its acceptance of, and consents to, all covenants, and other terms and provisions of the Credit Agreement and the other Loan Documents. Valvoline hereby makes all representations and warranties of the Borrower set forth in the Credit Agreement and the other Loan Documents.

(d) Valvoline hereby confirms and agrees that (i) notwithstanding the effectiveness of this Agreement, each of the Loan Documents (to the extent executed by the Initial Borrower prior to the date hereof) is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and (ii) the Loan Documents (to the extent executed by the Initial Borrower prior to the date hereof) shall continue to, secure the payment of all of the Obligations.

(e) From and after the date hereof, all references in the Credit Agreement and the other Loan Documents to the “Borrower” shall mean a reference to Valvoline in its capacity as the Borrower.

SECTION 2. Condition to Effectiveness. This Agreement shall be effective only upon (and immediately upon) satisfaction of the following conditions: (a) receipt by the Administrative Agent of an executed counterpart of this Agreement by Valvoline, and (b) receipt by the Administrative Agent of a copy of the file-stamped certificate of merger documenting the Newco Merger.

SECTION 3. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or an electronic transmission of a .pdf copy thereof shall be effective as delivery of an original executed counterpart of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

SECTION 4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follow.]

Form of Joinder Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Valvoline Joinder Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

VALVOLINE INC.

By
Name:
Title:

Form of Joinder Agreement

Agreed and acknowledged as of the date

Above written:

THE BANK OF NOVA SCOTIA, as
Administrative Agent

By
Name:
Title:

Form of Joinder Agreement

EXHIBIT M

FORM OF MORTGAGE

[Provided under separate cover].

Form of Mortgage

M - 1

EXHIBIT E

[FORM OF] GUARANTY

GUARANTY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) dated as of [●], among the Persons listed on the signature pages hereof under the caption “Guarantors”, any Persons that may become Guarantors hereunder pursuant to a duly executed joinder agreement in the form attached as Exhibit A hereto (each an “Additional Guarantor”, collectively, the “Additional Guarantors” and together with the Guarantors, the “Guarantors” and each, a “Guarantor”) and The Bank of Nova Scotia, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to that certain Credit Agreement dated as of July 11, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Valvoline Finco One LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer and Citibank, N.A., as Syndication Agent. Capitalized terms used and not defined herein (including, without limitation, the term “Obligations,” as used in Section 1 and elsewhere herein) are used with the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 4.02(b)(i) of the Credit Agreement, each Guarantor party hereto is required to execute this Agreement as a condition to the funding of the initial Loans on the Funding Date.

From time to time on and after the Funding Date, the Lenders have agreed to make Loans to the Borrower, and the L/C Issuers have agreed to issue Letters of Credit for the account of the Borrower and its Subsidiaries, in each case pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each Guarantor is a Subsidiary of the Borrower and acknowledges that it has derived and will derive substantial benefit from the making of the Loans by the Lenders to the Borrower and the issuance of the Letters of Credit by the L/C Issuers for the account of the Borrower and its Subsidiaries. As consideration therefor and in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, each Guarantor is willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guarantee. Each Guarantor unconditionally guarantees, jointly with any other Guarantors of the Obligations and severally, as a primary obligor and not merely as a surety, the due and punctual payment of the Obligations. To the fullest extent permitted by applicable Law, each Guarantor waives notice of, or any requirement for further assent to, any agreements or arrangements whatsoever by the Secured Parties with any other person pertaining to the Obligations, including agreements and arrangements for payment, extension, renewal, subordination, composition, arrangement, discharge or release of the whole or any part of the Obligations, or for the discharge or surrender of any or all security, or for the compromise, whether by way of acceptance of part payment or otherwise, of the Obligations, and, to the fullest extent permitted by applicable Law, the same shall in no way impair each Guarantor’s liability hereunder.

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SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable Law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Person of any of the Obligations, and also waives notice of acceptance of its guarantee, notice of protest for nonpayment and all other formalities. To the fullest extent permitted by applicable Law, the guarantee of each Guarantor hereunder shall not be affected by (a) the failure of any Loan Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise; (b) any extension, renewal or increase of or in any of the Obligations; (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement, the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, including with respect to any Guarantor under the Loan Documents; (d) the release of (or the failure to perfect a security interest in) any of the security held by or on behalf of the Administrative Agent or any other Secured Party; or (e) the failure or delay of any Secured Party to exercise any right or remedy against the Borrower or any Guarantor.

SECTION 3. Security. Each Guarantor authorizes and to the extent necessary appoints as its agent the Administrative Agent to (a) take and hold security for the payment of this Guaranty and the Obligations and exchange, enforce, waive and release any such security pursuant to the terms of any other Loan Documents; (b) apply such security and direct the order or manner of sale thereof as it in its sole discretion may determine subject to the terms of any other Loan Documents; and (c) release or substitute any one or more endorsees, other Guarantors or other obligors pursuant to the terms of any other Loan Documents. In no event shall this Section 3 require any Guarantor to grant security, except as required by the terms of the Loan Documents.

SECTION 4. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection and, to the fullest extent permitted by applicable Law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other Person.

SECTION 5. No Discharge or Diminishment of Guaranty. To the fullest extent permitted by applicable Law and except as otherwise expressly provided in this Agreement, the Obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations (other than (A) contingent indemnification obligations that are not yet due and payable and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements)), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense (other than a defense of payment) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the

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generality of the foregoing, the obligations of each Guarantor hereunder shall, to the fullest extent permitted by applicable Law, not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, by any amendment, waiver or modification of any provision of the Credit Agreement or any other Loan Document or other agreement or instrument, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations (other than (A) contingent indemnification obligations that are not yet due and payable and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements)) or which would impair or eliminate any right of any Guarantor to subrogation.

SECTION 6. Defenses Waived. To the fullest extent permitted by applicable Law, each Guarantor waives (i) any defense based on or arising out of the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability (other than the payment in full in cash of the Obligations (other than (A) contingent liabilities that are not yet due and payable and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements)) of the Borrower or any other Person in respect of the Obligations and (ii) any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed obligation. Subject to the terms of the other Loan Documents, the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of each Guarantor hereunder except to the extent the Obligations (other than (A) contingent indemnification obligations that are not yet due and payable and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements) have been paid in full in cash. Pursuant to and to the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each Guarantor against the Borrower or any other Guarantor or any security.

SECTION 7. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against each Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest and fees on such

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Obligations. Upon payment by each Guarantor of any sums to the Administrative Agent or any Secured Party as provided above, all rights of each Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations (other than contingent liabilities that are not yet due and payable). In addition, any Indebtedness of the Borrower or any Subsidiary now or hereafter held by each Guarantor that is required by the Credit Agreement to be subordinated to the Obligations is hereby subordinated in right of payment to the prior payment in full of the Obligations (other than contingent liabilities that are not yet due and payable). If any amount shall be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Indebtedness, in each case, at any time when any Obligation then due and owing has not been paid, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 8. General Limitation on Guaranty Obligations; Right of Contribution. In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Agreement would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, then, notwithstanding any other provision herein or in any other Loan Document to the contrary, the amount of such liability shall, without any further action by any Guarantor, any creditor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. For purposes of the preceding sentence, each Guarantor’s proportionate share of any payment due hereunder shall be equal to the full payment multiplied by a fraction of which the numerator shall be the net worth of such Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Additional Guarantor, the date of the joinder agreement in the form attached as Exhibit A hereto executed and delivered by such Additional Guarantor). Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7 hereof. The provision of this Section 8 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

SECTION 9. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs hereunder and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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SECTION 10. Keepwell. Each Guarantor (other than any Excluded Swap Guarantor; such non-excluded Guarantors, the “Qualified ECP Guarantors”) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 10 constitute, and this Section 10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

SECTION 11. Covenant; Representations and Warranties. Each Guarantor agrees and covenants to, and to cause each of its Subsidiaries, to take, or refrain from taking, each action that is necessary to be taken or not taken, so that no breach of the agreements and covenants contained in the Credit Agreement pertaining to actions to be taken, or not taken, by such Guarantor or any of its Subsidiaries will result. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it and its Subsidiaries contained in the Credit Agreement are true and correct, provided that each reference in any such representation and warranty to the knowledge of the Borrower shall, for the purposes of this Section 11, be deemed to be a reference to such Guarantor’s knowledge.

SECTION 12. Termination. The Guaranties made hereunder shall terminate when (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans; (ii) each payment required to be made under the Credit Agreement in respect of any Letter of Credit; and (iii) all other Obligations then due and owing, have in each case been paid in full (other than (A) contingent indemnification obligations that are not yet due and payable and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements) and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero (other than with respect to Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made) and the L/C Issuers have no further obligation to issue Letters of Credit under the Credit Agreement; provided that any such Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, on any Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of the Borrower, the Guarantors or otherwise.

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SECTION 13. Binding Effect; Several Agreement; Assignments; Releases. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of each Guarantor that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to each Guarantor when a counterpart hereof executed on behalf of each Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon each Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of each Guarantor, the Administrative Agent and the other Secured Parties, and their respective successors and assigns, except that neither the Borrower, nor the Guarantors shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void) without the prior written consent of the Required Lenders. The Administrative Agent is hereby expressly authorized to, and agrees upon request of the Borrower it will, release any Guarantor from its obligations hereunder (including its Guaranty) in accordance with Sections 6.15, 6.17(e), and 9.10 of the Credit Agreement.

SECTION 14. Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors and the Administrative Agent (with the consent of the Lenders or the Required Lenders if required under the Credit Agreement).

SECTION 15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 16. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it in care of the Borrower at its address set forth in Schedule 10.02 to the Credit Agreement.

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SECTION 17. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Guarantors herein, and as of the date hereof, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the L/C Issuers regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the Commitments have not been terminated.

(b) In the event that any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 18. Counterparts; Integration; Effectiveness. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 13. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 19. Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.

SECTION 20. Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against each Guarantor or its properties in the courts of any jurisdiction.

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(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 16.

(d) Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

SECTION 21. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

SECTION 22. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of each Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Secured Party, irrespective of whether or not the Administrative Agent or any Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 22 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

SECTION 23. Taxes. The Guarantors, jointly and severally, shall gross up for and shall indemnify the Secured Parties against Indemnified Taxes and Other Taxes to the extent set forth in Sections 3.01 and 3.07 of the Credit Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GUARANTOR NAME], as Guarantor

By:
Name:
Title:

[Valvoline - Signature Page to Guaranty Agreement]

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

[Valvoline - Signature Page to Guaranty Agreement]

EXHIBIT A

to the Guaranty

[Form of]

JOINDER AGREEMENT

Reference is made to that certain Credit Agreement dated as of [●], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Valvoline Finco One LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer and Citibank, N.A., as Syndication Agent. Capitalized terms used and not defined herein are used with the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, each of the Guarantors and The Bank of Nova Scotia, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement) are parties to the Guaranty Agreement (the “Guaranty”) dated as of the Funding Date.

WHEREAS, from time to time on and after the Funding Date the Lenders have agreed to make Loans to the Borrower, and the L/C Issuers have agreed to issue Letters of Credit for the account of the Borrower and its Subsidiaries, in each case pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

WHEREAS, each Guarantor is a Subsidiary of the Borrower and acknowledges that it has derived and will derive substantial benefit from the making of the Loans by the Lenders to the Borrower and the issuance of the Letters of Credit by the L/C Issuers for the account of the Borrower and its Subsidiaries.

WHEREAS, pursuant to Section 6.17(b) of the Credit Agreement, each Subsidiary (other than an Excluded Subsidiary) that was not in existence on the Funding Date is required to become a Guarantor under the Agreement by executing a joinder agreement.

WHEREAS, the undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Guaranty in order to induce the Lenders to make additional Revolving Credit Loans and as consideration for the Loans previously made and to induce the L/C Issuers to issue Letters of Credit and as consideration for the Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent and the New Guarantor hereby agree as follows:

(a) Guarantee. In accordance with Section 6.17(b) of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor.

(b) Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it and its Subsidiaries as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof (except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date). Each reference to a Guarantor in the Guaranty shall be deemed to include the New Guarantor.

(c) Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

(e) No Waiver. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

(f) Notices. All notices, requests and demands to or upon the New Guarantor, the Administrative Agent or any Lender shall be governed by the terms of Section 10.02 of the Credit Agreement.

(g) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR], as Guarantor,

By:
Name:
Title:

Address for Notices:

THE BANK OF NOVA SCOTIA, as Administrative Agent,

By:
Name:
Title:

EXHIBIT F

[FORM OF] SECURITY AGREEMENT

By

VALVOLINE FINCO ONE LLC,

as the Initial Borrower

and

VALVOLINE INC.,

as the Borrower

and

THE GUARANTORS PARTY HERETO

and

THE BANK OF NOVA SCOTIA,

as Administrative Agent

Dated as of [●]

-i-

SECTION 4.7.	Consents, etc	15
SECTION 4.8.	Pledged Collateral	15
SECTION 4.9.	Insurance	16
SECTION 4.10.	Chief Executive Office; Change of Name; Jurisdiction of Organization	16

	ARTICLE V

	CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	Pledge of Additional Securities Collateral	16
SECTION 5.2.	Voting Rights; Distributions; etc	17
SECTION 5.3.	Defaults, etc	18
SECTION 5.4.	Certain Agreements of Pledgors As Issuers and Holders of Equity Interests	18

	ARTICLE VI

	CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

SECTION 6.1.	Grant of Intellectual Property License	19
SECTION 6.2.	Protection of Administrative Agent’s Security	19
SECTION 6.3.	After-Acquired Intellectual Property Collateral	20
SECTION 6.4.	Litigation	20

	ARTICLE VII

	CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.	Maintenance of Records	21
SECTION 7.2.	Legend	21
SECTION 7.3.	Modification of Terms, etc	21
SECTION 7.4.	Collection	21

	ARTICLE VIII

	TRANSFERS

SECTION 8.1.	Transfers of Pledged Collateral	22

	ARTICLE IX

	REMEDIES

SECTION 9.1.	Remedies	22
SECTION 9.2.	Notice of Sale	24
SECTION 9.3.	Waiver of Notice and Claims	24
SECTION 9.4.	Certain Sales of Pledged Collateral	24

-ii-

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement

-iii-

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of [●] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by VALVOLINE FINCO ONE LLC, a Delaware limited liability company (the “Initial Borrower”), VALVOLINE INC., a Kentucky corporation, as, after consummation of the Newco Merger and its assumption of the obligations of the Initial Borrower under the Credit Agreement (as hereinafter defined), the borrower (the “Borrower”), and the Guarantors from to time to time party hereto (the “Guarantors”), as grantors, pledgors, assignors and debtors (the Initial Borrower and the Borrower together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), in favor of THE BANK OF NOVA SCOTIA, in its capacity as administrative agent pursuant to the Credit Agreement, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Administrative Agent”).

R E C I T A L S :

A. The Initial Borrower, the Administrative Agent, the other agents party thereto and the lending institutions listed therein have entered into that certain credit agreement, dated as of July 11, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. On the Funding Date, each Guarantor party hereto has, pursuant to the Guaranty, guaranteed the Obligations.

C. The Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. This Agreement is given by each Grantor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of the Obligations.

E. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the L/C Issuers to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Secured Hedge Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Cash Management Agreements that constitute Obligations that each Grantor execute and deliver the applicable Loan Documents, including this Agreement, on the Funding Date.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Section 1.02 of the Credit Agreement shall apply herein mutatis mutandis.

The following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or Supporting Obligation related thereto.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Contracts” shall mean, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Grantor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Distributions” shall mean, collectively, with respect to each Grantor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Property” shall mean:

(a) any permit or license issued by a Governmental Authority to any Grantor or any other asset, in each case, only to the extent and for so long as the terms of such permit, license or any agreement or any laws or regulations applicable thereto, validly prohibit the creation by such Grantor of a security interest in such permit, license or asset in favor of the Administrative Agent (in each case after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409(a) of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity) and in the case of any such prohibition in any agreement, only to the extent existing on the Funding Date or upon the acquisition of the applicable asset or Guarantor, and not in contemplation thereof;

(b) cash used to secure letter of credit reimbursement obligations to the extent permitted by Section 7.01 of the Credit Agreement;

(c) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a financing statement;

(d) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation, Capitalized Lease or Synthetic Lease Obligation permitted to be incurred pursuant to Section 7.02(e) of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease) validly prohibits the creation of any other Lien on such Equipment;

(e) any intent-to-use trademark application to the extent and for so long as creation by a Grantor of a security interest therein would result in the loss by such Grantor of any material rights therein;

(f) any Permitted Securitization Transferred Assets;

(g) Equity Interests of (i) Unrestricted Subsidiaries, (ii) Regulated Subsidiaries, (iii) Special Purpose Finance Subsidiaries, (iv) Immaterial Subsidiaries, (v) any other Subsidiary to the extent that the pledge of Equity Interests of such Subsidiary would be prohibited by applicable law, (vi) a joint venture to the extent that the pledge of Equity Interests of such joint venture would be prohibited by such joint venture’s Organization Documents, or (vii) a Foreign Subsidiary or a Foreign Subsidiary Holding Company (including Equity Interests of a Subsidiary that are held directly or indirectly by a Foreign Subsidiary or a Foreign Subsidiary Holding Company) other than (A) Voting Stock of any Subsidiary which is a first-tier Foreign Subsidiary or a Foreign Subsidiary Holding Company, in each case representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this clause (g);

(h) [reserved];

(i) any aircraft, airframes and engines, and all accessories, additions, accessions, alterations, modifications, parts, instruments, repairs and attachments affixed thereto or used in connection therewith, except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the UCC;

(j) assets the pledge of which is prohibited by applicable law; and

(k) assets subject to Liens permitted under Sections 7.01 (f), (i), (m) and (r) of the Credit Agreement (or under Section 7.01(p) of the Credit Agreement to the extent relating to Liens permitted under the foregoing clauses, as well as clauses (j) and (bb) of Section 7.01 of the Credit Agreement), in each case, to the extent that the grant of a security interest hereunder on such assets would constitute or result in a breach of, or a default under, the definitive documentation creating such Liens;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a), (b), (c), (e), (g), (i) or (j) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a), (b), (c), (e), (g), (i) or (j)).

“General Intangibles” shall mean, collectively, with respect to each Grantor, all “general intangibles,” as such term is defined in the UCC, of such Grantor and, in any event,

shall include (i) all of such Grantor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract or the Mortgaged Property), (ii) all know-how and warranties relating to any of the Collateral, (iii) any and all other rights, claims, choses-in-action and causes of action of such Grantor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Grantor’s operations or any of the Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Grantor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Grantor, the goodwill connected with such Grantor’s business, including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Grantor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Grantor’s business.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Initial Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Grantor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill. Notwithstanding anything to the contrary, the term “Intellectual Property Collateral” shall not include any Excluded Property.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Grantor, all license agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright, whether such Grantor is a licensor or licensee under any such license, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights subject thereto.

“Intellectual Property Security Agreements” shall mean, collectively, the Copyright Security Agreements, the Patent Security Agreements and the Trademark Security Agreements.

“Intercompany Notes” shall mean, with respect to each Grantor, all intercompany notes held by such Grantor described in Schedule 10 to the Perfection Certificate and intercompany notes hereafter acquired by such Grantor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“L/C Account” shall mean any account established and maintained in accordance with the provisions of Section 2.03(g) of the Credit Agreement and all property from time to time on deposit in such L/C Account.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries on a consolidated basis.

“Mortgaged Property” shall have the meaning assigned to the terms “Mortgaged Property” or “Trust Property” in the Mortgages.

“Patents” shall mean, collectively, with respect to each Grantor, all patents issued or assigned to, and all patent applications made by, such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of such patents and applications, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto, including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Perfection Certificate” shall mean that certain perfection certificate dated the date hereof, executed and delivered by each Grantor in favor of the Administrative Agent for the benefit of the Secured Parties, and each other Perfection Certificate or Perfection Certificate Supplement executed and delivered by the applicable Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement or upon the request of the Administrative Agent.

“Permitted Liens” shall have the meaning assigned to such term in Section 4.1 hereof.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Grantor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 9(a) and 9(b) to the Perfection Certificate and noted therein as being owned by such Grantor and pledged pursuant to this Agreement, and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Grantor (including by issuance), together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests in each such issuer or under any Organization Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Grantor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Grantor (including by issuance), together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests or under any Organization Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Grantor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, however, that Pledged Securities shall not include any Excluded Property or any Equity Interests which are not required to be pledged pursuant to Section 6.17(b) of the Credit Agreement.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) Instruments and (v) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Grantors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto; provided, however, that the term “Receivables” shall not include any Excluded Property.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any such trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“Valvoline Notes” shall mean all promissory notes between the Borrower and any distributor, national account customer or direct market customer of the Borrower who purchases Valvoline branded bulk lubricants and service chemicals from the Borrower (each, a “Customer”), evidencing or governing the terms of any indebtedness that has been incurred by the Borrower to extend indebtedness to such Customer for the express purpose of buying additional equipment when expanding its facilities and growing its business.

SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.02 thereof) shall be applicable to this Agreement. In the event of any conflict between the provisions hereof and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall control.

SECTION 1.3. Resolution of Drafting Ambiguities. Each Grantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.

SECTION 1.4. Perfection Certificate. The Administrative Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments, supplements thereto and Perfection Certificate Supplements are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS

SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Obligations, each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Grantor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(i) all Accounts;

(ii) all Equipment, Goods, Inventory and Fixtures;

(iii) all Documents, Instruments and Chattel Paper;

(iv) all Letters of Credit and Letter-of-Credit Rights;

(v) all Securities Collateral;

(vi) all Investment Property;

(vii) all Intellectual Property Collateral;

(viii) the Commercial Tort Claims described on Schedule 12 to the Perfection Certificate;

(ix) all General Intangibles;

(x) all Money;

(xi) all Supporting Obligations;

(xii) all books and records relating to the Collateral; and

(xiii) to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Grantor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.

SECTION 2.2. Filings.

(a) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) any financing or continuation statements or other documents without the signature of such Grantor where permitted by law, including the filing of a financing statement describing the Collateral as “all assets now owned or hereafter acquired by the Grantor or in which the Grantor otherwise has rights” (or similar language) and (iii) in the case of a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request by the Administrative Agent.

(b) Each Grantor hereby ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any financing statements relating to the Collateral if filed prior to the date hereof.

(c) Each Grantor hereby further authorizes the Administrative Agent to file filings with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder and naming such Grantor, as debtor, and the Administrative Agent, as secured party.

(d) Notwithstanding anything in this Agreement to the contrary, no Grantor shall be required, and the Administrative Agent is not authorized on behalf of any such Grantor, (a) to file or take any other action (including entering into foreign-law governed agreements) or make any filings required by any jurisdiction other than the United States, any State thereof and the District of Columbia to perfect, confirm, continue, enforce or protect any security interest granted in any Collateral of such Grantor or (b) enter into any control agreements or take any actions to perfect the security interest in any Collateral by “control” other than with respect to Securities to the extent expressly required under Sections 3.1 or 3.2.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Grantor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof and required to be delivered pursuant to the Credit Agreement have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Administrative Agent has a perfected first priority security interest therein, subject only to Permitted Liens; provided that the requirements of this sentence shall apply only to Securities Collateral of issuers that are Subsidiaries. Each Grantor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Grantor after the date hereof shall promptly (but in any event within thirty days after receipt thereof by such Grantor) be delivered to and held by or on behalf of the Administrative Agent pursuant hereto; provided that the requirements of this sentence shall apply only to Securities Collateral of issuers that are Subsidiaries. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Pledged Securities for certificates of smaller or larger denominations. Notwithstanding the delivery of any Excluded Property described in paragraph (g)(vii) of the definition of “Excluded Property” (including certificates related thereto) by or on behalf of any Grantor to the Administrative Agent, such Excluded Property shall not constitute property in which a security interest was granted.

SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Grantor represents and warrants that the Administrative Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof, subject only to Permitted Liens. Each Grantor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law, (i) cause the issuer to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 2 hereto or such other form that is reasonably satisfactory to the Administrative Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, upon request by the Administrative Agent, (A) cause the Organization Documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Administrative Agent in accordance with the provisions of Section 3.1 hereof; provided that the requirements of this sentence shall apply only to the Pledge Securities of issuers that are Subsidiaries.

SECTION 3.3. [Reserved].

SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Collateral, each Grantor represents and warrants (as to itself) as follows and agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate or for amounts less than $1,000,000. Each Instrument and each item of Tangible Chattel Paper (other than Securities Collateral and Valvoline Notes) listed in Schedule 10 to the Perfection Certificate that is Collateral has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount in excess of $1,000,000 then payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper (other than Securities Collateral or Valvoline Notes), the Grantor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within thirty days after receipt thereof) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

(b) Investment Property and Pledged Securities. As between the Administrative Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the control of, the Administrative Agent, any Grantor or any other Person, except where such loss of, damage to or destruction of the Investment Property or Pledged Securities was caused by the gross negligence or willful misconduct of the Administrative Agent or other Person.

(c) [Reserved].

(d) [Reserved].

(e) Commercial Tort Claims. As of the date hereof, each Grantor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 12 to the Perfection Certificate. If any Grantor shall at any time hold or acquire a Commercial Tort Claim, such Grantor shall promptly (but in any event within thirty days after receipt thereof by such Grantor) notify the Administrative Agent in writing signed by such Grantor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim does not exceed $1,000,000.

SECTION 3.5. Joinder of Additional Guarantors; Release of Guarantors.

(a) The Grantors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Administrative Agent (i) a Joinder Agreement and (ii) a Perfection Certificate Supplement, in each case, within the time periods required by Section 6.17 of the Credit Agreement and upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Grantor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Grantor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Grantor as a party to this Agreement.

(b) If any Grantor ceases to be a Guarantor in accordance with the provisions of the Credit Agreement, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith and in accordance with Sections 6.17(e) and 9.10 of the Credit Agreement, execute and deliver to the applicable Grantor such documents as such Grantor may reasonably request to evidence the release of such Grantor from the assignment and security interest granted hereunder and from its obligations hereunder.

SECTION 3.6. Supplements; Further Assurances. Each Grantor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Administrative Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the

Collateral. If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Grantors.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Grantor represents, warrants and covenants as follows:

SECTION 4.1. Title. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and Liens permitted under Section 7.01 of the Credit Agreement (“Permitted Liens”), such Grantor owns or has rights and, as to Collateral acquired by it from time to time after the date hereof, will own or have rights in each item of Collateral in which it has granted the security interest to the Administrative Agent hereunder, free and clear of any and all Liens or claims of others (except for minor defects in title that do not interfere with Grantor’s ability to (i) conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes or (ii) grant the security interest granted hereunder).

SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made) and subject to the taking of any other action in accordance with Section 6.17 of the Credit Agreement or the terms hereof, as applicable, within the time frame prescribed by such Section 6.17 or the applicable provisions hereof, a perfected security interest in all the Collateral in which a security interest may be perfected (i) by filing, recording or registering a financial statement or analogous document in the United States (or any political subdivision thereof) and its territories or possessions pursuant to the UCC or (ii) upon the receipt and recording of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times during the term of this Agreement constitute a perfected, continuing security interest therein and be prior to any other Lien on any of the Collateral, other than Permitted Liens.

SECTION 4.3. Defense of Claims; Transferability of Collateral. Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Administrative Agent or any other Secured Party other than Permitted Liens. There is no agreement, order, judgment or decree, and no

Grantor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Grantor’s obligations or the rights of the Administrative Agent hereunder except to the extent permitted under the Credit Agreement.

SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 8 to the Perfection Certificate. No Grantor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Grantor to the holder of the Permitted Liens.

SECTION 4.5. [Reserved.]

SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable (it being understood that this representation is being made to the knowledge of the applicable Grantor in the case of Pledged Securities issued by Persons that are not Subsidiaries). There is no amount or other obligation owing by any Grantor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Grantor’s status as a partner or a member of any issuer of the Pledged Securities.

SECTION 4.7. Consents, etc. In the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and reasonably determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Administrative Agent, such Grantor agrees to use its commercially reasonable efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.8. Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects in each case as of the date hereof. The Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Grantors, subject to any threshold amount or other limitation set forth in the Perfection Certificate in each case as of the date hereof.

SECTION 4.9. Insurance. In the event that the Net Cash Proceeds of any insurance claim are paid to any Grantor after the Administrative Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Administrative Agent and promptly (but in any event within 30 days) after receipt thereof shall be paid to the Administrative Agent for application in accordance with the Credit Agreement.

SECTION 4.10. Chief Executive Office; Change of Name; Jurisdiction of Organization. Each Grantor agrees (A) to promptly (but in the case of clauses (i) and (v) below no event less than fifteen (15) Business Days (or such later date as consented to by the Administrative Agent) following the taking of the relevant action) notify the Administrative Agent in writing of any change (i) to its legal name, (ii) in the location of any Grantor’s chief executive office, (iii) in its identity or organizational structure, (iv) in its organizational identification number, if any, or (v) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), and agrees to clearly describe such change and provide such other information in connection therewith as the Administrative Agent may reasonably request and (B) that, prior to effecting or permitting any change referred to in clause (A) above, it shall have taken all action necessary to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral. Each Grantor agrees to promptly provide the Administrative Agent with certified Organization Documents, if applicable, reflecting any of the changes described in the preceding sentence. Each Grantor also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Grantor shall, upon obtaining any Pledged Securities or Intercompany Notes (other than Intercompany Notes owing by a Regulated Subsidiary, any Subsidiary of a Regulated Subsidiary and their respective successors and assigns, in each case only to the extent prohibited by law) of any person, accept the same in trust for the benefit of the Administrative Agent and promptly (but in any event within thirty days after receipt thereof) deliver to the Administrative Agent a pledge amendment, duly executed by such Grantor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Grantor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Collateral.

SECTION 5.2. Voting Rights; Distributions; etc.

(a) So long as no Event of Default shall have occurred and be continuing and unless the Administrative Agent shall have notified the Grantors that the Grantors rights, in whole or in part, under this Section 5.2 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Obligations; provided, however, that no Grantor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii) Each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien created pursuant to this Agreement, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Administrative Agent to hold as Collateral and shall, if received by any Grantor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Grantor and be promptly (but in any event within five days after receipt thereof) delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement), in each case in accordance with Section 3.1 or Section 3.2, as applicable.

(b) So long as no Event of Default shall have occurred and be continuing and unless the Administrative Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default, and unless the Administrative Agent shall have notified the Grantors that the Grantors rights, in whole or in part, under this Section 5.2 are being suspended:

(i) All rights of each Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions. Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (ii) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 10.1 hereof. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other Distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 5.2(a)(ii) and that remain in such account.

(d) Each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent appropriate instruments as the Administrative Agent may reasonably request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Grantor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3. Defaults, etc. Each Grantor hereby represents and warrants that (i) such Grantor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Grantor is a party relating to the Pledged Securities pledged by it, and such Grantor is not in violation of any other provisions of any such agreement to which such Grantor is a party, or otherwise in default or violation thereunder, (ii) no Securities Collateral pledged by such Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates representing such Pledged Securities that have been delivered to the Administrative Agent) which evidence any Pledged Securities of such Grantor.

SECTION 5.4. Certain Agreements of Grantors As Issuers and Holders of Equity Interests.

(a) In the case of each Grantor which is an issuer of Securities Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Grantor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Grantor hereby consents to the extent required by the applicable Organization Document to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent, to the extent permitted by law or contract, an irrevocable, non-exclusive license to use or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located. For the avoidance of doubt, the Administrative Agent may not exercise any of its rights under such license until an Event of Default has occurred and is continuing. Subject to the execution and delivery of an appropriate commercially reasonable secrecy agreement, to the extent permitted by law or contract, such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2. Protection of Administrative Agent’s Security. On a continuing basis, each Grantor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Administrative Agent of any adverse determination in any proceeding (except in the case of prosecution of patent applications or applications for trademark registration) or the institution of any proceeding in any Federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Grantor’s right to secure the issuance of or to register such Material Intellectual Property Collateral or its right to keep and maintain such issued Material Intellectual Property Collateral in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated except as shall be consistent with such Grantor’s commercially reasonable business judgment, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with such Grantor’s commercially reasonable business judgment, (iv) upon such Grantor obtaining knowledge thereof, promptly notify the Administrative Agent in writing of any event which could be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Administrative Agent in relation thereto, including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Material Intellectual Property Collateral other than licenses in, or incidental to, the ordinary course of business, or amend or permit the amendment of any such licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any

Material Intellectual Property Collateral or the Lien on and security interest in the Material Intellectual Property Collateral created therein hereby, without the consent of the Administrative Agent, (vi) continue to keep adequate records respecting all Intellectual Property Collateral consistent with past practice and (vii) using the records described in clause (vi) above, furnish to the Administrative Agent from time to time upon the Administrative Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Administrative Agent may from time to time reasonably request.

SECTION 6.3. After-Acquired Intellectual Property Collateral. If any Grantor shall at any time after the date hereof obtain any rights to any additional Intellectual Property Collateral, including any renewal, extension, reissue, division, continuation or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, or if any intent-to use trademark application is no longer subject to clause (e) of the definition of Excluded Property, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Grantor shall promptly (but in any event within thirty days after receipt thereof by such Grantor) provide to the Administrative Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described above by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Intellectual Property Collateral to the extent required hereunder. Further, each Grantor, subject to the review of such Grantor, authorizes the Administrative Agent to modify this Agreement by amending Schedules 11(a) and 11(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Grantor acquired or arising after the date hereof.

SECTION 6.4. Litigation.

(a) Unless there shall occur and be continuing any Event of Default, each Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Grantors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral.

(b) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Grantor, the Administrative Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Grantor shall, at the reasonable request of the Administrative Agent, execute any and all documents reasonably requested by the Administrative Agent in aid of such enforcement and the Grantors shall promptly reimburse and indemnify the Administrative Agent for all reasonable and invoiced costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.04 of the Credit Agreement.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. Maintenance of Records. Each Grantor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Grantor shall, at such Grantor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in such Receivables or the Administrative Agent’s security interest therein without the consent of any Grantor.

SECTION 7.2. Legend. Each Grantor shall legend, at the reasonable request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, and in form and manner satisfactory to the Administrative Agent, the Receivables and the other books, records and documents of such Grantor evidencing or pertaining to the Receivables with an appropriate reference to the fact that such Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.

SECTION 7.3. Modification of Terms, etc. No Grantor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice or as reasonably deemed in such Grantor’s best interest, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or as reasonably deemed in such Grantor’s best interest or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice or as reasonably deemed in such Grantor’s best interest or otherwise as permitted under Section 7.05(i) of the Credit Agreement without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

SECTION 7.4. [Reserved.]

ARTICLE VIII

TRANSFERS

SECTION 8.1. Transfers of Collateral. No Grantor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral pledged by it or in which it has granted a security interest hereunder except as permitted by the Credit Agreement.

ARTICLE IX

REMEDIES

SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may from time to time exercise in respect of the Collateral, in accordance with applicable law and in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral, including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Administrative Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Grantor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (B) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Grantor’s obligation to deliver the Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Administrative Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at a public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such person as a credit on account of the purchase price of the Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of the Collateral or any part thereof regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the price at which the Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 9.2. Notice of Sale. Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3. Waiver of Notice and Claims. Each Grantor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Collateral or any part thereof, including any and all prior notice and hearing for any pre-judgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives, to the fullest extent permitted by applicable law: (i) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (ii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Administrative Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

SECTION 9.4. Certain Sales of Collateral.

(a) Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.

(b) Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) Notwithstanding the foregoing, each Grantor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Administrative Agent, for the benefit of the Administrative Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Grantors. Each Grantor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral, including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Grantor shall use its commercially reasonable efforts to cause the Administrative Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Administrative Agent such number of prospectuses, offering circulars or other documents incident thereto as the Administrative Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Administrative Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) If the Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Grantor shall from time to time furnish to the Administrative Agent all such information as the Administrative Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Administrative Agent as exempt transactions under the Securities Act and the rules of the SEC thereunder, as the same are from time to time in effect.

(e) Each Grantor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Grantors, the Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies, privileges and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Administrative Agent, each Grantor shall execute and deliver to the Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Administrative Agent, each Grantor shall make available to the Administrative Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of the Event of Default as the Administrative Agent may reasonably designate to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Grantor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Administrative Agent’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1. Application of Proceeds.

(a) The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral or the Mortgaged Property to be applied pursuant to the exercise by the Administrative Agent of its remedies, shall be applied together with any other sums then held by the Administrative Agent pursuant to this Agreement, as set forth in Section 8.03 of the Credit Agreement.

(b) If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 10.1.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Concerning Administrative Agent.

(a) The Administrative Agent has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral and Mortgaged Property), in accordance with this Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.

(b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral and Mortgaged Property is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Collateral.

(c) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Collateral and Mortgaged Property also constitutes collateral granted to the Administrative Agent under any other security agreement, pledge, deed of trust, mortgage or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other security agreement, pledge, deed of trust, mortgage or instrument of any type in respect of such collateral, the Administrative Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in Section 4.10 hereof. If any Grantor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Grantor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Grantor.

SECTION 11.2. Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Grantor shall fail to perform any covenants contained in this Agreement (including such Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies under the Credit Agreement, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Collateral or the Mortgaged Property, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Grantor under any Collateral or any Mortgaged Property) or if any representation or warranty on the part of any Grantor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby and which such Grantor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Administrative Agent shall be paid by the Grantors in accordance with the provisions of Section 10.04 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement or any breach of any representation or warranty contained in this Agreement from constituting an Event of Default. Each Grantor hereby appoints the Administrative Agent its attorney-in-fact, with full power and authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Collateral Documents which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to such Grantor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Grantors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject, however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement, a Secured Foreign Line of Credit Agreement, a Secured Franchisee Loan Facility Guaranty or a Secured Cash Management Agreement, such Secured Hedge Agreement, Secured Foreign Line of Credit Agreement, Secured Franchisee Loan Facility Guaranty or Secured Cash Management Agreement, as applicable. Each of the Grantors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Grantor or otherwise.

SECTION 11.4. Termination; Release. When all the Credit Agreement Obligations (other than (A) contingent indemnification obligations not yet due and payable and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements) have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made), this Agreement shall terminate. Upon termination of this Agreement, the Collateral and the Mortgaged Property shall be released from the Lien of this Agreement. Upon such release or any release of Collateral or the Mortgaged Property or any part thereof in accordance with the provisions of the Credit Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Grantors, assign, transfer and deliver to the Grantors, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Collateral or the Mortgaged Property or any part thereof to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral or Mortgaged Property, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral or Mortgaged Property, as the case may be. The Administrative Agent is hereby expressly authorized to, and agrees upon request of the Borrower that it will, release or, in the case of Section 9.10(e) of the Credit Agreement, subordinate any Collateral or Mortgaged Property and Collateral Documents in accordance with Sections 6.15, 6.17(e) and 9.10 of the Credit Agreement.

SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Grantors and the Administrative Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Grantor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery by telecopier or by electronic pdf copy of an executed counterpart of a signature page to this Agreement and each other Collateral Document shall be effective as delivery of an original executed counterpart of this Agreement or Collateral Document.

SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11. No Credit for Payment of Taxes or Imposition. No Grantor shall be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and no Grantor shall be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Collateral or any part thereof.

SECTION 11.12. No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof, nor as giving any Grantor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any person under or in respect of any of the Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

SECTION 11.14. [Reserved].

SECTION 11.15. Obligations Absolute. All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Grantor;

(ii) any lack of validity or enforceability of the Credit Agreement, any Secured Hedge Agreement, any Secured Foreign Line of Credit Agreement, any Secured Franchisee Loan Facility Guaranty, any Secured Cash Management Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Hedge Agreement, any Secured Foreign Line of Credit Agreement, any Secured Franchisee Loan Facility Guaranty, any Secured Cash Management Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Secured Hedge Agreement, any Secured Foreign Line of Credit Agreement, any Secured Franchisee Loan Facility Guaranty, any Secured Cash Management Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Grantor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

VALVOLINE FINCO ONE LLC, as the Initial Borrower and Grantor

By:
Name:
Title:

VALVOLINE INC. as the Borrower and Grantor

By:
Name:
Title:

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

[Valvoline - Signature Page to Security Agreement]

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

[Valvoline - Signature Page to Security Agreement]

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of [●], made by VALVOLINE FINCO ONE LLC., a Delaware limited liability company (the “Initial Borrower”), VALVOLINE INC., a Kentucky corporation, as after consummation of the Newco Merger (as defined in the Credit Agreement) and its assumption of the obligations of the Initial Borrower thereunder (the “Borrower”), the Guarantors party thereto and THE BANK OF NOVA SCOTIA, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent consistent with the Security Agreement with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Grantor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[ ]

By:
Name:
Title:

Ex. 1-1

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [●], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of [●], made by VALVOLINE FINCO ONE LLC., a Delaware limited liability company (the “Initial Borrower”), VALVOLINE INC., a Kentucky corporation, as after consummation of the Newco Merger (as defined in the Credit Agreement) and its assumption of the obligations of the Initial Borrower thereunder, the Borrower, the Guarantors party thereto and THE BANK OF NOVA SCOTIA, as administrative agent. The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

Ex. 2-1

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Grantor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:
Name:
Title:

Ex. 2-2

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Grantor]

[Address of New Grantor]

[Date]

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of [●], made by VALVOLINE FINCO ONE LLC., a Delaware limited liability company (the “Initial Borrower”), VALVOLINE INC., a Kentucky corporation, as after consummation of the Newco Merger (as defined in the Credit Agreement) and its assumption of the obligations of the Initial Borrower thereunder (the “Borrower”), the Guarantors party thereto and THE BANK OF NOVA SCOTIA, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [●] (the “New Grantor”), pursuant to Section 3.5 of the Security Agreement. The New Grantor hereby agrees to be bound as a Guarantor and as a Grantor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Grantor hereby grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Guarantor and Grantor thereunder. The New Grantor hereby makes each of the representations and warranties contained in the Security Agreement as of the date hereof solely as to such New Grantor and its Collateral; provided that any such representation or warranty that (a) relates to an earlier date shall be deemed to be made as of the date hereof or (b) refers to a schedule to the Security Agreement shall be deemed to refer to such schedules as supplemented by the schedules attached hereto. The New Grantor hereby further agrees to each of the covenants applicable to the Grantors contained in the Security Agreement.

Ex. 3-1

Annexed hereto are supplements to each of the schedules to the Security Agreement with respect to the New Grantor. Such supplements shall be deemed to be part of the Security Agreement.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Grantor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

Ex. 3-2

[NEW GRANTOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

[Schedules to be attached]

Ex. 3-3

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [                    ], by [                                        ] and [                                        ] (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of THE BANK OF NOVA SCOTIA, in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a) Copyrights of such Grantor listed on Schedule I1 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent and the Grantors shall otherwise agree.

[1]	Should include same Copyrights listed on Schedule 11(b) of the Perfection Certificate.

Ex. 4-1

SECTION 4. Termination. Without limiting Section 11.4 of the Security Agreement, upon the payment in full of the Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts. Delivery by telecopier or by electronic pdf copy of an executed counterpart of a signature page to this Copyright Security Agreement shall be effective as delivery of an original executed counterpart of this Copyright Security Agreement.

SECTION 6. Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

Ex. 4-2

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:
Name:
Title:

Ex. 4-3

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

Ex. 4-4

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [                    ], by [                                        ] and [                                        ] (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of THE BANK OF NOVA SCOTIA, in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a) Patents of such Grantor listed on Schedule I1 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent and the Grantors shall otherwise agree.

[1]	Should include same Patents listed on Schedule 11(a) of the Perfection Certificate.

Ex. 5-1

SECTION 4. Termination. Without limiting Section 11.4 of the Security Agreement, upon the payment in full of the Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts. Delivery by telecopier or by electronic pdf copy of an executed counterpart of a signature page to this Patent Security Agreement shall be effective as delivery of an original executed counterpart of this Patent Security Agreement.

SECTION 6. Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

Ex. 5-2

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

Ex. 5-3

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

Ex. 5-4

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [                    ], by [                                        ] and [                                        ] (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of THE BANK OF NOVA SCOTIA, in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a) Trademarks of such Grantor listed on Schedule I1 attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set

[1]	Should include same Trademarks listed on Schedule 11(a) of the Perfection Certificate

Ex. 6-1

forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent and the Grantors shall otherwise agree.

SECTION 4. Termination. Without limiting Section 11.4 of the Security Agreement, upon the payment in full of the Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts. Delivery by telecopier or by electronic pdf copy of an executed counterpart of a signature page to this Trademark Security Agreement shall be effective as delivery of an original executed counterpart of this Trademark Security Agreement.

SECTION 6. Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

Ex. 6-2

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:
Name:
Title:

Ex. 6-3

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Ex. 6-4

EXHIBIT M

[The aggregate maximum principal amount of indebtedness that may be secured hereby is

$[                    ].]1

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

BY

[NAME OF MORTGAGOR],

as Mortgagor,

TO

THE BANK OF NOVA SCOTIA,

as Administrative Agent,

Mortgagee

Dated as of [            ], 20[    ]

Relating to Premises in:

[                    ] County, [                    ]

This instrument was prepared in consultation with

counsel in the state in which the Mortgaged Property is

located by the attorney named below and after

recording, please return to:

Malcolm K. Montgomery, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

[1]	TO BE INCLUDED ONLY IN CERTAIN MORTGAGE RECORDING TAX STATES.

TABLE OF CONTENTS

		Page

PREAMBLE		1

RECITALS		1

AGREEMENT		1

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1	Definitions	2
SECTION 1.2	Interpretation	5

ARTICLE II

GRANTS AND SECURED OBLIGATIONS

SECTION 2.1	Grant of Mortgaged Property	5
SECTION 2.2	Assignment of Leases and Rents	6
SECTION 2.3	Secured Obligations	7
SECTION 2.4	Future Advances	7
SECTION 2.5	[Maximum Amount of Indebtedness	7
SECTION 2.6	[Last Dollar Secured	7
SECTION 2.7	No Release	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1	Warranty of Title	8
SECTION 3.2	Condition of Mortgaged Property	8
SECTION 3.3	Charges	9

ARTICLE IV

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1	Payment and Performance	9
SECTION 4.2	Title	9
SECTION 4.3	Inspection	10
SECTION 4.4	Limitation on Liens; Transfer Restrictions	10
SECTION 4.5	Insurance	11

-i-

ARTICLE V

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1	Present Assignment; License to the Mortgagor	11
SECTION 5.2	Collection of Rents by the Mortgagee	12
SECTION 5.3	Irrevocable Interest	12

ARTICLE VI

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1	Payment of Charges	12
SECTION 6.2	Stamp and Other Taxes	12
SECTION 6.3	Certain Tax Law Changes	12
SECTION 6.4	Proceeds of Tax Claim	13

ARTICLE VII

CASUALTY EVENTS AND RESTORATION

SECTION 7.1	Casualty Event	13

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1	Remedies in Case of an Event of Default	13
SECTION 8.2	Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale	14
SECTION 8.3	Additional Remedies in Case of an Event of Default	15
SECTION 8.4	Legal Proceedings After an Event of Default	16
SECTION 8.5	Remedies Not Exclusive	17

ARTICLE IX

	SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1	Security Agreement	17
SECTION 9.2	Fixture Filing	18

-ii-

-iii-

SIGNATURE

ACKNOWLEDGMENTS

SCHEDULE A	Legal Description
SCHEDULE B	Permitted Encumbrances

-i-

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY

AGREEMENT AND FIXTURE FILING

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (the “Mortgage”), dated as of [            ] [    ], 20[    ], made by [NAME OF MORTGAGOR], a [STATE TYPE AND JURISDICTION OF MORTGAGOR] having an office at [INSERT ADDRESS OF MORTGAGOR], as mortgagor, assignor and debtor (in such capacities and together with any successors in such capacities, the “Mortgagor”), in favor of THE BANK OF NOVA SCOTIA, a national banking association having an office at 720 King Street West, 4th Floor Mailroom, Toronto, ON, M5V 2T3, Canada, Attention: GWS - U.S. Agency Loan Operations, in its capacity as administrative agent for the Secured Parties (each as hereinafter defined), as mortgagee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Mortgagee”).

R E C I T A L S :

A. Pursuant to that certain Credit Agreement, dated as of July 11, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Valvoline Finco One LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), The Bank of Nova Scotia, as administrative agent, and the other agents party thereto, the Lenders have agreed to make to or for the account of the Borrower certain Loans and issue certain Letters of Credit.

B. [The Mortgagor has, pursuant to the Guaranty, among other things, guaranteed the obligations of the Borrower under the Credit Agreement and the other Loan Documents.]

C. [The Mortgagor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and is, therefore, willing to enter into this Mortgage.]

D. This Mortgage is given by Mortgagor in favor of the Mortgagee for its benefit and the benefit of the Secured Parties to secure the payment and performance of all of the Obligations.

E. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the L/C Issuers to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Secured Hedge Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Cash Management Agreements that constitute Obligations that Mortgagor execute and deliver the applicable Loan Documents, including this Mortgage.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby covenants and agrees with the Mortgagee as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions. (a) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:

“Affiliate”; “Business Day”; “Collateral Documents”; “Commitment”; “Debtor Relief Laws”; “Default Rate”; “Event of Default”; “Excluded Taxes”; “Flood Insurance Laws”; “Governmental Authority”; “Guaranty”; “Laws”; “Lender”; “Letter of Credit”; “Lien”; “Loan”; “L/C Issuer”; “Loan Documents”; “Loan Parties”; “Material Adverse Effect”; “Net Cash Proceeds”; “Obligations”; “Person”; “Responsible Officer”; “Secured Cash Management Agreement”; “Secured Franchisee Loan Facility Guaranty”; “Secured Hedge Agreement”; and “Security Agreement”.

(b) The following terms in this Mortgage shall have the following meanings:

“Allocated Indebtedness” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Allocation Notice” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Casualty Event” shall mean any loss of or damage to or destruction of, or any condemnation or other taking of the Mortgaged Property (including but not limited to any taking of all or any part of the Mortgaged Property in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Mortgaged Property by any Governmental Authority, civil or military, or any settlement in lieu thereof).

“Charges” shall mean any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborer’s, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property.

“Collateral” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all contracts and other general intangibles relating to the Mortgaged Property and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Fixtures” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Land or any other Improvement used in connection with the use and enjoyment of the Land or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable Laws including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to and located on the Land.

“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on the Land, including, without limitation, (i) all Fixtures, (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (iii) all materials now or hereafter located on the Land intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, Fixtures, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Land and to be part of the Improvements immediately upon their incorporation therein.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to the Credit Agreement.

“Land” shall mean the land described in Schedule A annexed to this Mortgage, together with all of the Mortgagor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by Mortgagor.

“Landlord” shall mean any landlord, lessor, sublandlord, sublessor, franchisor, licensor or grantor, as applicable.

“Landlord’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

“Leases” shall mean, collectively, any and all interests of the Mortgagor, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy or concession agreements now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect.

“Mortgage” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgaged Property” shall have the meaning assigned to such term in Section 2.1 hereof.

“Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.

“Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

“Permitted Encumbrances” shall mean, collectively, the Liens identified in Schedule B annexed to this Mortgage.

“Premises” shall mean, collectively, the Land and the Improvements.

“Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Mortgaged Property, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Mortgaged Property by any Governmental Authority (or any person acting on behalf of a Governmental Authority), (iv) products of the Mortgaged Property and (v) other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon.

“Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Permit.

“Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Franchisee Loan Facility Guaranty Beneficiaries, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 of the Credit Agreement.

“Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.

“UCC Collateral” shall mean that portion of the Mortgaged Property that constitutes personal property or fixtures in which a security interest may be created under Article 9 of the UCC.

SECTION 1.2 Interpretation. The rules of construction set forth in Section 1.02 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis.

ARTICLE II

GRANTS AND SECURED OBLIGATIONS

SECTION 2.1 Grant of Mortgaged Property. In order to secure the payment and performance in full of all the Obligations, the Mortgagor hereby grants, mortgages, bargains, sells, assigns, transfers and conveys to the Mortgagee, and hereby grants to the Mortgagee for the benefit of the Secured Parties a security interest in and upon, all of the Mortgagor’s estate, right, title and interest in, to and under all the following described property, whether now owned or held or hereafter acquired from time to time (collectively, the “Mortgaged Property”):

(i) Land;

(ii) Improvements;

(iii) Leases;

(iv) Rents;

(v) Permits;

(vi) Contracts;

(vii) Records; and

(viii) Proceeds;

Notwithstanding the foregoing provisions of this Section 2.1, Mortgaged Property shall not include a grant of any of the Mortgagor’s right, title or interest in any Contract or Permit (x) that validly prohibits the creation by the Mortgagor of a security interest therein and (y) to the extent, but only to the extent that, any Laws applicable thereto or any terms of such Contract or Permit validly prohibit, the creation of a security interest therein; provided, however, that the right to receive any payment of money or any other right referred to in Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor or equivalent provision or provisions or any other applicable Laws or principles of equity) to the extent that such Sections , Laws or principles are effective to limit the prohibitions described in clauses (x) and (y) of this Section 2.1 shall constitute Mortgaged Property hereunder; and provided, further, that at such time as any Contract or Permit described in clauses (x) and (y) of this Section 2.1 is no longer subject to such prohibition, such applicable Contract or Permit shall (without any act or delivery by any person) constitute Mortgaged Property hereunder;

TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the Mortgaged Property and all rights and appurtenances relating thereto, subject, in any such case, to Permitted Encumbrances and Liens permitted pursuant to Section 7.01 of the Credit Agreement, unto the Mortgagee, its successors and assigns, for the benefit of the Secured Parties for the purpose of securing the payment and performance in full of all the Obligations.

SECTION 2.2 Assignment of Leases and Rents. As additional security for the payment and performance in full of all the Obligations and subject to the provisions of Article V hereof, the Mortgagor absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Mortgagee, and grants to the Mortgagee for the benefit of the Secured Parties, all of the Mortgagor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Landlord’s Interest”):

(i) the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;

(ii) all claims, rights, powers, privileges and remedies of the Mortgagor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;

(iii) all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(iv) the full power and authority, in the name of the Mortgagor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor, as Landlord, is or may be entitled to take under the Leases.

SECTION 2.3 Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Obligations.

SECTION 2.4 Future Advances. This Mortgage shall secure all Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Obligations with respect to presently existing indebtedness under the Credit Agreement or the other Loan Documents, but also any and all other indebtedness which may hereafter be owing by the Mortgagor to the Secured Parties under the Credit Agreement or the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

SECTION 2.5 [Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[        ] (the “Secured Amount”), plus, to the extent permitted by applicable Laws, collection costs, sums advanced for the payment of taxes (other than Excluded Taxes), assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, reasonable expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.]2

SECTION 2.6 [Last Dollar Secured. So long as the aggregate amount of the Obligations exceeds the Secured Amount, any payments and repayments of the Obligations shall not be deemed to be applied against or to reduce the Secured Amount.]3

[2]	TO BE INCLUDED ONLY IF REQUIRED BY STATE LAW.
[3]	TO BE INCLUDED ONLY IF REQUIRED BY STATE LAW.

SECTION 2.7 No Release. Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Loan Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of the Mortgagor contained in this Section 2.7 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage and the other Loan Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1 Warranty of Title. The Mortgagor represents and warrants that:

(i) it has good and marketable fee simple title to the Premises; good title or valid rights and interests in and to the balance of the Mortgaged Property and the Landlord’s Interest under or in respect of the Leases, in each case subject to no Liens, except for (x) as of the date hereof, Permitted Encumbrances and Liens in favor of the Mortgagee and (y) Liens permitted pursuant to Section 7.01 of the Credit Agreement; and

(ii) upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located this Mortgage will create and constitute a valid and enforceable first priority mortgage Lien on the Mortgaged Property in favor of the Mortgagee for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Property shall consist of Fixtures or other personal property, a first priority security interest therein to the extent that such security interest may be perfected in accordance with Article 9 of the UCC by the recordation of a mortgage, which first priority Lien and first priority security interest are subject only to (x) Permitted Encumbrances and Liens in favor of the Mortgagee, and (y) Liens permitted pursuant to Section 7.01 of the Credit Agreement.

SECTION 3.2 Condition of Mortgaged Property. The Mortgagor represents and warrants that:

(i) the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting the Mortgaged Property whether or not recorded, except where the failure so to comply could not result in a Material Adverse Effect;

(ii) as of the date hereof, Mortgagor has neither received any notice of nor has any knowledge of any pending disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property which if resolved adversely to Mortgagor would reasonably be expected to result in a Material Adverse Effect; and

(iii) the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof.

SECTION 3.3 Charges. The Mortgagor represents and warrants that all Charges imposed upon or assessed against the Mortgaged Property have been paid and discharged except to the extent such Charges constitute a Permitted Encumbrance or a Lien permitted pursuant to Section 7.01 of the Credit Agreement.

ARTICLE IV

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1 Payment and Performance. The Mortgagor shall pay and perform the Obligations in full as and when the same shall become due under the Loan Documents and when they are required to be performed thereunder.

SECTION 4.2 Title. The Mortgagor shall:

(i) (A) keep in effect all rights and appurtenances to or that constitute a part of the Mortgaged Property except where the failure to keep in effect the same would not reasonably be expected to result in a Material Adverse Effect and (B) protect, preserve and defend all its right, title and interest in the Mortgaged Property and title thereto except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(ii) (A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor which is secured by the Mortgaged Property (after any required notice, the expiration of any permitted grace period or both if any under the Loan Documents or other documents evidencing or securing such obligation) except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property subject to Permitted Encumbrances and Liens permitted pursuant to Section 7.01 of the Credit Agreement, (B) forever warrant and defend to the Mortgagee the Lien and security interests created and evidenced hereby and the validity and first priority position hereof, subject only to Permitted Encumbrances and Liens permitted pursuant to Section 7.01 of the Credit Agreement, in any action or proceeding against the claims of any and all persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder and (C) maintain this Mortgage as a valid and enforceable first priority mortgage Lien on the Mortgaged Property subject only to Permitted Encumbrances and Liens permitted pursuant to Section 7.01 of the Credit Agreement, and, to the extent any of the Mortgaged Property shall consist of Fixtures, or other personal property, a first priority security in such fixtures and personal property which first priority Lien and security interest shall be subject only to Permitted Encumbrances and Liens permitted pursuant to Section 7.01 of the Credit Agreement ; and

(iii) promptly following a Responsible Officer’s obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that would reasonably be expected to give rise to any such proceedings, notify the Mortgagee thereof. In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the reasonable expense of the Mortgagor. If, upon the resolution of such proceedings, the Mortgagor shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Mortgagee to be applied as Net Cash Proceeds to the payment of the Obligations or otherwise in accordance with the provisions of Section 2.05(b) of the Credit Agreement.

(iv) Zoning. The Mortgagor shall not initiate, join in or consent to any change in the zoning or any other permitted use classification of the Premises, except as would not violate the provisions of Section 7.07 of the Credit Agreement.

SECTION 4.3 Inspection. The Mortgagor shall permit the Mortgagee, and its agents, representative and employees, at such reasonable times during normal business hours and reasonable frequency, upon reasonable prior notice to the Mortgagor, to inspect the Mortgaged Property and all books and records located thereon provided, that such inspections shall not materially interfere with the use and operation of the Mortgaged Property.

SECTION 4.4 Limitation on Liens; Transfer Restrictions.

(i) Except for the Permitted Encumbrances, the Liens permitted pursuant to Section 7.01 of the Credit Agreement and the Lien of this Mortgage, the Mortgagor may not, without the prior written consent of the Mortgagee, permit to exist or grant any Lien on all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise, except hereafter, Liens permitted pursuant to Section 7.01 of the Credit Agreement.

(ii) Except to the extent permitted by the Credit Agreement, the Mortgagor may not, without the prior written consent of the Mortgagee, sell, convey, assign, lease or otherwise transfer all or any part of the Mortgaged Property.

SECTION 4.5 Insurance. The Mortgagor shall obtain and keep in full force and effect the flood insurance required by Section 6.07(c) of the Credit Agreement, as applicable, pursuant to the terms thereof.

ARTICLE V

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1 Present Assignment; License to the Mortgagor.

(i) Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by the Mortgagor to the Mortgagee of the Leases and Rents and the right, subject to applicable Laws, to collect all sums payable to the Mortgagor thereunder and apply the same as the Mortgagee may, in its sole discretion, determine to be appropriate to protect the security afforded by this Mortgage (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon the Mortgagee being in possession of the Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Mortgagee hereby grants to the Mortgagor, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable Laws), or any action or proceeding or the intervention of a receiver appointed by a court.

(ii) The Mortgagor acknowledges that the Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage, the Mortgagee shall have, to the extent permitted under applicable Laws, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Liens permitted pursuant to Section 7.01 of the Credit Agreement and in the case of security deposits, rights of depositors and requirements of applicable Laws. The Mortgagor acknowledges and agrees that upon recordation of this Mortgage, the Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to the Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title II of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(iii) Without limitation of the absolute nature of the assignment of the Rents hereunder, the Mortgagor and the Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of the Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 5.2 Collection of Rents by the Mortgagee.

(i) Any Rents receivable by the Mortgagee hereunder, after payment of all proper costs and expenses as Mortgagee may, reasonably determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied in accordance with the provisions of Section 8.2(ii) of this Mortgage. The Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.

(ii) The Mortgagor hereby irrevocably authorizes and directs Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee, and the Mortgagor shall have no claim against Tenant for Rents paid by Tenant to the Mortgagee pursuant to such notice or demand.

SECTION 5.3 Irrevocable Interest. All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.

ARTICLE VI

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1 Payment of Charges. Unless and to the extent contested by the Mortgagor in accordance with the provisions of the Credit Agreement, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Charges.

SECTION 6.2 Stamp and Other Taxes. The Mortgagor shall pay any state, local or other documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Obligations or any instrument or transaction affecting or relating to either thereof and in default thereof the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 10.04 of the Credit Agreement.

SECTION 6.3 Certain Tax Law Changes. In the event of the passage after the date hereof of any Laws deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any taxes, and imposing any taxes, either directly or indirectly, on this Mortgage or any other Loan Document, the Mortgagor shall promptly pay to the Mortgagee such amount or amounts as may be necessary from time to time to pay any such taxes, assessments or other charges resulting therefrom; provided, that if any such payment or reimbursement shall be unlawful or taxable to the Mortgagee, or would constitute usury or render the indebtedness wholly or partially usurious under applicable Laws, the Mortgagor shall pay or reimburse the Mortgagee for payment of the lawful and non-usurious portion thereof. Notwithstanding the foregoing, nothing herein shall require the Mortgagor to pay Excluded Taxes.

SECTION 6.4 Proceeds of Tax Claim. In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall, to the extent permitted in accordance with applicable Laws, be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.

ARTICLE VII

CASUALTY EVENTS AND RESTORATION

SECTION 7.1 Casualty Event. If there shall occur any material Casualty Event (or, in the case of any material condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event are hereby assigned and shall be paid to the Mortgagee except as otherwise required or permitted under the Credit Agreement. The Net Cash Proceeds of each Casualty Event shall be applied, allocated and distributed in accordance with the provisions of Section 2.05(b) of the Credit Agreement and Section 10.1 of the Security Agreement. The Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1 Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action permitted under this Mortgage or otherwise available to it by law, statute, in equity or otherwise, take one or more of the following actions to the greatest extent permitted by applicable Laws:

(i) personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor relating thereto and, exclude the Mortgagor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise or (F) collect and receive all Rents.

(ii) with or without entry, personally or by its agents or attorneys, (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 8.2 or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or

(iii) take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Credit Agreement and the other Loan Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.

SECTION 8.2 Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale.

(i) If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Credit Agreement and realization on the Mortgaged Property and proceeds thereon through power of sale (if then available under applicable Laws) or to final judgment and execution thereof for the Obligations, and in furtherance thereof the Mortgagee may sell the Mortgaged Property at one or more sales, as an entirety or any number of individual parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law or statute or in equity. In connection with any such sale under power of sale permitted under applicable Laws, the Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple or otherwise, as appropriate, and an assignment or conveyance of all the Landlord’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney in fact of the Mortgagor to make any such recitals, sale, assignment and conveyance under power of sale if and to the extent permitted under applicable Laws, and all of the lawful acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed. The Mortgagor agrees that such recitals shall be binding and conclusive upon the Mortgagor, subject to applicable Laws, and that if permitted under applicable Law any assignment or conveyance to be made by the Mortgagee shall divest the Mortgagor of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property to the extent permitted under applicable Laws. The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity; subject, however, in all cases to applicable Laws. So long as the

Obligations, or any part thereof, remain unpaid, the Mortgagor agrees that possession of the Mortgaged Property by the Mortgagor, or any person claiming under the Mortgagor, after and during the continuance of an Event of Default, shall be as tenant, and, in case of a sale under power of sale if permitted under applicable Laws or upon foreclosure in accordance with applicable Laws and as provided in this Mortgage, the Mortgagor and any person in possession under the Mortgagor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the Laws applicable to tenants holding over. In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted (to the extent permitted under applicable Laws), or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect. One or more lawful exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.

(ii) The proceeds of any sale made under or by virtue of this Article VIII, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article VIII or otherwise, shall be applied in accordance with the provisions of Article X of the Security Agreement.

(iii) The Mortgagee (on behalf of any Secured Party or on its own behalf) or any Secured Party may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article VIII and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts owing to the Mortgagee, or such Secured Party in respect of the Obligations.

(iv) The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

SECTION 8.3 Additional Remedies in Case of an Event of Default.

(i) The Mortgagee shall, to the extent permitted under applicable Law, be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof and, to the extent permitted by applicable Laws, the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or absolute conveyance pursuant to, this Mortgage. In case of proceedings against the Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.

(ii) Until such time as this Mortgage shall terminate in accordance with the provisions of the first sentence of Section 11.6 hereof, any recovery of any judgment by the Mortgagee with respect to the Obligations and any levy of any execution under any judgment in favor of the Mortgagee upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

(iii) Any monies collected by the Mortgagee under this Section 8.3 shall be applied in accordance with the provisions of the Security Agreement.

SECTION 8.4 Legal Proceedings After an Event of Default.

(i) After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its voluntary appearance in such action, suit or proceeding.

(ii) Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Obligations or any part thereof to be due and payable, subject to the requirements of applicable Law, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Obligations or any portion thereof. The Mortgagor hereby consents to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to the Mortgagee.

(iii) The Mortgagor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any applicable Laws now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable Law, the Mortgagor hereby expressly (A) waives all benefit or advantage of any such Laws, (B) waives any and all rights to trial by jury in any action or proceeding related to the enforcement hereof, (C) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (D) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such Laws had been made or enacted. The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.

SECTION 8.5 Remedies Not Exclusive. No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity. Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE IX

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1 Security Agreement. To the extent the Mortgaged Property consists of UCC Collateral or items of personal property which are Fixtures under applicable Laws, this Mortgage shall also be construed as a security agreement under the UCC. The Mortgagor, in order to secure the due and punctual payment and performance of the Obligations, hereby grants to Mortgagee for its benefit and for the benefit of the Secured Parties, a security interest in and to such UCC Collateral and Fixtures (excluding therefrom Excluded Property). Upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to the UCC Collateral and Fixtures, to exercise all remedies hereunder or any other Loan Document or available under the UCC with respect thereto and all other remedies available under applicable law. Without limiting the foregoing, the UCC Collateral and Fixtures, may, at the Mortgagee’s option, (i) be sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold separately pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable Laws. The Mortgagee may require the Mortgagor to assemble the UCC Collateral and Fixtures, and make it available to the Mortgagee at a place to be designated by the Mortgagee. The Mortgagor acknowledges and agrees that a disposition of such collateral in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor prior notice of the time and place of any intended disposition not less than the greater of (x) such notice as may be required by any other Loan Document, (y) applicable Laws or (z) ten (10) days.

SECTION 9.2 Fixture Filing. To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures under applicable Laws, and to the extent permitted under applicable Laws, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the date of such recording as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such fixture filing, to wit:

Name and Address of the debtor:

The Mortgagor having the address described in the Preamble hereof.

The Mortgagor is a [                    ] organized under the laws of the State of [                    ] whose Organization Number is [                    ] [, and whose Taxpayer Identification Number is [                    ]][4].

Name and Address of the secured party: The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property. This instrument covers goods which are or are to become fixtures upon or related to the Land. The Mortgagor is the record owner of the Land.

In addition, the Mortgagor hereby authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located or where the Mortgagor is located/organized or any other applicable jurisdiction as may be required by applicable Laws in order to create, establish, preserve and protect the liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.

ARTICLE X

FURTHER ASSURANCES

SECTION 10.1 Recording Documentation To Assure Security. The Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating

[4]	To be included to the extent required by local law.

to any of the Mortgaged Property or to any property intended to be subject to the Lien hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future Laws and shall take such actions as Mortgagee shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the Liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein. The Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all reasonable expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.

SECTION 10.2 Further Acts. The Mortgagor shall take such further actions, and execute and/or deliver to the Mortgagee such instruments or documents as required pursuant to Sections 6.17 and 6.18 of the Credit Agreement. All of the foregoing shall be at the sole cost and expense of the Mortgagor.

SECTION 10.3 Additions to Mortgaged Property. To the extent and as provided in the Credit Agreement, all right, title and interest of the Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

SECTION 10.4 Additional Security. Without notice to or consent of the Mortgagor and without impairment of the Lien and rights created by this Mortgage, the Mortgagee may accept (but the Mortgagor shall not be obligated to furnish) from the Mortgagor or from any other person, additional security for the Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Covenants To Run with the Land; Joint and Several. All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and the Mortgagor’s interest therein and shall apply to, and bind the successors and assigns of, the Mortgagor. If there shall be more than one mortgagor with respect to the Mortgaged Property, all such Mortgagors’ covenants, warranties and undertakings hereunder shall be joint and several.

SECTION 11.2 No Merger. The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.

SECTION 11.3 Concerning Mortgagee.

(i) (a) The Mortgagee has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Mortgagee hereunder are subject to the provisions of the Credit Agreement. The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Credit Agreement. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this Mortgage. After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.

(ii) The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar property, instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Mortgaged Property.

(iii) The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

(iv) With respect to any of its rights and obligations as a Lender, the Mortgagee shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Mortgagee in its individual capacity as a Lender. The Mortgagee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Mortgagor or any Affiliate of the Mortgagor to the same extent as if the Mortgagee were not acting as Collateral Agent.

(v) To the extent that any portion of the Mortgaged Property also constitutes personal property collateral granted by the Mortgagor to the Mortgagee under the Security Agreement to secure the Obligations, the provisions of the Security Agreement shall control in the event of a conflict between any provision of this Mortgage applicable to such portion of the Mortgaged Property and the Security Agreement.

SECTION 11.4 Mortgagee May Perform; Mortgagee Appointed Attorney-in-Fact. If the Mortgagor shall fail to perform any covenants contained in this Mortgage (including, without limitation, the Mortgagor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder or under the Credit Agreement, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Mortgagor under any Mortgaged Property) or if any representation or warranty on the part of the Mortgagor contained herein shall be breached, the Mortgagee may (but shall not be obligated to), do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which the Mortgagor fails to pay or perform as and when required hereby and which the Mortgagor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Mortgagee shall be paid by the Mortgagor in accordance with the provisions of Section 10.04 of the Credit Agreement and repayment shall be secured by this Mortgage. Neither the provisions of this Section 11.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 11.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of any representation or warranty contained in this Mortgage from constituting an Event of Default. The Mortgagor hereby appoints the Mortgagee its attorney-in-fact, with full power and authority in the place and stead of the Mortgagor and in the name of the Mortgagor, or otherwise, from time to time in the Mortgagee’s discretion to take any action and to execute any instrument consistent with the terms hereof and the other Loan Documents which the Mortgagee may deem necessary or advisable to accomplish the purposes hereof (but the Mortgagee shall not be obligated to and shall have no liability to the Mortgagor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Mortgage. The Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.5 Continuing Security Interest; Assignment. This Mortgage shall create a continuing Lien on and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its successors and assigns and (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee for the benefit of the Secured Parties and each of their respective successors, transferees and assigns. No other persons (including, without limitation, any other creditor of any Loan Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise, subject, however, to the provisions of the Credit Agreement. The Mortgagor agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of the Mortgagor or otherwise.

SECTION 11.6 Termination; Release. When all the Obligations have been paid in full (other than (A) contingent indemnification obligations that are not yet due and payable and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Foreign Line of Credit Agreements, Secured Franchisee Loan Facility Guaranties and Secured Hedge Agreements) and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate. Upon termination of this Mortgage the Mortgaged Property shall be released from the Lien and security interest of this Mortgage. Upon such release or any release of the Mortgaged Property or any portion thereof in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, assign, transfer and deliver to the Mortgagor, against receipt and without recourse to or warranty by the Mortgagee, such of the Mortgaged Property to be released (in the case of a release) as may be in possession of the Mortgagee and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Mortgaged Property, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Mortgaged Property, as the case may be. The Mortgagee is hereby expressly authorized to, and agrees upon request of the Borrower it will, release or, in the case of Section 9.10 of the Credit Agreement, subordinate any Mortgaged Property in accordance with the terms of the Loan Documents and Section 9.10 of the Credit Agreement.

SECTION 11.7 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Credit Agreement and unless in writing and signed by the Mortgagee. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Mortgage or any other Loan Document, no notice to or demand on the Mortgagor in any case shall entitle the Mortgagor to any other or further notice or demand in similar or other circumstances.

SECTION 11.8 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to the Mortgagor, addressed to it at the address of the Borrower set forth in the Credit Agreement and if to the Mortgagee, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.8.

SECTION 11.9 GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY MORTGAGOR REFUSES TO ACCEPT SERVICE, MORTGAGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF MORTGAGEE TO BRING PROCEEDINGS AGAINST MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION. THE MORTGAGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MORTGAGE OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 11.10 Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.11 Relationship. The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and mortgagee.

SECTION 11.12 No Credit for Payment of Taxes or Impositions. The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Charge on the Mortgaged Property or any part thereof.

SECTION 11.13 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.14 Mortgagee’s Right To Sever Indebtedness.

(i) The Mortgagor acknowledges that (A) the Mortgaged Property does not constitute the sole source of security for the payment and performance of the Obligations and that the Obligations are also secured by property of the Mortgagor and its Affiliates in other jurisdictions (all such property, collectively, the “Collateral”), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement and (C) the Mortgagor intends that the Mortgagee have the same rights with respect to the Mortgaged Property, in foreclosure or otherwise, that the Mortgagee would have had if each item of Collateral had been secured, mortgaged or pledged pursuant to a separate credit agreement, mortgage or security instrument. In furtherance of such intent, the Mortgagor agrees that the Mortgagee may at any time by notice (an “Allocation Notice”) to the Mortgagor allocate a portion (the “Allocated Indebtedness”) of the Obligations to the Mortgaged Property and sever from the remaining Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to the Mortgaged Property, the Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of the Mortgagor unrelated to the other transactions contemplated by the Credit Agreement, any other Loan Document or any document related to any thereof. To the extent that the proceeds on any foreclosure of the Mortgaged Property shall exceed the Allocated Indebtedness, such proceeds shall belong to the Mortgagor and shall not be available hereunder to satisfy any Obligations of the Mortgagor other than the Allocated Indebtedness. In any action or proceeding to foreclose the Lien hereof or in connection with any power of sale, foreclosure or other remedy exercised under this Mortgage commenced after the giving by the Mortgagee of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Obligations hereby secured, and the Mortgagor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this Section 11.14, the proceeds received by the Mortgagee pursuant to this Mortgage shall be applied by the Mortgagee in accordance with the provisions of Section 8.2(ii) hereof.

(ii) The Mortgagor hereby waives to the greatest extent permitted under applicable Law the right to a discharge of any of the Obligations under any Laws now or hereafter in effect which provides that foreclosure of the Lien hereof or other remedy exercised under this Mortgage constitutes the exclusive means for satisfaction of the Obligations or which makes unavailable a deficiency judgment or any subsequent remedy because the Mortgagee elected to proceed with a power of sale foreclosure or such other remedy or because of any failure by the Mortgagee to comply with laws that prescribe conditions to the entitlement to a deficiency judgment. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that the Mortgagee is not entitled to a deficiency judgment, the Mortgagor shall not (A) introduce in any other jurisdiction such judgment as a defense to enforcement against the Mortgagor of any remedy in the Credit Agreement or any other Loan Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered.

(iii) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 11.14, including, without limitation, any amendment to this Mortgage, any substitute promissory note or affidavit or certificate of any kind, Mortgagor agrees to execute all such amendments, notes, affidavits or certificates reasonably requested by Mortgagee and Mortgagor hereby appoints Mortgagee as its true and lawful attorneys-in-fact to, following and during the continuance of an Event of Default, execute, deliver or record such amendments, notes, affidavits or certificates in the name and on behalf of Mortgagor. Such power of attorney is coupled with an interest and is irrevocable.

(iv) Notwithstanding anything set forth herein to the contrary, the provisions of this Section 11.14 shall be effective only to the maximum extent permitted by applicable Laws.

SECTION 11.15 Execution in Counterparts. Any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

SECTION 11.16 Business Days. In the event any time period or any date provided in this Mortgage ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

ARTICLE XII

LEASES

SECTION 12.1 Mortgagor’s Affirmative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall:

(i) observe and perform in all material respects (after any required notice, and prior to the expiration of any permitted grace period or both)all the obligations imposed upon the Landlord under such Lease except where failure to do so would reasonably be expected to result in a Material Adverse Effect;

(ii) promptly send copies to the Mortgagee of all material notices of default which the Mortgagor shall send or receive thereunder; and

(iii) use commercially reasonable efforts to enforce all of the material terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed except where failure to do so would reasonably be expected to result in a Material Adverse Effect.

SECTION 12.2 Mortgagor’s Negative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall not, without the prior written consent of the Mortgagee:

(i) receive or collect, or permit the receipt or collection of, any Rent under such Lease more than three (3) months in advance of the respective period in respect of which such Rent is to accrue, except:

(A) in connection with the execution and delivery of such Lease (or of any amendment to such Lease), Rent thereunder may be collected and received in advance in an amount not in excess of the greater of Forty Thousand Dollars ($40,000.00) or three (3) months Rent unless otherwise permitted under any Lease in existence on the date of this Mortgage;

(B) the amount held by Landlord as a security deposit thereunder; and

(C) any amount received and collected for escalation and other charges in accordance with the terms of such Lease;

(ii) assign, transfer or hypothecate (other than to the Mortgagee hereunder) any Rent under such Lease whether then due or to accrue in the future or the interest of the Mortgagor as Landlord under such Lease;

(iii) enter into any amendment or modification of any Lease if the same would not be permitted pursuant to the Credit Agreement or would reasonably be expected to result in a Material Adverse Effect;

(iv) terminate (whether by exercising any contractual right of the Mortgagor to recapture leased space or otherwise) or permit the termination of such Lease or accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or accept assignment of such Lease to the Mortgagor unless the same would not reasonably be expected to result in a Material Adverse Effect or;

(v) waive, excuse, condone or in any manner discharge or release any Tenants of or from the obligations of such Tenants under their respective Leases or guarantors of Tenants from obligations under any guarantees of the Leases unless the same would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE XIII

LOCAL LAW PROVISIONS

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IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered under seal the day and year first above written.

[ ]

By:
Name:
Title:

[local counsel to confirm signature requirements]

ACKNOWLEDGMENT

State of	)
	)	ss.:
County of	)

[Local counsel to provide appropriate acknowledgment]

[Property, State]

S-1

Schedule A — Legal Description

Legal Description of premises commonly known as [COMMON NAME, IF ANY] and located at [INSERT ADDRESS]:

[to come from title policy]

Schedule B

Each of the liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked [Pro Forma Policy} issued by [Title Insurance Company], dated as of the date hereof and delivered to Mortgagee on the date hereof, bearing [Title Insurance Company] reference number [Title Number] relating to the real property described in Schedule A attached hereto and all Liens, encumbrances and other matters affecting the Mortgaged Property permitted by Section 7.01 of the Credit Agreement.